                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

                         [ ] Preliminary Proxy Statement
        [ ] Confidential, for Use of the Commission Only (as permitted by
                                Rule 14a-6(e)(2))
                         [X] Definitive Proxy Statement
                       [ ] Definitive Additional Materials
         [ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                          SPECIAL DEVICES, INCORPORATED
                (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant):

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share

2)  Aggregate number of securities to which transaction applies: 6,279,382

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $34.00

4)  Proposed maximum aggregate value of transaction: $213,498,988

5)  Total fee paid: $42,699.80

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

                          SPECIAL DEVICES, INCORPORATED
                        16830 West Placerita Canyon Road
                            Newhall, California 91321
                                 (805) 259-0753


Dear Special Devices Stockholders:

        We previously sent you a proxy statement, dated August 17, 1998 (the "August Proxy Statement") and a supplement to the August Proxy Statement, dated September 11, 1998 (the "Proxy Supplement"), in connection with a Special Meeting of Stockholders held on September 23, 1998 (the "September Special Meeting"). At the September Special Meeting, over 80% of the stockholders of SDI voted to approve the transactions contemplated by the Agreement and Plan of Merger between Special Devices, Incorporated ("SDI") and SDI Acquisition Corp. ("Acquisition"), dated as of June 19, 1998 and amended and restated as of August 17, 1998 (the "August Merger Agreement").

        As a result of developments since the time of the September Special Meeting, we are providing you with the attached Proxy Statement, which includes information about a new Special Meeting of Stockholders to be held to allow stockholders of SDI to consider and vote upon the adoption of an amendment to the August Merger Agreement pursuant to Amendment No. 1 ("Amendment No. 1"), dated as of October 27, 1998 (the August Merger Agreement, as amended by Amendment No. 1, the "Amended Merger Agreement"). The Amended Merger Agreement provides for the acquisition of SDI by Acquisition, a newly-formed company organized by J.F. Lehman & Company, Inc. In the amended acquisition, you will receive $34.00 in cash for each share of SDI's Common Stock rather than the $37.00 which was contemplated in the earlier transaction.

        You are cordially invited to attend the Special Meeting of Stockholders of SDI (the "Special Meeting") to be held at SDI's offices located at 16830 West Placerita Canyon Road, Newhall, California 91321, on December 10, 1998 at 10:00 a.m., local time.

        Amendment No. 1 has been unanimously approved by your Board of Directors, acting on the unanimous recommendation of an independent Special Committee of the Board and based on an opinion by its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation.

        The Special Committee and the full Board of Directors have concluded that the proposed acquisition and the Amended Merger Agreement are in the best interests of SDI's stockholders, and, therefore, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF ADOPTING AMENDMENT NO. 1.

        The attached notice of meeting and Proxy Statement explain the proposed acquisition and provide specific information concerning the Special Meeting. Please read these materials carefully.

        Whether or not you plan to attend the Special Meeting, we urge you to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the meeting. The acquisition is an important step for SDI and its stockholders. THE ACQUISITION CANNOT BE COMPLETED UNLESS SDI'S STOCKHOLDERS ADOPT AMENDMENT NO. 1.

        On behalf of the Board of Directors, we thank you for your support and urge you to vote FOR adoption of Amendment No. 1.

                                           Sincerely,

                                           Thomas F. Treinen
                                           Chairman of the Board of Directors

                          SPECIAL DEVICES, INCORPORATED
                        16830 West Placerita Canyon Road
                            Newhall, California 91321
                                 (805) 259-0753


To the Stockholders:

        Notice is hereby given that a Special Meeting (the "Special Meeting") of Stockholders of Special Devices, Incorporated ("SDI") will be held at SDI's offices located at 16830 West Placerita Canyon Road, Newhall, California 91321, on December 10, 1998 at 10:00 a.m., local time, for the following purposes:

        1. To consider and act upon a proposal to adopt an amendment to the Agreement and Plan of Merger dated as of June 19, 1998 and amended and restated as of August 17, 1998 (the "August Merger Agreement") pursuant to Amendment No. 1 ("Amendment No. 1"), dated as of October 27, 1998 (the August Merger Agreement, as amended by Amendment No. 1, the "Amended Merger Agreement"), to change the cash consideration from $37.00 per share to $34.00 per share. Pursuant to the Amended Merger Agreement, SDI Acquisition Corp. ("Acquisition"), a newly-formed company organized by J.F. Lehman & Company, Inc., will be merged with and into SDI (the "Merger"). If Amendment No. 1 is adopted by stockholders and the other conditions to the Merger are satisfied or waived, each stockholder of SDI will become entitled to receive $34.00 in cash for each outstanding share of SDI's Common Stock owned immediately prior to the effective time of the Merger (other than certain stockholders who will continue to hold 1,530,419 shares of SDI and will receive $34.00 per share for the balance of their shares and other than stockholders who are entitled to and have perfected their appraisal rights). A copy of Amendment No. 1 is attached as Appendix A to and is described in the accompanying Proxy Statement.

        2. To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof.

        The Board of Directors determined that only holders of SDI's Common Stock of record at the close of business on October 15, 1998, will be entitled to notice of, and to vote at, the Special Meeting or any adjournment or adjournments thereof.

                                           By Order of the Board of Directors,

                                           Thomas F. Treinen
                                           Chairman of the Board of Directors

                          SPECIAL DEVICES, INCORPORATED
                        16830 West Placerita Canyon Road
                            Newhall, California 91321
                                 (805) 259-0753


                                 PROXY STATEMENT


                                  INTRODUCTION

        This Proxy Statement is being furnished to the stockholders of Special Devices, Incorporated, a Delaware corporation ("SDI" or the "Company"), in connection with the solicitation by its Board of Directors (the "Board") of proxies to be used at a Special Meeting of Stockholders (the "Special Meeting") to be held on December 10, 1998, at 10:00 a.m. (local time) at SDI's offices located at 16830 West Placerita Canyon Road, Newhall, California 91321, and at any adjournment or adjournments thereof. This Proxy Statement, the Notice of Special Meeting of Stockholders and the enclosed form of Proxy are first being mailed to stockholders of SDI on or about November 11, 1998.

        The Special Meeting has been called to consider and vote on a proposal to adopt an amendment to the Agreement and Plan of Merger, dated as of June 19, 1998 and amended and restated as of August 17, 1998 (the "August Merger Agreement"), pursuant to Amendment No. 1 ("Amendment No. 1"), dated as of October 27, 1998 (the August Merger Agreement, as amended by Amendment No. 1, the "Amended Merger Agreement"). Pursuant to the Amended Merger Agreement, SDI Acquisition Corp. ("Acquisition"), a newly-formed Delaware corporation organized by J.F. Lehman & Company, Inc., a Delaware corporation ("JFLC"), will be merged with and into SDI (the "Merger"), and each outstanding share of the common stock, par value $0.01 per share, of SDI (the "Common Stock") will be canceled and converted automatically into the right to receive $34.00 in cash (the "Merger Consideration"), payable to the holder thereof, without interest, other than certain of the shares (the "Continuing Shares") held by Walter Neubauer and Thomas F. Treinen (the "Continuing Stockholders") which shall remain outstanding (currently representing approximately 19.6% of the outstanding Common Stock) and other than shares held by any stockholders who are entitled to and who have perfected their appraisal rights. Amendment No. 1 is attached to this Proxy Statement as Appendix A.

        Consummating the Merger is subject to a number of conditions. Accordingly even if stockholders adopt Amendment No. 1, there can be no assurance that the Merger will be consummated.


        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                                TABLE OF CONTENTS

                                                                                   PAGE NO.
                                                                                   --------

SUMMARY.....................................................................         1
     Date, Time and Place of the Special Meeting............................         1
     Purpose of the Special Meeting.........................................         1
     Record Date and Quorum.................................................         1
     Vote Required..........................................................         2
     The Proposal...........................................................         2
     Background of Amendment No. 1..........................................         2
     The Special Committee's and Board's Recommendation.....................         3
     Opinions of Investment Bankers.........................................         3
     Conflicts of Interest..................................................         3
     Certain Effects of the Merger..........................................         4
     Termination of the Amended Merger Agreement............................         5
     Financing of the Merger................................................         5
     Market Prices for Common Stock and Dividends...........................         5
     Unaudited Results for the First Three Quarters of 1998.................         5
     Summary Information in the August Proxy Statement......................         6
TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING..............................         7
RECORD DATE AND VOTING OF COMMON STOCK......................................         7
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.............................         8
THE MERGER..................................................................         8
     Background of Amendment No. 1..........................................         8
     Recommendation of the Special Committee and the Board of Directors.....        10
     Opinion of Financial Advisor to the Company............................        11
     Interests of Certain Persons in the Merger.............................        15
     Revised Projections....................................................        16
     The Amended Merger Agreement...........................................        17
     Litigation.............................................................        19
SELECTED FINANCIAL DATA FOR SPECIAL DEVICES
   INCORPORATED.............................................................        19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................................        20
MARKET PRICE AND DIVIDEND INFORMATION.......................................        25
INDEPENDENT PUBLIC ACCOUNTANTS..............................................        26
INFORMATION IN THE AUGUST PROXY STATEMENT...................................        26
WHERE YOU CAN FIND ADDITIONAL INFORMATION...................................        26
OTHER BUSINESS..............................................................        28

APPENDICES:

     Appendix A -- Amendment No. 1, dated as of October 27, 1998, to the
                   Agreement and Plan of Merger dated as of June 19, 1998 and amended and restated as of August 17, 1998

     Appendix B -- August Proxy Statement dated August 17, 1998

     Appendix C -- Supplement, dated September 11, 1998, to the August Proxy
                   Statement

     Appendix D -- Opinion of Donaldson, Lufkin & Jenrette Securities
                   Corporation, dated October 27, 1998

     Appendix E -- Letter Agreement, dated as of October 19, 1998

--------------------------------------------------------------------------------

                                     SUMMARY

        The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this Summary is qualified in its entirely by, the more detailed information contained elsewhere in this Proxy Statement and in the Appendices hereto. Stockholders are urged to read this Proxy Statement and its Appendices in their entirety before voting.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

        A Special Meeting of Stockholders (the "Special Meeting") of Special Devices, Incorporated (the "Company" or "SDI") will be held on December 10, 1998, at 10:00 a.m., local time, at SDI's offices located at 16830 West Placerita Canyon Road, Newhall, California 91321.

PURPOSE OF THE SPECIAL MEETING

        At the Special Meeting, the stockholders will consider and vote on a proposal to adopt an amendment to the Agreement and Plan of Merger, dated as of June 19, 1998 and amended and restated as of August 17, 1998 (the "August Merger Agreement"), pursuant to Amendment No. 1 ("Amendment No. 1"), dated as of October 27, 1998 (the August Merger Agreement, as amended by Amendment No. 1, the "Amended Merger Agreement"). Pursuant to the Amended Merger Agreement, SDI Acquisition Corp. ("Acquisition"), a newly-formed Delaware corporation organized by J.F. Lehman & Company, Inc., a Delaware corporation ("JFLC"), will be merged with and into SDI (the "Merger"), and each outstanding share of Common Stock will be converted automatically into the right to receive $34.00 in cash payable to the holders thereof, without interest (the "Merger Consideration"), other than certain of the shares (the "Continuing Shares") held by Walter Neubauer (1,096,522 shares) and Thomas F. Treinen (433,897 shares) (the "Continuing Stockholders") which shall remain outstanding and other than shares held by stockholders who are entitled to and who have perfected their appraisal rights. See "The Merger."

        Amendment No. 1 is attached to this Proxy Statement as Appendix A. The Company's proxy statement dated August 17, 1998 (the "August Proxy Statement") is attached hereto as Appendix B. The August Merger Agreement is attached to the August Proxy Statement.

RECORD DATE AND QUORUM

        The Board of Directors of the Company (the "Board") has fixed the close of business on October 15, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or adjournments thereof. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. At the Record Date, there were 7,809,801 shares of Common Stock outstanding. The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. See "Record Date and Voting of Common Stock."


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

VOTE REQUIRED

        The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting pursuant to Delaware law is required to adopt Amendment No. 1. Thus, a failure to vote or a vote to abstain will have the same legal effect as a vote cast against adoption. In addition, brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners. See "Record Date and Voting of Common Stock."

THE PROPOSAL

        The Amended Merger Agreement provides that, subject to satisfaction of certain conditions, Acquisition will be merged into SDI, and that following the Merger, the separate existence of Acquisition will cease and SDI will continue as the surviving corporation (the "Surviving Corporation"). At the Effective Date (as defined in the August Proxy Statement) of the Merger and subject to the conditions and procedures set forth in the Amended Merger Agreement, each share of issued and outstanding Common Stock (other than the Continuing Shares and shares as to which statutory appraisal rights are properly perfected and not withdrawn) will, by virtue of the Merger, be converted into the right to receive $34.00 in cash, without interest. See "The Merger."

BACKGROUND OF AMENDMENT NO. 1

        At a special meeting held on September 23, 1998 (the "September Special Meeting"), the stockholders of SDI approved the merger of Acquisition into SDI by a vote of over 80% of the outstanding shares, whereby each outstanding share of SDI Common Stock would be converted into the right to receive $37.00 in cash. That approval occurred during a period of extreme stock and credit market disruptions and business turmoil on a scale which is unprecedented in the recent past. In addition, SDI began to refine its projections based on actual shipments through September 27, 1998.

        On September 29, 1998, JFLC advised the Board that recent events made it extremely problematic as to whether the transactions contemplated by the August Merger Agreement, as approved by the stockholders of SDI at the September Special Meeting, could be completed in accordance with its terms. During the period from September 29, 1998 through October 27, 1998, representatives of Donaldson, Lufkin & Jenrette Securities Corporation, financial advisors to SDI ("DLJ"), Gibson, Dunn & Crutcher LLP, counsel to SDI ("Gibson, Dunn & Crutcher"), and JFLC had various discussions and negotiations concerning the alternatives available to the parties to the proposed transaction, and DLJ and Gibson, Dunn & Crutcher reported to the Special Committee of the Board (the "Special Committee") and the Board at meetings held on October 1, 1998, October 8, 1998, October 12, 1998 and October 27, 1998.

        These discussions and negotiations resulted in the Board unanimously approving Amendment No. 1 at a meeting held on October 27, 1998. For a more complete discussion of the background of Amendment No. 1, see "The Merger--Background of Amendment No. 1."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

THE SPECIAL COMMITTEE'S AND BOARD'S RECOMMENDATION

        The Board unanimously determined that the proposed Amendment No. 1 is the best available alternative and is fair to, and in the best interest of, SDI's stockholders and recommends that the stockholders vote to adopt Amendment No. 1. In reaching these conclusions, the Special Committee and the Board were influenced by numerous factors, including, among others, the market conditions existing at the current time, the analysis presented by DLJ, the time, costs and uncertainty of litigation and the terms of Amendment No. 1.

        For a more complete discussion of the factors considered by the Special Committee and the Board, see "The Special Committee's and the Board's Recommendation."

OPINIONS OF INVESTMENT BANKERS

        SDI retained DLJ to act as its financial advisor to review any proposed business combination and render its opinion to the Board. DLJ provided an opinion dated October 27, 1998 to the Board that, as of that date, and subject to the assumptions, limitations and qualifications set forth in such opinion, the Merger Consideration to be received by the holders of Common Stock other than the Continuing Stockholders pursuant to the Amended Merger Agreement is fair to such stockholders from a financial point of view. The full text of the written opinion of DLJ, which sets forth a description of assumptions made, matters considered and limitations on the review undertaken by DLJ, is attached as Appendix D to this Proxy Statement. Stockholders are urged to read such opinion carefully in its entirety. See "The Merger--Opinion of the Financial Advisor to the Company."

CONFLICTS OF INTEREST

        In considering the recommendation of the Board with respect to the Merger, stockholders should be aware that certain officers and directors of SDI have interests in connection with the Merger which may present them with actual or potential conflicts of interest. These interests include those described below and those described in the August Proxy Statement, attached hereto as Appendix B.

        Continuing Stockholders. Certain of the shares of Common Stock held by Walter Neubauer (1,096,522 shares) and Thomas F. Treinen (433,897 shares) will not be converted in the Merger but will remain outstanding as shares of common stock of the Surviving Corporation. Of the total number of shares held by the Continuing Stockholders, 367,647 of the shares held by each of Messrs. Treinen and Neubauer (the "Additional Rollover Shares") will be subject to certain terms and restrictions pursuant to a letter agreement, dated as of October 19, 1998, by and among Messrs. Treinen and Neubauer, JFLC, SDI and Acquisition (the "Rollover Agreement"), attached hereto as Appendix E. Pursuant to the Rollover Agreement, the Additional Rollover Shares will, for a period of four years following the Effective Date, be subject to (i) an irrevocable proxy in favor of JFLC and (ii) a call right in favor of JFLC at a price of (a) $34.00 per share, plus (b) $2.04 per share for each full six-month period elapsed since the Effective Date.

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                                       3

--------------------------------------------------------------------------------

        The Continuing Stockholders will continue to have an equity interest in the Surviving Corporation that will not be available to other stockholders. On a fully diluted basis, after giving effect to the exercise of all stock options, Walter Neubauer will own approximately 28.8% and Thomas F. Treinen will own approximately 11.4% of the Surviving Corporation; however, approximately 33.5% of Mr. Neubauer's shares and 84.7% of Mr. Treinen's shares will be subject to an irrevocable proxy and a call provision, both in favor of JFLC, pursuant to the Rollover Agreement, described above. Thomas F. Treinen is President and Chief Executive Officer of SDI. Walter Neubauer is neither an officer nor a director nor an affiliate (as such term is defined in the Exchange Act) of SDI; he did not participate on behalf of SDI in the negotiations relating to the Merger.

        Certain Stock Options. Stock options currently held by certain employees (John M. Cuthbert - 50,000 shares; Jack B. Watson - 21,325 shares; Robert S. Ritchie - 7,500 shares; Thomas J. Treinen - 7,500 shares; John Vinke - 7,500 shares; Mary Lou Graham - 4,000 shares; and Samuel Levin - 3,750 shares) will continue in the Surviving Corporation and vest and be exercisable in accordance with the terms of the stock option agreements currently in effect with respect to such options. Therefore, these employees will continue to have an equity interest in the Surviving Corporation that will not be available to other stockholders. On a fully diluted basis, after giving effect to the exercise of all stock options, John M. Cuthbert will have the right to acquire through options approximately 1.3% of the common stock of the Surviving Corporation, and Jack B. Watson, Robert S. Ritchie, Thomas J. Treinen, John Vinke, Mary Lou Graham and Samuel Levin will each, through options, have the right to acquire less than 1% of the common stock of the Surviving Corporation on a fully diluted basis.

        For a more complete discussion of the interests of certain persons in the Merger, see "The Merger--Interests of Certain Persons in the Merger."

CERTAIN EFFECTS OF THE MERGER

        As a result of the Merger, the entire equity interest in SDI will be owned by affiliates of JFLC and the Continuing Stockholders. Stockholders other than the Continuing Stockholders will no longer have any interest in, and will not be stockholders of, SDI, and therefore will not participate in its future earnings and growth; however pursuant to the Rollover Agreement, the Additional Rollover Shares held by Messrs. Treinen and Neubauer will, for a period of four years following the Effective Date, be subject to (i) an irrevocable proxy in favor of JFLC and (ii) a call right in favor of JFLC at a price of (a) $34.00 per share, plus (b) $2.04 per share for each full six-month period elapsed since the Effective Date. Instead, each such holder of Common Stock will have the right to receive $34.00 in cash, without interest, for each share held (other than shares in respect of which appraisal rights have been perfected). Although an equity investment in SDI following the Merger involves substantial risk resulting from the limited liquidity of any such investment and the high debt-to-equity ratio and consequent substantial fixed charges that will apply to SDI after the Merger, if SDI's projections are realized, the value of such an equity investment would be considerably greater than the original cost thereof. Further, even if the projections are not met, the investors in SDI may earn a substantial return on their investment. In addition, the Common Stock will no longer be traded on the Nasdaq National Market, price quotations will no longer be available and the registration of the Common Stock under the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. See "Certain Effects of the Merger."

TERMINATION OF THE AMENDED MERGER AGREEMENT

        Either SDI or Acquisition may terminate the Amended Merger Agreement if
(i) they mutually consent in writing; (ii) a final order shall have been issued prohibiting the Merger; or (iii) the Merger has not been consummated by the second business day after SDI's stockholders have approved Amendment No. 1. See "The Merger--Termination of the Amended Merger Agreement."

FINANCING OF THE MERGER

        It is estimated that approximately $293.4 million will be required to consummate the Merger and provide current and future working capital for SDI. This sum will be provided by (i) affiliates of JFLC ($74.0 million), (ii) a senior credit facility ($108.1 million), (iii) a senior subordinated bridge loan ($57.5 million), and (iv) rollover equity by the Continuing Stockholders ($53.8 million). See "The Amended Merger Agreement--Financing."

MARKET PRICES FOR COMMON STOCK AND DIVIDENDS

        On October 26, 1998, the last trading day before the Board's approval of Amendment No. 1, the closing price for the Common Stock was $26.88. The high and low closing prices for the Common Stock for the fiscal fourth quarter (through November 5, 1998) were $36.25 and $25.00, respectively.

        See "Summary--Market Prices for Common Stock and Dividends" in the August Proxy Statement attached hereto as Appendix B for further historical trading and dividend information.

UNAUDITED RESULTS FOR THE FIRST THREE QUARTERS OF 1998

        SDI announced that net sales for the third quarter of 1998 (three months ended August 2, 1998) were $43,399,898 as compared with $36,970,324 for the third quarter of 1997 (three months ended August 3, 1997); net sales for the nine months ended August 2, 1998 were $129,246,332 as compared with $97,299,664 for the nine months ended August 3, 1997. Income (loss) from operations was $7,305,464 for the third quarter of 1998 as compared with $4,546,944 for the third quarter of 1997; income (loss) from operations was $19,795,277 for the nine months ended August 2, 1998 as compared with $11,547,440 for the nine months ended August 3, 1997. Net income (loss) was $4,393,975 for the third quarter of 1998 as compared with $2,795,432 for the third quarter of 1997; net income (loss) was $11,828,827 for the nine months ended August 2, 1998 as compared with $7,171,747 for the nine months ended August 3, 1997. Net income
(loss) per share was $0.56 for the third quarter of 1998 as compared with $0.36 for the third quarter of 1997; net income (loss) per share was $1.46 for the nine months ended August 2, 1998 as compared with $0.94 for the nine months ended August 3, 1997. The weighted average shares outstanding was 8,156,109 for the third quarter 1998 as compared with 7,760,565 for the third quarter 1997; the weighted average shares outstanding was 8,091,403 for the nine months ended August 2, 1998 as compared with 7,741,942 for the nine months ended
August 3, 1997.

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
--------------------------------------------------------------------------------

SUMMARY INFORMATION IN THE AUGUST PROXY STATEMENT

        For each of the headings below, see the corresponding summary information in the August Proxy Statement attached hereto as Appendix B:

                Parties to the Merger Transaction

                Effective Date of the Merger; Payment for Shares

                Conditions to the Merger

                Termination Fee and Payment of Expenses

                The Guaranty Agreement

                Federal Income Tax Consequences

                Accounting Treatment

                Rights of Dissenting Stockholders

                Summary of Selected Consolidated Financial Data.













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





                 TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING

        This Proxy Statement and the accompanying proxy card are solicited by the Board. These proxies will be used at the Special Meeting to be held at 10:00 a.m. local time, on December 10, 1998 at SDI's offices located at 16830 West Placerita Canyon Road, Newhall, California 91321, and at any and all adjournments thereof. The purpose of the Special Meeting is to consider and vote on a proposal to adopt Amendment No. 1, pursuant to which the August Merger Agreement previously approved by the Board and the stockholders will be amended. Pursuant to the Amended Merger Agreement, Acquisition will be merged into SDI with SDI continuing as the Surviving Corporation. The Board has approved Amendment No. 1. THE BOARD UNANIMOUSLY RECOMMENDS THAT SDI STOCKHOLDERS VOTE FOR ADOPTION OF THE AMENDMENT NO. 1.

                     RECORD DATE AND VOTING OF COMMON STOCK

        Stockholders of record at the close of business on October 15, 1998 (the "Record Date") will be entitled to vote at the Special Meeting. On the Record Date, there were outstanding 7,809,801 shares of Common Stock which were held by approximately 126 stockholders of record. The presence, in person or by proxy, of the holders of shares representing at least 3,904,901 votes at the Special Meeting shall constitute a quorum.

        All shares represented by properly executed and unrevoked proxies will be voted at the Special Meeting. You may revoke your proxy before it is voted by executing another proxy at a later date, by notifying the secretary of SDI in writing of your revocation, or by attending the Special Meeting in person and voting in person.

        At the Special Meeting, the holders of Common Stock will vote on the proposal to adopt Amendment No. 1 (the "Proposal"). Holders of a majority of all the outstanding shares of Common Stock must vote in favor of Amendment No. 1 in order for the Proposal to be adopted. Votes withheld, abstentions and "broker non-votes" will not be counted as votes cast and will not be voted.

        If the enclosed proxy is duly executed and received in time for the Special Meeting, and if no contrary instructions are included on the proxy, it is the intention of the persons named as proxies to vote the shares of Common Stock represented thereby in favor of the Proposal to adopt Amendment No. 1, and in the discretion of the persons named as proxies, in connection with any other business that may properly come before the Special Meeting or any adjournment thereof.

        At this time, SDI knows of no other matters that may be presented for stockholder action at the Special Meeting. However, if any matters, other than approval of Amendment No. 1, should properly come before the Special Meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

        In the event that there are not sufficient votes to adopt the Proposal raised at the Special Meeting, it is expected that the Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by SDI.

        The delivery of this Proxy Statement shall not, under any circumstances, create any implication that the information contained herein is correct after the date hereof.


        THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL AND ADOPTION OF AMENDMENT NO. 1. THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK IS REQUIRED TO ADOPT AMENDMENT NO. 1.

        NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH SDI'S SOLICITATION OF PROXIES AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SDI OR ANY OTHER PERSON.


                 FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

        Some statements contained in this Proxy Statement regarding future financial performance and results and other statements that are not historical facts are forward-looking statements. The words "expect," "project," "estimate," "predict," "anticipate," "believes" and similar expressions are also intended to identify forward-looking statements. Such statements and SDI's results are subject to numerous risks, uncertainties and assumptions, including but not limited to: possible deficiencies in future liquidity levels, possible declines in market growth rates, dependence on key customers, possible failure of product development activities, the development of alternative technologies by competitors of SDI or its customers, price pressures and other competitive factors, volatility in the market for SDI's products, and legal proceedings. These risk factors are more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

                                   THE MERGER

BACKGROUND OF AMENDMENT NO. 1

        At the September Special Meeting, the stockholders of SDI approved the merger of Acquisition into SDI whereby each outstanding share of SDI Common Stock would be converted into the right to receive $37.00 in cash, by a vote of over 80% of the outstanding shares. That approval occurred during a period of extreme stock and credit market disruptions and business turmoil on a scale which is unprecedented in the recent past. In addition, SDI began to refine its projections based on actual shipments through September 27, 1998. On September 29, 1998, representatives of JFLC advised management of SDI and representatives of DLJ that these recent events made it extremely problematic as to whether the merger could be completed in accordance with the terms previously approved by SDI stockholders. JFLC stated that, in their opinion, some adjustment in the aggregate cash consideration might be necessary in order to complete the transaction.

        On October 1, 1998, the Special Committee of the Board of SDI met with Thomas F. Treinen and representatives of DLJ and Gibson, Dunn & Crutcher to explore the various alternatives available to SDI. The Special Committee was mindful of the extreme volatility in the market and considered various alternatives in light of the difficulties such market conditions imposed. Among the alternatives considered were SDI asserting its rights under the August Merger Agreement, changing the form of consideration to be received in the Merger, providing for different considerations to be received by different classes of stockholders and a possible amendment to reduce the price of the transaction. The Special Committee concluded that as of October 1, 1988, it did not have sufficient information upon which to base a decision and requested DLJ to communicate to JFLC that JFLC should make a specific proposal to the Board that contained specified information to enable the Board to determine its feasibility and its attractiveness compared to other available alternatives.

        On October 8, 1998, JFLC advised the Board that it would not complete a transaction with SDI at $37.00 per share but that it had obtained new commitments for financing a transaction at $34.00 per share and provided certain information to the Board concerning the financing and the timing and structure of the proposed amendment. Late in the day on October 8, 1998, the Special Committee met with Thomas F. Treinen and representatives of DLJ and Gibson, Dunn & Crutcher to discuss the JFLC proposal. The Special Committee concluded that pursuing a transaction at a price of $34.00 per share or higher represented a better alternative than asserting SDI's rights under the August Merger Agreement which would most likely result in litigation concerning damages. The Special Committee authorized and directed DLJ to negotiate with JFLC concerning an increase in the price of $34.00 per share and alternative structures involving unequal stockholders' amounts and differing consideration formulas. During October 9, 1998 and over the ensuing weekend, DLJ and Gibson, Dunn & Crutcher negotiated these matters with representatives of JFLC and their counsel.

        On October 12, 1998, the Special Committee of the Board met to consider a proposed amendment of the terms of the August Merger Agreement, providing primarily for a reduction in the cash consideration from $37.00 per share to $34.00 per share (the "Proposed Amendment No. 1") and the issuance of preferred stock to an outside investor as a component of the financing. At this meeting, DLJ discussed the financial aspects of Proposed Amendment No. 1 and stated it would be in a position to deliver its opinion that the consideration to be received by the stockholders of SDI other than the Continuing Stockholders pursuant to the August Merger Agreement, as amended by Proposed Amendment No. 1, is fair to such stockholders from a financial point of view upon receipt of the commitment letters described below. Gibson, Dunn & Crutcher also gave a summary of the proposed amendment and the negotiations leading up thereto. Thereafter the Special Committee voted to unanimously recommend to the Board that the proposed amendment be approved, subject to JFLC providing SDI with letters confirming that JFLC had binding commitments to finance the Merger pursuant to the August Merger Agreement, as amended by Proposed Amendment No. 1 (the "Commitment Letters"), including issuing the preferred stock. Thereafter the Board convened a special meeting at which the

Special Committee delivered its recommendation. After discussion, the Board unanimously approved Proposed Amendment No. 1, subject to JFLC providing the Commitment Letters.

        Following the October 12 Board meeting, JFLC continued to have discussions with the Board, Messrs. Treinen and Neubauer and representatives of DLJ and Gibson, Dunn & Crutcher, exploring alternative forms of consideration through the issuance of shares of different classes of capital stock. Over the weekend of October 17, 1998, JFLC discussed with SDI, Thomas F. Treinen and Walter Neubauer and their counsel, Jeffer, Mangels, Butler & Marmaro LLP, having Messrs. Treinen and Neubauer increase the number of their SDI shares to be rolled over in order to finance the transaction. Pursuant to such discussions, on October 19, 1998, Messrs. Treinen and Neubauer executed the Rollover Agreement, attached hereto as Appendix E, whereby Messrs. Treinen and Neubauer agreed to roll over an additional 367,647 shares each (the "Additional Rollover Shares"). Pursuant to the Rollover Agreement, the Additional Rollover Shares will, for a period of four years following the Effective Date, be subject to (i) an irrevocable proxy in favor of JFLC and (ii) a call right in favor of JFLC at a price of (a) $34.00 per share, plus (b) $2.04 per share for each full six-month period elapsed since the Effective Date. On October 26, 1998, JFLC provided SDI with the Commitment Letters to finance the Merger pursuant to the August Merger Agreement, as amended by Amendment No. 1.

        On October 27, 1998, the Board met to consider Amendment No. 1, the Final Commitments and the Additional Rollover Shares agreed to by Messrs. Treinen and Neubauer. At this meeting, Gibson, Dunn & Crutcher discussed the terms of Amendment No. 1 and the terms of the Rollover Agreement concerning the Additional Rollover Shares. In addition, at this meeting, DLJ discussed the Commitment Letters and current market conditions and delivered its oral opinion, subsequently confirmed in writing, that the consideration to be received by the stockholders of SDI other than the Continuing Stockholders pursuant to the Amended Merger Agreement is fair to such stockholders from a financial point of view. After extensive discussion, including discussion about the terms of Amendment No. 1, the Rollover Agreement, timing of the transaction and future uncertainties, the Board unanimously approved Amendment No. 1.

        For discussion of the background to the transactions contemplated under the August Merger Agreement, see "The Merger--Background of the Merger" in the August Proxy Statement attached hereto as Appendix B.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

        The Board, based on the recommendation of the Special Committee, unanimously determined that Amendment No. 1 is the best alternative available to the stockholders of SDI and is fair to and in the best interests of SDI's stockholders. The Board recommends that the stockholders vote to adopt the principal terms of Amendment No. 1 and the transactions contemplated by the Amended Merger Agreement. In reaching these conclusions, the Special Committee and the Board were influenced by the following factors:

        1. The extreme market disruptions taking place and the fact that many transactions similar to the one proposed to SDI's stockholders were either being renegotiated or abandoned;

        2. The fact that the cash merger price of $34.00 per share was determined by DLJ to be fair to the stockholders of SDI other than the Continuing Stockholders from a financial point of view;

        3. The fact that the NASDAQ composite index had decreased by 20.3% from June 19, 1998 through October 8, 1998 and the market for new issuances of corporate debt was also adversely impacted;

        4. The fact that it appeared very unlikely that in the current market conditions any other buyer could be found at a better price;

        5. The fact that, although Messrs. Treinen and Neubauer will retain additional equity through the Additional Rollover Shares, the return on that equity is, in effect, limited by JFLC's call right during the first four years to no more than 12% per annum and is subject to the ability of JFLC to finance the purchase, which may be dependent on the future performance of SDI;

        6. The fact that the guaranty (the "Guaranty") by J.F. Lehman Equity Investors I, L.P., a Delaware limited partnership and a JFLC affiliate ("JFLEI"), in connection with the August Merger Agreement was limited to $15,000,000 and litigation concerning a breach of the August Merger Agreement could be time consuming, expensive and uncertain of result; and

        7. The principal terms of the transaction, which included: (i) the fact that SDI still had the ability to respond to unsolicited alternative proposals to acquire SDI; (ii) the size of the breakup fee payable under the August Merger Agreement and a circumstance that it is not payable unless SDI enters into an acquisition transaction with another party within twelve months of the termination of the August Merger Agreement; and (iii) the fact that the Amendment No. 1 does not take effect until it is approved by a majority of SDI's outstanding shares and it does not operate as a waiver of any of SDI's rights under the August Merger Agreement.

        In approving the transaction, the Special Committee and the Board were also aware of the fact that the current market conditions could well be temporary and that in the future conditions will stabilize. If the transaction is approved, stockholders, other than the Continuing Stockholders, would no longer participate in the future growth and earnings of SDI. It was aware of the fact that the Common Stock of SDI could significantly increase in value if SDI's market for initiators were to continue to expand as it has in the past. However, taking into account the continuing pressure on unit sales prices experienced by SDI and the revised projections based upon an expectation of a slower world economic expansion and the continuing fact that SDI was a one-product, two-customer company which was faced with the prospect of finding a replacement for Mr. Treinen, the Board believed that a sale of SDI at a price of $34.00 per share represented the best alternative for stockholders of SDI at the present time.

OPINION OF FINANCIAL ADVISOR TO THE COMPANY

        In its role as financial advisor to SDI, DLJ rendered a fairness opinion dated June 19, 1998 (the "Original DLJ Opinion") and September 9, 1998 (the "First DLJ Updated Opinion").

The Board of Directors of SDI requested DLJ to provide an updated opinion as to the fairness from a financial point of view to stockholders other than the Continuing Stockholders of the consideration to be received by such stockholders pursuant to the Amended Merger Agreement. On October 27, 1998, DLJ delivered its written opinion (the "Second DLJ Updated Opinion") to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Merger Consideration to be received by the stockholders other than the Continuing Stockholders pursuant to the Amended Merger Agreement is fair to such stockholders from a financial point of view.

        A COPY OF THE SECOND DLJ UPDATED OPINION IS ATTACHED HERETO AS APPENDIX
D. STOCKHOLDERS ARE URGED TO READ THE SECOND DLJ UPDATED OPINION CAREFULLY IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, THE PROCEDURES FOLLOWED, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW MADE BY DLJ IN CONNECTION WITH SUCH SECOND UPDATED OPINION.

        The assumptions, limitations and qualifications contained in the Second DLJ Updated Opinion are substantially the same as those contained in the Original DLJ Opinion and the First DLJ Updated Opinion. However, pursuant to the Amended Merger Agreement, each share of Common Stock, other than the Continuing Shares and shares held by stockholders who are entitled to and who have perfected their dissenters' rights, will be converted into the right to receive a cash payment per share equal to $34.00. The Merger Consideration was determined in arm's-length negotiations between SDI and JFLC, in which negotiations DLJ advised SDI.

        In connection with the Second DLJ Updated Opinion, DLJ performed certain procedures to update certain analyses made in connection with the delivery of the Original DLJ Opinion and the First DLJ Updated Opinion and reviewed with the management of SDI the assumptions on which such analyses were based. Included in the information provided during discussions with SDI's management were certain revised financial projections of SDI prepared by the management of SDI. DLJ assumed that management's adjusted case projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of SDI as to the future operating and financial performance of SDI.

        The Second DLJ Updated Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm the Second DLJ Updated Opinion.

        The following is a summary of the presentation made by DLJ to the Board at its October 12, 1998 board meeting.

        Historical Stock Price Performance. To provide comparative market data, DLJ examined SDI's historical common stock performance. DLJ's analysis consisted of a historical analysis of closing prices and trading volumes from SDI's initial public offering on August 9, 1991 through October 9, 1998. DLJ also examined trading volumes at specified prices of SDI's common stock for the twelve months ended October 9, 1998. Since SDI's initial public offering on August 9, 1991, SDI's common stock reached a high of $38.00 per share and a low of $5.25 per share. On October 9, 1998, the closing price of the Company's common stock was $29.25 per share.

        Premium Analysis. DLJ reviewed publicly available information to determine the premiums paid in (i) 64 selected transactions in the automotive industry completed between January 1, 1995 and October 9, 1998 (the "Selected Automotive Transactions") and (ii) 72 selected mergers and acquisitions transactions involving manufacturing companies and ranging in size from $200 million to $400 million completed between January 1, 1996 and October 9, 1998 (the "Selected M&A Transactions"). For the Selected Automotive Transactions, DLJ reviewed the percentage premium in each transaction represented by the offer prices over the trading prices one week and one month prior to the announcement date of each respective transaction. The mean percentage amount by which the offer prices exceeded the closing stock prices one week and one month prior to the announcement date for the Selected Automotive Transactions was approximately 38.0% and 48.4%, respectively. For the Selected M&A Transactions, DLJ reviewed the percentage premium in each transaction represented by the offer prices over the trading prices one day, one week and one month prior to the announcement date of each respective transaction. The mean percentage amount by which the offer prices exceeded the closing stock prices one day, one week and one month prior to the announcement date for the Selected M&A Transactions was approximately 28.4%, 34.6% and 42.1%, respectively. The percentage amount by which the Merger Consideration exceeded the closing stock price of SDI's common stock one day, one week and one month prior to January 21, 1998, the date of the press release announcing that the Company had engaged DLJ to explore strategic alternatives, was approximately 25.3%, 34.3% and 20.4%, respectively. The percentage amount by which the Merger Consideration exceeded the closing stock price of SDI's common stock one day, one week and one month prior to June 22, 1998, the date of the announcement of the Merger, was approximately (2.5)%, 1.9% and 0.0%, respectively. The percentage by which the Merger Consideration exceeded the closing stock price of SDI's common stock one day, one week and one month prior to October 9, 1998 was 13.8%, 3.0% and (2.9)%, respectively.

        Comparison of Selected Publicly Traded Comparable Companies. DLJ analyzed SDI's operating performance relative to the Airbag Comparable Companies. DLJ compared certain market trading statistics for SDI with the Airbag Comparable Companies, including total enterprise value (defined as market value of common equity plus book value of total debt less cash and cash equivalents) (based on reported closing prices for the Airbag Comparable Companies on October 9, 1998) as a multiple of latest twelve months ("LTM") revenues, LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and LTM earnings before interest and taxes ("EBIT"), and price to earnings ratios ("P/E") based on LTM earnings per share ("EPS") and book value of common equity per share. As of October 9, 1998, this analysis resulted in (i) a range of 0.7x to 1.2x and a mean (excluding high and low) of 0.9x total enterprise value to LTM revenues compared to 1.6x for SDI's common stock based on the Merger Consideration, (ii) a range of 5.3x to 9.9x and a mean (excluding high and low) of 6.1x total enterprise value to LTM EBITDA compared to 8.4x for SDI based on the Merger Consideration, (iii) a range of 8.0x to 72.9x and a mean (excluding high and low) of 9.8x total enterprise value to LTM EBIT compared to 11.0x for SDI based on the Merger Consideration, (iv) a range of 8.2x to 20.0x and a mean (excluding high and low) of 13.2x P/E based on LTM

EPS compared to 17.9x for SDI based on the Merger Consideration, and (v) a range of 1.0x to 3.2x and a mean (excluding high and low) of 1.5x price to book value of common equity per share compared to 3.0x for SDI based on the Merger Consideration.

        Analysis of Selected Transactions in the Airbag OEM Supplier Sector. DLJ reviewed publicly available information for the Selected Automotive Transactions. DLJ reviewed the consideration paid in such transactions in terms of the total enterprise value as a multiple of LTM revenues, EBITDA and EBIT of the acquired entity prior to its acquisition as well as the equity value (defined as market value of common equity) as a multiple of LTM net income and book value of common equity of the acquired entity prior to its acquisition. The analysis resulted in (i) a range of 0.3x to 2.1x and a mean (excluding high and low) of 0.9x total enterprise value to LTM revenue compared to 1.6x for SDI based on the Merger Consideration, (ii) a range of 4.6x to 14.4x and a mean (excluding high and low) of 7.7x total enterprise value to LTM EBITDA compared to 8.4x for SDI based on the Merger Consideration, (iii) a range of 5.3x to 37.1x and a mean (excluding high and low) of 11.4x total enterprise value to LTM EBIT compared to 11.0x for SDI based on the Merger Consideration, (iv) a range of 6.7x to 106.1x and a mean (excluding high and low) of 20.6x equity value to LTM net income compared to 17.9x for SDI based on the Merger Consideration, and
(v) a range of (1.6)x to 11.8x and a mean (excluding high and low) of 4.1x equity value to book value of common equity compared to 3.0x for SDI based on the Merger Consideration.

        Discounted Cash Flow Analysis. For purposes of this analysis, DLJ performed a discounted cash flow analysis for SDI on a stand-alone basis based on projections provided by management (the "Management Case"). In addition, DLJ performed a discounted cash flow analysis for SDI based on projections provided by management which were adjusted by management from the Management Case (the "Management Adjusted Case") to reflect the following assumptions: (A) overall unit prices decline 10% below the unit price forecast for each forecasted year in the Management Case; (B) lower overall gross margins by two percentage points in each forecasted year in the Management Case; and (C) higher overall selling, general and administrative expense by one percentage point in each forecasted year in the Management Case. In performing its analysis, DLJ calculated the estimated "Free Cash Flow" based on stand-alone projected unleveraged operating income adjusted for: (i) taxes; (ii) certain projected non-cash items (i.e., depreciation and amortization); (iii) projected changes in non-cash working capital; and (iv) projected capital expenditures. DLJ analyzed the Management Case and Management Adjusted Case projections and discounted the stream of Free Cash Flows from fiscal 1999 to fiscal 2002, provided in such projections, back to October 31, 1998 using discount rates ranging from 10.0% to 20.0%. DLJ based the discount rate assumptions on the Company's weighted average cost of capital, as adjusted to reflect potential adverse factors, including customer concentration, the single product nature of the Company's business and uncertainty concerning the future market for automotive airbags and airbag initiators. To estimate the residual values of SDI on a stand-alone basis at the end of the forecast period, DLJ applied terminal multiples of 6.0x to 8.0x projected fiscal 2002 EBITDA and discounted such value estimates back to October 31, 1998 using discount rates ranging from 10.0% to 20.0%. DLJ then aggregated the present values of the Free Cash Flows and the present values of the residual values to derive a range of implied enterprise values for SDI on a stand-alone basis. The range of implied enterprise values stand-alone were then adjusted for SDI's net debt to yield implied equity values of SDI on a stand-alone basis. The range of equity values were then divided by the number of fully diluted shares to determine a range of equity values per share for SDI on a stand-alone basis. The Management Case indicated a range of implied equity values of $30.85 to $53.20 per share. The Management Adjusted Case indicated a range of implied equity values of $24.78 to $42.85 per share.

        The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes, in summary form, the principal elements of the presentation made by DLJ to the Board. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

        The Second DLJ Updated Opinion was provided pursuant to the DLJ Engagement Letter described in the August Proxy Statement.

        In the ordinary course of business, DLJ may actively trade SDI's securities for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        In considering the recommendation of the Board with respect to the Merger, stockholders should be aware that certain officers and directors of SDI have interests in connection with the Merger which may present them with actual or potential conflicts of interest. These interests include those described below and those described in the August Proxy Statement, attached hereto as Appendix B.

        Continuing Stockholders. Certain of the shares of Common Stock held by Walter Neubauer (1,096,522 shares) and Thomas F. Treinen (433,897 shares) will not be converted in the Merger but will remain outstanding as shares of common stock of the Surviving Corporation. Of the total number of shares held by the Continuing Stockholders, only the Additional Rollover

Shares will be subject to certain terms and restrictions pursuant to the letter agreement, dated as of October 19, 1998, by and among Messrs. Treinen and Neubauer, JFLC, SDI and Acquisition. The Additional Rollover Shares will be subject to an irrevocable proxy, executed by each of Messrs. Treinen and Neubauer, in favor of JFLC. Neither Walter Neubauer nor Thomas F. Treinen will be able to transfer the Additional Rollover Shares except to parties who take the shares subject to JFLC's rights in those shares. JFLC will have an option, exercisable at any time (the "Call Right"), to acquire all or any portion of the Additional Rollover Shares at a per share purchase price (the "Call Price") of
(a) $34.00 per share, plus (b) $2.04 for each full six-month period elapsed since the Effective Date. If JFLC has not exercised its Call Right for all of the Additional Rollover Shares within four years of the Effective Date, the Call Right and the irrevocable proxies in favor of JFLC will terminate. Messrs. Treinen and Neubauer will also have the right to require the Surviving Corporation to purchase at a per share price equal to the Call Price all or any portion of the outstanding Additional Rollover Shares upon the occurrence of certain events such as a change of control or the repayment of certain of the Surviving Corporation's financing. In addition, the Additional Rollover Shares will be subject to customary tag-along and drag-along rights.

        The Continuing Stockholders will continue to have an equity interest in the Surviving Corporation that will not be available to other stockholders. On a fully diluted basis, after giving effect to the exercise of all stock options, Walter Neubauer will own approximately 28.8% and Thomas F. Treinen will own approximately 11.4% of the Surviving Corporation; however, approximately 33.5% of Mr. Neubauer's shares and 84.7% of Mr. Treinen's shares will be subject to an irrevocable proxy and a call provision, both in favor of JFLC, pursuant to the Rollover Agreement, described above. Thomas F. Treinen is President and Chief Executive Officer of SDI. Walter Neubauer is neither an officer nor a director nor an affiliate (as such term is defined in the Exchange Act) of SDI; he did not participate on behalf of SDI in the negotiations relating to the Merger.

        Certain Stock Options. Stock options currently held by certain employees (John M. Cuthbert - 50,000 shares; Jack B. Watson - 21,325 shares; Robert S. Ritchie - 7,500 shares; Thomas J. Treinen - 7,500 shares; John Vinke - 7,500 shares; Mary Lou Graham - 4,000 shares; and Samuel Levin - 3,750 shares) will continue in the Surviving Corporation and vest and be exercisable in accordance with the terms of the stock option agreements currently in effect with respect to such options. Therefore, these employees will continue to have an equity interest in the Surviving Corporation which will not be available to other stockholders. On a fully diluted basis, after giving effect to the exercise of all stock options, John M. Cuthbert will have the right to acquire through options approximately 1.3% of the common stock of the Surviving Corporation, and Jack B. Watson, Robert S. Ritchie, Thomas J. Treinen, John Vinke, Mary Lou Graham and Samuel Levin will each, through options, have the right to acquire less than 1% of the common stock of the Surviving Corporation on a fully diluted basis.

REVISED PROJECTIONS

        Recently, SDI revised the updated set of projections referred to in the Proxy Supplement (the "Management Projections") to reflect actual shipments through September 27, 1998 (the "Revised Management Projections"). The Revised Management Projections are $170.8 million and $202.7 million for fiscal 1998 and 1999 revenues, respectively, compared to Management Projections of $173.5 million and $195.8 million for fiscal 1998 and 1999 revenues, respectively, and $34.2 million and $43.9 million for fiscal 1998 and 1999 EBITDA, respectively, compared to Management Projections of $35.7 million and $43.3 million for fiscal 1998 and 1999 EBITDA, respectively.

        SDI also recently revised the management adjusted case set projections based upon the assumed failure by SDI to achieve some of SDI's management's goals set forth in the Proxy Supplement (the "Management Adjusted Projections") to reflect actual shipments through September 27, 1998 (the "Revised Management Adjusted Projections"). The Revised Management Adjusted Projections are $170.8 million and $186.2 million for fiscal 1998 and 1999 revenues, respectively, compared to Management Adjusted Projections of $173.5 million and $180.0 million for fiscal 1998 and 1999 revenues, respectively, and $34.2 million and $35.6 million for fiscal 1998 and 1999 EBITDA, respectively, compared to Management Adjusted Projections of $33.9 million and $ 35.3 million for fiscal 1998 and 1999 EBITDA, respectively.

        The above revised projections are subject to the assumptions, limitations and qualifications set forth in the Proxy Supplement. See "Projections" in the Proxy Supplement attached hereto as Appendix C.

THE AMENDED MERGER AGREEMENT

        See "The Merger--The Merger Agreement" in the August Proxy Statement attached hereto as Appendix B and Amendment No. 1 attached hereto as Appendix A.

   Termination of the Amended Merger Agreement

        The Merger shall be effective at the time the certificate of merger is filed with the Delaware Secretary of State or such other time as specified in the certificate of merger (the "Effective Time"). The Amended Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time in the event of any of the following (i) by mutual written consent of SDI and Acquisition; (ii) by SDI or Acquisition if any court of competent jurisdiction in the United States or other United States governmental authority shall have issued a final order, decree or ruling restraining, enjoining or prohibiting the Merger and such order, decree or ruling is nonappealable; (iii) by SDI or Acquisition if the Merger has not been consummated by the second business after SDI's stockholders have approved Amendment No. 1 (unless otherwise extended by the parties), unless the terminating party's failure to fulfill any of its obligations under the Amended Merger Agreement shall have been the reason that the Effective Time shall not have occurred on or before such date; (iv) by SDI if Acquisition shall have breached any of its representations or warranties set forth in the Amended Merger

Agreement or any representation or warranty of Acquisition shall have become untrue, in either case if such would have a material adverse effect on Acquisition or materially adversely affect (or delay) consummation of the Merger; (v) by SDI if Acquisition shall have breached any of its covenants or agreements set forth in the Amended Merger Agreement and such would have a material adverse effect on Acquisition or materially adversely affect (or delay) consummation of the Merger, and Acquisition has not cured such breach prior to ten days following notice by SDI, provided that SDI has not breached any of its obligations under the Amended Merger Agreement in a manner that proximately contributed to such breach by Acquisition; (vi) by SDI if the Board determines in its good faith judgment that it must do so in the exercise of its fiduciary duties under the DGCL; (vii) by SDI if SDI's stockholders shall have failed to adopt the Merger; (viii) by Acquisition if the Board withdraws or modifies its approval or recommendation of the Merger in a manner adverse to Acquisition or shall have recommended an acquisition (by any other person or entity other than Acquisition or its affiliates) of (a) SDI by merger or otherwise, (b) more than 50% of the assets of SDI and its subsidiaries or (c) Common Stock resulting in such person or entity holding at least 50% or more of the outstanding shares of SDI's Common Stock (a "Third Party Acquisition"); (ix) by Acquisition if a Third Party Acquisition occurs; (x) by Acquisition if SDI shall have breached any of its representations or warranties set forth in the Amended Merger Agreement or any representation or warranty of SDI shall have become untrue, in either case if such would have a material adverse effect on SDI and its subsidiaries or materially adversely affect (or delay) consummation of the Merger, and SDI has not cured such breach prior to ten days following notice by Acquisition, provided that Acquisition has not breached any of its obligations under the Amended Merger Agreement in a manner that proximately contributed to such breach by SDI; (xi) by Acquisition if SDI shall have breached any of its covenants or agreements set forth in the Amended Merger Agreement and such would have a material adverse effect on SDI and its subsidiaries or materially adversely affect (or delay) consummation of the Merger, and SDI has not cured such breach prior to ten days following notice by Acquisition, provided that Acquisition has not breached any of its obligations under the Amended Merger Agreement in a manner that proximately contributed to such breach by SDI; or (xii) by Acquisition if Acquisition shall have discovered that any information supplied to it by SDI (excluding, for such purposes, any projections or forecasts or other forward looking information supplied by SDI) contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements not misleading at the time such information was provided to Acquisition.

   Financing

        General. In order to (i) fund the payment of the Merger Consideration,
(ii) refinance certain outstanding indebtedness of SDI and (iii) pay the fees and expenses incurred in connection with the Merger, SDI expects to obtain a combination of debt and equity financing as follows:

SOURCE                                             AMOUNT
------                                             ------
Equity Contribution from Affiliates of
  JFLC..................................        $74,000,000
Senior Credit Facility..................        108,100,000
Senior Subordinated Bridge Loan.........         57,500,000

        Equity Contribution from Affiliates of JFLC. JFLEI, J.F. Lehman Co-Invest Partners I, L.P., a Delaware limited partnership ("JFLCP") and an affiliate of JFLC, and Paribas Principal Inc. ("Paribas"), an affiliate of JFLC and a limited partner of JFLCP, have committed to contribute an aggregate of $74.0 million in equity financing (the "Equity Contribution") subject to the satisfaction of the conditions to the consummation of the Merger set forth in the Amended Merger Agreement and the closing of the Merger. JFLEI and JFLCP will contribute their portion (currently expected to be $63.0 million) of the Equity Contribution through subscription agreements with Acquisition. Paribas will contribute its portion (currently expected to be $11.0 million) of the Equity Contribution through a subscription with SDI (the "Paribas Subscription"). The closing of the Paribas Subscription will take place immediately after the Effective Time. Thereafter, the entire equity interest in SDI will be owned by Acquisition, the Continuing Stockholders and Paribas. The ultimate investments by each of the above-referenced affiliates of JFLC may vary but is not expected to aggregate less than $74.0 million.

        Term Loan Facility. The Surviving Corporation expects to enter into a $130.0 million senior credit facility (the "Senior Credit Facility"), for which Bankers Trust Company will act as arranger and administrative agent. The Senior Credit Facility will be comprised of a $25.0 million revolving credit facility and a $105.0 million term loan. At the Effective Time, the Surviving Corporation expects to borrow approximately $108.1 million under the Senior Credit Facility, although the ultimate amount of borrowings under the Senior Credit Facility may vary.

        Senior Subordinated Bridge Loan. The Surviving Corporation expects to enter into a $57.5 million senior subordinated credit agreement (the "Senior Subordinated Bridge Facility"), for which Bankers Trust Corporation will act as agent. The ultimate amount of borrowings under the Senior Subordinated Bridge Facility may vary.

LITIGATION

        See "The Merger--Litigation" in the August Proxy Statement attached hereto as Appendix B and "Stockholder Litigation" in the Proxy Supplement attached hereto as Appendix C.

            SELECTED FINANCIAL DATA FOR SPECIAL DEVICES, INCORPORATED

UNAUDITED RESULTS FOR THE FIRST THREE QUARTERS OF 1998

        SDI announced that net sales for the third quarter of 1998 (three months ended August 2, 1998) were $43,399,898 as compared with $36,970,324 for the third quarter of 1997 (three months ended August 3, 1997); net sales for the nine months ended August 2, 1998 were $129,246,332 as compared with $97,299,664 for the nine months ended August 3, 1997. Income (loss) from operations was $7,305,464 for the third quarter of 1998 as compared with $4,546,944 for the third quarter of 1997; income (loss) from operations was $19,795,277 for the nine months ended August 2, 1998 as compared with $11,547,440 for the nine months ended August 3, 1997. Net income (loss) was $4,393,975 for the third quarter of 1998 as compared with $2,795,432 for the third quarter of 1997; net income (loss) was $11,828,827 for the nine months ended

August 2, 1998 as compared with $7,171,747 for the nine months ended August 3, 1997. Net income (loss) per share was $0.56 for the third quarter of 1998 as compared with $0.36 for the third quarter of 1997; net income (loss) per share was $1.46 for the nine months ended August 2, 1998 as compared with $0.94 for the nine months ended August 3, 1997. The weighted average shares outstanding was 8,156,109 for the third quarter 1998 as compared with 7,760,565 for the third quarter 1997; the weighted average shares outstanding was 8,091,403 for the nine months ended August 2, 1998 as compared with 7,741,942 for the nine months ended August 3, 1997.

        See "Summary--Summary of Selected Financial Data" in the August Proxy Statement attached hereto as Appendix B for further information on SDI's historical consolidated financial statements.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

RESULTS OF OPERATIONS

COMPARISON OF THE THREE MONTHS ENDED AUGUST 2, 1998 TO THE THREE MONTHS ENDED AUGUST 3 1997

        Net Sales. Net sales for the Automotive Products Division were $33,153,000 for the quarter ended August 2, 1998, compared to net sales of $30,640,000 for the same period last year. The increase of $2,513,000, or 8.2%, was due to a 31% increase in units shipped during the current year quarter compared to the number of units shipped for the same period last year. The increase in units shipped resulted primarily from increased shipments to Autoliv ASP, Incorporated ("Autoliv") (formerly Morton International) under terms of a supplier agreement signed in November 1995. The initiators sold to Autoliv are generally sold at lower average unit selling prices than those sold to other customers, due to simplicity of design, resulting in net sales increasing at a slower rate than the increase in units sold. Net sales to TRW, Inc. ("TRW") as a percent of Automotive Products Division net sales were 46.4% for the current year third quarter compared to 60.9% for the same period last year, and were 35.4% of total Company net sales in the third quarter compared to 50.4% of total Company net sales for the same period last year. Net sales to Autoliv were 36.3% of Automotive Products Division net sales and were 27.7% of total Company net sales for the current year third quarter, compared to 27.8% and 23.0%, respectively, for the comparable periods last year.

        Net sales for the Aerospace Division were $10,247,000 for the current year third quarter, compared to net sales of $6,330,000 for the same period last year. The increase of $3,917,000, or 61.9%, was due primarily to a contract for production of a proprietary bomb ejector, which began in the current year, and also due to increased demand for products used in commercial satellite launch vehicles.

        Cost of Sales. Cost of sales was $27,068,000 for the Automotive Products Division for the quarter ended August 2, 1998, compared to cost of sales of $25,388,000 for the same period last year. The increase of $1,680,000, or 6.6%, was due to costs associated with increased net sales noted above. Gross profit as a percent of sales was 18.4% in the current period, compared to 17.1% for the same period last year. The improvement in gross profit as a percent of sales was due to reductions in scrap, improvements in automated machine yields, and other manufacturing efficiencies achieved in the current period.

        Cost of sales was $5,828,000 for the Aerospace Division for the quarter ended August 2, 1998, compared to cost of sales of $4,488,000 for the same period last year. The increase of $1,340,000, or 29.9%, was due to costs associated with increased net sales noted above. Gross profit as a percent of sales was 43.1% in the current year period compared to a gross profit as a percent of sales of 29.1% for the same period last year. The increase in gross profit as a percent of sales in the current period was due to the mix of products shipped (certain products such as spare parts realize higher gross margins than some production products) compared to last year, and due to the absorption of relatively stable overhead expenses over greater net sales in the current period.

        Operating Expenses. Operating expenses for each division (Automotive Products and Aerospace) are comprised of two components. First, each division is charged those operating expenses incurred directly by that division. Second, each division is allocated administrative operating expenses incurred by the Company (which are not directly attributable to a particular division) on an equitable basis to fairly reflect the benefit received by each division.

        Operating expenses for the Automotive Products Division were $1,550,000 for the quarter ended August 2, 1998, compared to operating expenses of $1,458,000 for the same period last year. Operating expenses were comparable as net sales did not exceed the threshold that would necessitate significant additional operating expenses be incurred.

        Operating expenses were $1,648,000 for the Aerospace Division for the quarter ended August 2, 1998, compared to operating expenses of $1,089,000 for the same period last year. The increase of $559,000, or 51.3%, was the result of an increase in operating expenses incurred by the Corporate Division which were allocated to the Aerospace Division in the current year period, and due to increases in incentive bonus accruals in the current period. The increase in Corporate Division expenses was primarily other professional services costs.

        Net Interest Income (Expense). Net interest income (expense) consists of interest expense on borrowings and interest income on short-term investments. Interest expense was $46,400 for the quarter ended August 2, 1998, compared to interest expense of $67,200 for the same period last year. The decrease of $20,800 occurred due to reduction of long-term debt through scheduled monthly principal payments. Interest income was $10,000 for the quarter ended August 2, 1998, compared to interest income of $75,700 for the same period last year. The reduction in interest income was due to lower average amounts invested in interest bearing securities during the current year third quarter.

COMPARISON OF THE NINE MONTHS ENDED AUGUST 2, 1998 TO THE NINE MONTHS ENDED AUGUST 3, 1997

        Net Sales. Net sales for the Automotive Products Division were $104,995,000 for the nine months ended August 2, 1998, compared to net sales of $79,079,000 for the same period last year. The increase of $25,916,000, or 32.8%, was due to a 58% increase in units shipped during the first nine months of 1998 compared to the number of units shipped for the same period last year. The increase in units shipped resulted primarily from increased shipments to Autoliv under terms of a supplier agreement signed in November 1995. The initiators sold to Autoliv are generally sold at lower average unit selling prices than those sold to other customers, due to simplicity of design, resulting in net sales increasing at a slower rate than the increase in units sold. Net sales to TRW as a percent of Automotive Products Division net sales were 48.9% for the nine months ended August 2, 1998, compared to 64.0% for the same period last year, and were 39.7% of total Company net sales in the current year compared to 52.0% of total Company net sales for the same period last year. Net sales to Autoliv as a percent of Automotive Products Division net sales were 32.2% for the nine months ended August 2, 1998, compared to 23.9% for the same period last year, and were 26.1% of total Company net sales in the current period compared to 19.4% for the same period last year.

        Net sales for the Aerospace Division were $24,251,000 for the nine months ended August 2, 1998, compared to net sales of $18,220,000 for the same period last year. The increase of $6,031,000, or 33.1%, was due primarily to a contract for production of a proprietary bomb ejector, which began in the current year, and also due to increased demand for products used in commercial satellite launch vehicles.

        Cost of Sales. Cost of sales was $85,189,000 for the Automotive Products Division for the nine months ended August 2, 1998, compared to cost of sales of $65,787,000 for the same period last year, an increase of $19,402,000, or 29.5%. The increase was due to costs associated with increased net sales noted above. Gross profit as a percent of net sales was 18.9% for the current year period, compared to gross profit as a percent of net sales of 16.8% for the same period last year. The improvement in gross profit as a percent of sales was due to reductions in scrap, improvements in automated machine yields, and other manufacturing efficiencies achieved in the current period.

        Cost of sales for the Aerospace Division was $15,200,000 for the nine months ended August 2, 1998, compared to cost of sales of $12,730,000 for the same period last year. The increase of $2,470,000, or 19.4%, was due to costs associated with increased net sales during the first nine months of 1998. Gross profit as a percent of net sales was 37.3% for the nine months ended August 2, 1998, compared to gross profit as a percent of sales of 30.1% for the same period last year. The increase in gross profit as a percent of net sales in the current period was due to the mix of products shipped compared to last year, and due to the absorption of relatively stable overhead expenses over greater net sales in the current period.

        Operating Expenses. Operating expenses for each division (Automotive Products and Aerospace) are comprised of two components. First, each division is charged those operating expenses incurred directly by that division. Second, each division is allocated administrative operating expenses incurred by the Company (which are not attributable to a particular division) on an equitable basis to fairly reflect the benefit received by each division.

        Operating expenses for the Automotive Products Division were $5,012,000 for the nine months ended August 2, 1998, compared to operating expenses of $3,778,000 for the same period last year. The increase of $1,234,000, or 32.7%, was due primarily to labor related cost increases incurred by the Automotive Products Division, and, to a lesser extent, to increases in Corporate expenses which were allocated to the Automotive Products Division. The increase in Corporate expenses was primarily other professional services costs.

        Operating expenses for the Aerospace Division were $4,051,000 for the nine months ended August 2, 1998, compared to operating expenses of $3,456,000 for the same period last year. The increase of $595,000, or 17.2%, was the result primarily of an increase in incentive bonus accruals in the current period.

        Net Interest Income (Expense). Net interest income (expense) consists of interest expense on borrowings and interest income earned on short-term investments. Interest income was $104,900 for the nine months ended August 2, 1998, compared to interest income of $275,000 for the same period last year. The decrease in interest income during the first nine months of the current year was due to lower average amounts invested in interest bearing securities during the year compared to the same period last year. Interest expense was $146,400 for the nine months ended August 2, 1998, compared to interest expense of $201,000 for the same period last year. The decrease in the current year was due to lower average debt balances resulting from scheduled monthly principal payments.

        Liquidity and Capital Resources. The Company's primary sources of capital since its initial public offering in 1991 have been cash from operations and bank borrowings and, in fiscal year 1995, an additional public offering of its Common Stock. In December 1996, the Company signed a credit agreement (the "Credit Agreement") with a bank which was renewed in April 1998. The Credit Agreement expires May 1, 2000. Any borrowings under the Credit Agreement bear interest at the bank's Reference Rate (8.5% at August 2, 1998) less 0.25%, or at the Company's option, at LIBOR (6.42% at August 2, 1998) plus 0.75%. The Credit Agreement contains two revolving credit facilities. The Company may borrow up to $10,000,000 under Facility No. 1, and may borrow up to $12,000,000 under Facility No. 2. Borrowings under both facilities may be used for general and other corporate purposes. Facility No. 1 may be used for commercial letters of credit not to exceed a total of $500,000 and for stand by letters of credit not to exceed $6,000,000 in the aggregate, which reduce the amount available under the Facility when incurred. In addition, the Company has the option of converting outstanding borrowings in increments of not less than $1,000,000, under Facility No. 2, to a 5-year term loan. Any amounts converted to term debt under Facility No. 2 will bear interest at a fixed rate equal to the bank's long-term interest rate in effect at the time of such conversion.

        Substantially all of the Company's assets are pledged as collateral under the Credit Agreement. In addition, the Credit Agreement contains covenants that include requirements to meet certain financial tests and ratios (including minimum current ratio, debt service ratio, minimum tangible net worth, maximum debt ratio and maintenance of profitable annual operations) and restrictions and limitations on the sale of assets, new borrowings, mergers and purchases of the Company's stock. The Company was in compliance with these provisions as of August 2, 1998. As of August 2, 1998, $1,531,000 was outstanding under Facility No. 2, and no amounts were outstanding under Facility No. 1.

        The Company's wholly owned subsidiary, Scot, Inc. has a term loan with a bank, which was renewed in August 1996, secured by certain real property of Scot. The principal balance outstanding under the renewed loan at August 2, 1998, was $489,500. The loan is being amortized with monthly payments of approximately $7,800, including interest, adjusted monthly, at 1.9% over LIBOR (5.72% at August 2, 1998). Any unpaid principal is due on August 1, 2001.

        During the nine months ended August 2, 1998, the Company generated cash from operations of $15,254,000. Capital expenditures, primarily for payments related to automated manufacturing equipment and production facilities, amounted to $25,382,000. Payments of contractual debt aggregated $142,000. These net cash outflows were funded by cash flow from operations and the use of existing cash on hand. At August 2, 1998, the Company had cash on hand of $150,500 and additional borrowing capacity under its Credit Agreement of $14,969,000.

        At August 2, 1998, the Company had working capital of $23,275,000 compared to working capital of $30,137,000 at October 31, 1997. The decrease of $6,862,000 was due to a decrease in cash and marketable securities of $9,015,000, an increase of $781,000 in borrowing under the Credit Agreement, an increase in accounts payable of $1,617,000, an increase in accrued expenses of $2,367,000, and an increase in income taxes payable of $2,219,000, partially offset by an increase in accounts receivable of $2,742,000, an increase in inventories of $5,496,000, an increase in prepaid expenses of $520,000, and an increase in deferred income taxes of $100,000. The decrease in cash and marketable securities, and the increase in bank borrowing, occurred primarily to make progress payments on new production equipment for lines currently being built for the Company and to pay for construction costs for the Company's new facility at Moorpark, California (the "Moorpark facility") (see below). The increase in accounts receivable was the result of increased net sales during the nine months ended August 2, 1998. The increase in inventories occurred to support higher net sales levels this year, especially in the Aerospace Division. The increase in accounts payable was the result of increased inventory levels. The increase in accrued expenses was due to increased levels of operations this year and the increase in income taxes payable was the result of increases in earnings before income taxes.

        In order to improve manufacturing efficiencies and to provide facilities for growth, the Company purchased in October 1996, approximately 280 acres of land in the City of Moorpark, located in Ventura County, north of Los Angeles, where the Company is currently building the Moorpark facility. Total net cost of the project is estimated at approximately $27,000,000, of which $20,910,000 had been spent at August 2, 1998 and is included in construction in progress in the accompanying condensed consolidated balance sheet. The Company anticipates spending approximately an additional $7,000,000 in fiscal year 1998 and approximately $4,500,000 in fiscal year 1999 to complete this project. The Company plans to sell two commercial lots being developed as part of this project, and the expected proceeds of approximately $5,400,000 from these sales will be used to reduce the net project cost to approximately $27,000,000. The Company has committed to complete the building construction, the total cost of which is estimated to be approximately $18,000,000. The Company believes it has available adequate cash flow from operations and borrowing capacity to adequately finance this project. The Company believes additional term financing is available for this project to the extent required, however there can be no assurance that such financing will be available when required.

        The Company anticipates that working capital requirements will increase in fiscal 1998 as compared to fiscal 1997 to support the investment in inventories and accounts receivable related to the anticipated increased demand for initiators manufactured by the Company. The Company believes that it can meet its expected working capital requirements for the foreseeable future from cash provided from operations and borrowings under its Credit Agreement. The Company had commitments to acquire capital equipment at August 2, 1998 aggregating approximately $3,800,000 related primarily to additional production and other support equipment required for the increased operations of the Automotive Products Division.

        The statements above regarding the land purchase by the Company in Moorpark, completion of the construction of the Moorpark facility, the amounts and timing of expenditures, and the proposed sale of two commercial lots, are forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Actual results and the timing of those results may vary depending on various factors including, for example, the ability of the Company to obtain permits and approvals that do not contain conditions or restrictions that are unduly restrictive or otherwise unacceptable to the Company; the Company's not encountering any unforeseen conditions relating to the property that make completion of the construction more expensive, difficult or time intensive than is currently expected; the ability of the contractors and subcontractors retained by the Company to complete the work on the schedule and for the costs described above; the ability to sell two commercial lots at the expected sales price; and other factors which may develop during the course of this project. In addition, the Company's relocation of its operations to the Moorpark facility may also cause unforeseen and foreseen production disruptions.

        The statements above regarding the anticipated increased demand for initiators, the anticipated increase in working capital requirements and the Company's expectations regarding its ability to meet such requirements are forward-looking statements as defined in Section 27A of the Securities Act and
Section 21E of the Exchange Act. Actual results may vary depending on various factors including, for example, the development and acceptance of technologies different from those employed by the Company for the initiation of airbag systems; competition from new or existing companies for the Company's existing or future customers; a slow-down in the world-wide rate of airbag implementation; the inability of the Company to negotiate an extension of its existing Credit Agreement or a replacement facility; the competitive environment in the automotive and aerospace industries in general; reliance on major customers, such as TRW and Autoliv; the number of new automobiles sold (particularly in North America); continued acceptance of airbags as the principal secondary restraint system incorporated in automobiles; voluntary incorporation of side and rear airbags and other safety devices by automobile manufacturers; market acceptance of new products developed by the Company; the Company's ability to continue increasing the automation of its manufacturing process in a timely and efficient manner; changes in prevailing interest rates and the availability of favorable terms of financing to fund the anticipated growth of the Company's business; inflation; labor disturbances; anticipated expenditures exceeding amounts currently budgeted by the Company; and the occurrence of unanticipated expenses.

                      MARKET PRICE AND DIVIDEND INFORMATION

               On October 26, 1998, the last trading day before the Board's approval of Amendment No. 1, the closing price for the Common Stock was $26.88. The high and low closing prices for the Common Stock for the fourth quarter (through November 5, 1998) were $36.25 and $25.00, respectively.

        See "Market Price and Dividend Information" in the August Proxy Statement attached hereto as Appendix B for further historical trading and dividend information.

                         INDEPENDENT PUBLIC ACCOUNTANTS

        Representatives of KPMG Peat Marwick LLP, SDI's independent public accountants are expected to be present at the Special Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they so desire.

                    INFORMATION IN THE AUGUST PROXY STATEMENT

        For each of the headings below, see the corresponding information in the August Proxy Statement attached hereto as Appendix B:

               Solicitation of Proxies
               The Merger  -- Appraisal Rights
                           -- Federal Income Tax Consequences
                           -- Certain Effects of the Merger
                           -- The Guaranty Agreement
               Information Regarding Special Devices, Incorporated Information Regarding J.F. Lehman & Company, Inc.
               Security Ownership of Beneficial Owners and Management --
                   Principal Stockholders
               Security Ownership of Beneficial Owners and Management --
                   Ownership by Management.

        Appendix A to the August Proxy Statement contains a copy of the August Merger Agreement approved by the stockholders of SDI at a special meeting held on September 23, 1998, and to which Amendment No. 1 relates.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

        As required by law, SDI files reports, Proxy Statements and other information with the SEC. These reports, Proxy Statements and other information contain additional information about SDI. You can inspect and copy these materials at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at

1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the Commission's Internet address at "http://www.sec.gov."

        The SEC allows SDI to "incorporate by reference" information into this Proxy Statement, which means that SDI can disclose important information by referring you to another document filed separately with the SEC. Information incorporated by reference is considered part of this Proxy Statement, except to the extent that the information is superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference the information contained in the following documents previously filed by SDI with the SEC:

        (a) SDI's Annual Report on Form 10-K for the fiscal year ended October 31, 1997;

        (b) SDI's Quarterly Reports on Form 10-Q for the periods ended February 1, 1998, May 3, 1998 and August 2, 1998; and

        (c) SDI's Current Report on Form 8-K dated June 19, 1998.

        SDI also incorporates by reference the information contained in all other documents SDI files with the SEC after the date of this Proxy Statement and before the Special Meeting. The information contained in any such document will be considered part of this Proxy Statement from the date the document is filed.

        If you are a stockholder of SDI and would like to receive a copy of any document incorporated by reference into this Proxy Statement (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this Proxy Statement), you should write to Special Devices, Incorporated at 16830 West Placerita Canyon Road, Newhall, California 91321, Attention: John Vinke, Chief Financial Officer. In order to ensure timely delivery of the documents you request, you should make your request by November 20, 1998.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. SDI HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED NOVEMBER __, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY LATER DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                                 OTHER BUSINESS

        SDI knows of no other matter to be presented at the Special Meeting. However, if other matters should properly come before the Special Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy with respect to such matters in accordance with their best judgment.


                                             By Order of the Board of Directors,

                                             /s/ THOMAS F. TREINEN
                                             -----------------------------------
                                             Thomas F. Treinen,
                                             Chairman of the Board of Directors

                                                                      APPENDIX A


                                 AMENDMENT NO. 1
                                     TO THE
                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                     BETWEEN
                          SPECIAL DEVICES, INCORPORATED
                                       AND
                              SDI ACQUISITION CORP.

        THIS AMENDMENT NO. 1 to the Agreement and Plan of Merger, dated as of June 19, 1998 and amended and restated as of August 17, 1998, by and between Special Devices, Incorporated, a Delaware corporation (the "Company") and SDI Acquisition Corp., a Delaware corporation ("Acquisition") (the "Merger Agreement"), is made by and between the Company and Acquisition as of this 27th day of October, 1998 (this "Amendment").

        In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Acquisition hereby agree as follows:

        1. Amendments. Notwithstanding anything to the contrary contained in the Merger Agreement, as of the effective date hereof, the Merger Agreement is modified and amended as set forth below. All terms used in this Amendment shall have the same definitions as set forth in the Merger Agreement unless otherwise indicated herein.

(a) Section 1.5 of the Merger Agreement is hereby replaced in its entirety by the following:

        "Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read in its entirety as set forth in Exhibit A attached hereto until amended in accordance with applicable law. The Bylaws of Acquisition in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law."

(b) Section 1.8(a) of the Merger Agreement is hereby replaced in its entirety by the following:

        "(a) At the Effective Time, each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (individually a "Share" and collectively, the "Shares") (other than (i) Shares held by the Company or any Subsidiaries (as defined in Section 2.1(c)) of the Company, (ii) Shares held by Acquisition, (iii) Shares held by J.F. Lehman Equity Investors I, L.P., (iv) any Shares to remain outstanding pursuant to Section 1.8(d), and (v) Company Dissenting Shares (as defined in Section 1.9(a))) (collectively, the "Excluded Shares") shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become the right to receive a cash payment per Share, without interest, equal to $34.00 (the "Per Share Amount") upon the surrender of the certificate representing such Share."

(c) Section 1.8(d) of the Merger Agreement is hereby replaced in its entirety by the following:

        "(d) Shares in the amount and held by the Persons set forth in Exhibit B shall not be converted as provided in Section 1.8(a), but shall remain outstanding and become an equal number of shares of Surviving Corporation Common Stock."

(d) Section 5.1(a) of the Merger Agreement is hereby replaced in its entirety by the following:

        "(a) this Agreement, as amended by the Amendment dated October 27, 1998, shall have been approved and adopted by the requisite vote of the stockholders of the Company;"

(e) Clause (ii) of Section 6.1(b) of the Merger Agreement is hereby replaced in its entirety by the following:

        "(ii) the Merger has not been consummated by the second business day after approval of the Amendment to this Agreement dated October 27, 1998 (unless otherwise extended by the parties); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;"

(f) Exhibit A to the Merger Agreement is hereby replaced in its entirety by Exhibit A to this Amendment.

(g) Exhibit B to this Amendment is hereby added in its entirety to the Merger Agreement as Exhibit B.

        2. No Other Amendments. Except as provided above, the Merger Agreement shall remain in full force and effect.

        3. Effective Time and Effect of Amendment. Pursuant to Section 6.5 of the Merger Agreement, this Amendment requires the approval of the stockholders of the Company. If this Amendment has not been approved by the stockholders of the Company by February 19, 1999 (unless otherwise extended by the parties), this Amendment shall become void and there shall be no liability or obligation on the part of any party hereto or its affiliates, directors, officers or stockholders with respect to this Amendment. Prior to such approval, this Amendment shall have no effect on the Merger Agreement. The execution of this Amendment is not a waiver by the Company or Acquisition of any of the terms or provisions of the Merger Agreement.

        4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

                                            SPECIAL DEVICES, INCORPORATED



                                            By: /s/ Thomas F. Treinen
                                                --------------------------------
                                                Name:  Thomas F. Treinen
                                                Title: President and CEO

                                            SDI ACQUISITION CORP.



                                            By: /s/ Donald Glickman
                                                --------------------------------
                                                Name:  Donald Glickman
                                                Title: Vice President

                                    EXHIBIT A
                                    ---------

                          CERTIFICATE OF INCORPORATION
                                       OF
                          SPECIAL DEVICES, INCORPORATED

        1. Name. The name of the corporation is Special Devices, Incorporated (the "Corporation").

        2. Address; Registered Office and Agent. The address of the Corporation's registered office is 1013 Centre Road, City of Wilmington, County of New Castle, State of Delaware; and its registered agent at such address is Corporation Service Company.

        3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 22,000,000 consisting of two classes of shares designated, respectively, "Common Stock" and "Preferred Stock," and referred to herein either as Common Stock or Common Shares, and Preferred Stock or Preferred Shares, respectively. The number of shares of Common Stock shall be 20,000,000 and shall have a par value of $.01 per share, and the number of shares of Preferred Stock shall be 2,000,000 and shall have a par value of $.01 per share.

        The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix or alter the number of shares of any series of Preferred Stock, the designation of any such series, the voting rights, full or limited, or any series of Preferred Stock and the other rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series.

        5. Name and Mailing Address of Incorporator. The name and mailing address of the incorporator are: Kasey R. Hume, 400 S. Hope Street, 15th Floor, Los Angeles, California 90071.

        6. Election of Directors. Members of the Board of Directors of the Corporation (the "Board") may be elected either by written ballot or by voice vote.

        7. Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law or (d) for any transaction from which the director derived any improper personal benefits.

        Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

        8. Indemnification.

        9. To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or, at the request of the Corporation, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges). Persons who are not directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section 8.

        10. The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the General Corporation Law, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

        11. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws of the Corporation (the "By-laws"), any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

        12. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

        13. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 8, the By-laws or under section 145 of the General Corporation Law or any other provision of law.

        14. The provisions of this Section 8 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 8 is in effect and any other person entitled to indemnification hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be, and shall be, legally bound. No repeal or modification of this Section 8 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

        15. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

        16. Any director or officer of the Corporation serving in any capacity of (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

        17. Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 8 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

        18. Adoption, Amendment and/or Repeal of By-Laws. The Board may from time to time adopt, amend or repeal the By-laws of the Corporation; provided, however, that any By-laws adopted or amended by the Board may be amended or repealed, and any By-laws may be adopted, by the stockholders of the Corporation by vote of a majority of the holders of shares of stock of the Corporation entitled to vote in the election of directors of the Corporation.

                                   EXHIBIT B
                                   ---------

Walter Neubauer       1,096,522 shares

Thomas F. Treinen     433,897 shares

                                                                 APPENDIX B




                          SPECIAL DEVICES, INCORPORATED
                        16830 West Placerita Canyon Road
                            Newhall, California 91321
                                 (805) 259-0753


Dear Stockholders:

         You are cordially invited to attend a Special Meeting of Stockholders of Special Devices, Incorporated ("SDI") to be held at The Valencia Hilton Garden Inn, 27710 The Old Road, Valencia, California 91355, on Wednesday, September 23, 1998 at 10:00 a.m., local time.

         At this meeting, you will be asked to vote on the adoption of a Merger Agreement, dated as of June 19, 1998, providing for the acquisition of SDI by SDI Acquisition Corp., a newly-formed company organized by J.F. Lehman & Company, Inc. In the acquisition, you will receive $37.00 in cash for each share of SDI's Common Stock.

         A merger with SDI Acquisition Corp. has been unanimously approved by your Board of Directors, acting on the unanimous recommendation of an independent Special Committee of the Board and based on an opinion by its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation.

         The Special Committee and the full Board of Directors have concluded that the proposed acquisition is in the best interests of SDI's stockholders and, therefore, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT DATED AS OF JUNE 19, 1998.

         The attached notice of meeting and proxy statement explain the proposed acquisition and provide specific information concerning the special meeting. Please read these materials carefully.

         Whether or not you plan to attend the special meeting, we urge you to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the meeting. The acquisition is an important step for SDI and its stockholders. THE ACQUISITION CANNOT BE COMPLETED UNLESS SDI'S STOCKHOLDERS ADOPT THE MERGER AGREEMENT DATED AS OF JUNE 19, 1998.

         On behalf of the Board of Directors, we thank you for your support and urge you to vote FOR adoption of the Merger Agreement.

                                         Sincerely,

                                         Thomas F. Treinen
                                         Chairman of the Board of Directors

                          SPECIAL DEVICES, INCORPORATED
                        16830 West Placerita Canyon Road
                            Newhall, California 91321
                                 (805) 259-0753


To the Stockholders:

         Notice is hereby given that a Special Meeting of Stockholders of Special Devices, Incorporated ("SDI") will be held at The Valencia Hilton Garden Inn, 27710 The Old Road, Valencia, California 91355, on Wednesday, September 23, 1998 at 10:00 a.m., local time, for the following purposes:

         1. To consider and act upon a proposal to adopt a Merger Agreement between SDI and SDI Acquisition Corp. ("Acquisition"), a newly-formed company organized by J.F. Lehman & Company, Inc., pursuant to which Acquisition will be merged with and into SDI (the "Merger"). If the Merger Agreement is adopted by stockholders and the other conditions to the Merger are satisfied or waived, each stockholder of SDI will become entitled to receive $37.00 in cash for each outstanding share of SDI's Common Stock owned immediately prior to the effective time of the Merger (other than certain stockholders who will continue to hold 795,125 shares of SDI and will receive $37.00 per share for the balance of their shares and other than stockholders who are entitled to and have perfected their dissenters' rights). A copy of the Merger Agreement is attached as Appendix A to and is described in the accompanying proxy statement.

         2. To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof.

         The Board of Directors determined that only holders of SDI's Common Stock of record at the close of business on August 10, 1998, will be entitled to notice of, and to vote at, the Special Meeting or any adjournment or adjournments thereof.

                                        By Order of the Board of Directors,

                                        Thomas F. Treinen
                                        Chairman of the Board of Directors

                          SPECIAL DEVICES, INCORPORATED
                        16830 West Placerita Canyon Road
                            Newhall, California 91321
                                 (805) 259-0753


                                 PROXY STATEMENT


                                  INTRODUCTION

         This proxy statement is being furnished to the stockholders of Special Devices, Incorporated, a Delaware corporation ("SDI" or the "Company"), in connection with the solicitation by its Board of Directors (the "Board") of proxies to be used at a Special Meeting of Stockholders (the "Special Meeting") to be held on September 23, 1998, at 10:00 a.m. (local time) at The Valencia Hilton Garden Inn, 27710 The Old Road, Valencia, California 91355, and at any adjournment or adjournments thereof. This proxy statement, the Notice of Special Meeting of Stockholders and the enclosed form of Proxy are first being mailed to stockholders of SDI on or about August 17, 1998.

         The Special Meeting of Stockholders has been called to consider and vote on a proposal to adopt an Agreement and Plan of Merger (the "Merger Agreement") (attached to this proxy statement as Appendix A) pursuant to which SDI Acquisition Corp. ("Acquisition"), a newly-formed Delaware corporation organized by J.F. Lehman & Company, Inc., a Delaware corporation ("JFLC"), will be merged with and into SDI (the "Merger") and each outstanding share of the common stock, par value $0.01 per share, of SDI (the "Common Stock") will be canceled and converted automatically into the right to receive $37.00 in cash (the "Merger Consideration"), payable to the holder thereof, without interest, other than certain of the shares (the "Continuing Shares") held by Walter Neubauer and Thomas F. Treinen (the "Continuing Stockholders") which shall remain outstanding (currently representing approximately 10.2% of the outstanding Common Stock) and other than shares held by any stockholders who are entitled to and who have perfected their dissenters' rights.

         Consummating the Merger is subject to a number of conditions. Accordingly even if stockholders adopt the Merger Agreement, there can be no assurance that the Merger will be consummated.


         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                                          TABLE OF CONTENTS

                                                                                                     PAGE NO.
                                                                                                     --------

SUMMARY......................................................................................           1
      Date, Time and Place of the Special Meeting............................................           1
      Purpose of the Special Meeting.........................................................           1
      Record Date and Quorum.................................................................           1
      Vote Required..........................................................................           1
      Parties to the Merger Transaction......................................................           2
      The Proposal...........................................................................           3
      Effective Date of the Merger; Payment for Shares.......................................           3
      Background of the Merger Transaction...................................................           3
      The Special Committee's and Board's Recommendation.....................................           4
      Opinions of Investment Bankers.........................................................           5
      Conflicts of Interest..................................................................           5
      Certain Effects of the Merger..........................................................           5
      Conditions to the Merger...............................................................           6
      Termination of the Merger Agreement....................................................           6
      Termination Fee and Payment of Expenses................................................           7
      The Guaranty Agreement.................................................................           7
      Federal Income Tax Consequences........................................................           8
      Accounting Treatment...................................................................           8
      Financing of the Merger................................................................           8
      Market Prices for Common Stock and Dividends...........................................           9
      Rights of Dissenting Stockholders......................................................           9
      Summary of Selected Consolidated Financial Data........................................          10
TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING...............................................          12
RECORD DATE AND VOTING OF COMMON STOCK.......................................................          12
SOLICITATION OF PROXIES......................................................................          13
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE..............................................          13
THE MERGER...................................................................................          14
      Background of the Merger...............................................................          14
      Recommendation of the Special Committee and the Board of Directors.....................          17
      Opinion of Financial Advisor to the Company............................................          18
      Interests of Certain Persons in the Merger.............................................          23
      The Merger Agreement...................................................................          24
      Appraisal Rights.......................................................................          33
      Federal Income Tax Consequences........................................................          35
      Certain Effects of the Merger..........................................................          36
      The Guaranty Agreement.................................................................          37
      Litigation.............................................................................          37
INFORMATION REGARDING SPECIAL DEVICES, INCORPORATED..........................................          37
INFORMATION REGARDING J.F. LEHMAN & COMPANY, INC.............................................          38
SELECTED FINANCIAL DATA FOR SPECIAL DEVICES
   INCORPORATED..............................................................................          40


                                                iii


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS.......................................................          41
MARKET PRICE AND DIVIDEND INFORMATION........................................................          48
SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND
   MANAGEMENT................................................................................          49
      Principal Stockholders.................................................................          49
      Ownership by Management................................................................          50
INDEPENDENT PUBLIC ACCOUNTANTS...............................................................          51
WHERE YOU CAN FIND ADDITIONAL INFORMATION....................................................          51
OTHER BUSINESS...............................................................................          53


APPENDICES:

      Appendix A--Agreement and Plan of Merger
      Appendix B--Opinion of Donaldson, Lufkin & Jenrette
      Appendix C--Guaranty Agreement
      Appendix D--Appraisal Rights Statute

                                   SUMMARY

         The following is a summary of certain information contained elsewhere in this proxy statement. Reference is made to, and this Summary is qualified in its entirely by, the more detailed information contained elsewhere in this proxy statement. Stockholders are urged to read this proxy statement and its appendices in their entirety before voting.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

         A Special Meeting of Stockholders (the "Special Meeting") of Special Devices, Incorporated (the "Company" or "SDI") will be held on September 23, 1998, at 10:00 a.m., local time, at The Valencia Hilton Garden Inn, 27710 The Old Road, Valencia, California 91355.

PURPOSE OF THE SPECIAL MEETING

         At the Special Meeting, the stockholders will consider and vote on a proposal to adopt an Agreement and Plan of Merger (the "Merger Agreement") (attached to this proxy statement as Appendix A) pursuant to which SDI Acquisition Corp. ("Acquisition"), a newly-formed Delaware corporation organized by J.F. Lehman & Company, Inc., a Delaware corporation ("JFLC"), will be merged with and into SDI (the "Merger") and each outstanding share of Common Stock will be converted automatically into the right to receive $37.00 in cash payable to the holders thereof, without interest (the "Merger Consideration"), other than certain of the shares (the "Continuing Shares") held by Walter Neubauer (728,875 shares) and Thomas F. Treinen (66,250 shares) (the "Continuing Stockholders") which shall remain outstanding and other than shares held by stockholders who are entitled to and who have perfected their dissenters' rights. See "The Merger."

RECORD DATE AND QUORUM

         The Board of Directors of the Company (the "Board") has fixed the close of business on August 10, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or adjournments thereof. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. At the Record Date, there were 7,809,801 shares of Common Stock outstanding. The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. See "Record Date and Voting of Common Stock."

VOTE REQUIRED

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting pursuant to Delaware law is required to adopt the Merger Agreement. Thus, a failure to vote or a vote to abstain will have the same legal effect as a vote cast against adoption. In addition, brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners. See "Record Date and Voting of Common Stock."

PARTIES TO THE MERGER TRANSACTION

         The Company. SDI is a leader in the design and manufacture of highly reliable pyrotechnic devices used by the automotive industry as initiators in airbag systems and the aerospace industry, primarily in tactical missile systems, propellant and explosive actuated devices and military aircraft crew ejection systems. SDI operates through two separate divisions, Automotive Products and Aerospace.

         SDI formed the Automotive Products Division as a separate division in fiscal 1989 to concentrate on the Company's strategic decision to apply its expertise in pyrotechnic products beyond the defense-related markets traditionally serviced by its Aerospace Division. The Automotive Products Division's principal products are initiators, the pyrotechnic output of which is used to ignite the inflation system in automotive airbag systems.

         The Automotive Products Division contributed 71%, 77% and 80% of SDI's net sales during the fiscal years ended October 31, 1995, 1996 and 1997, respectively. The magnitude of this percentage is due primarily to master purchase agreements with TRW, Inc. and Autoliv ASP Incorporated (formerly Morton International). SDI's initiators are sold to four domestic manufacturers of airbag systems or inflators (TRW, Autoliv, Atlantic Research Corporation and Breed Technologies), and are also sold on a more limited basis to two foreign manufacturers, and they are incorporated into driver and passenger-side airbag systems used in a wide variety of automobile models manufactured by substantially all of the automobile manufacturers that sell automobiles, light trucks and vans in the United States, including the three major domestic manufacturers (Chrysler, Ford and GM), as well as BMW, Fiat, Kia, Mazda, Mitsubishi, Nissan, Toyota and Volkswagen. In addition, one foreign buyer of the Company's initiators uses them for application in seat belt pre-tensioners.

         SDI's Aerospace Division has been designing and manufacturing products for the aerospace industry for over 30 years. Its customers are primarily the United States government and its prime contractors. The Aerospace Division contributed 29%, 23% and 20% of the Company's net sales during the fiscal years ended October 31, 1995, 1996 and 1997, respectively. The decline in percentage from 1995 to 1996 was the result of (i) higher sales levels achieved by the Automotive Products Division and (ii) high sales levels of products used in a certain missile program in 1995 that did not repeat in 1996. The decline in percentage from 1996 to 1997 was due to sales by the Automotive Products Division increasing at a higher rate than sales by the Aerospace Division.

         J.F. Lehman & Company, Inc. JFLC was established by John F. Lehman, Donald Glickman and George Sawyer (the "Managing Principals") to acquire niche manufacturing and service companies with significant engineering and technical content. JFLC's portfolio companies typically serve those industries in which the Managing Principals have significant operating and investing experience, including the aviation, space, automotive, semiconductor equipment and marine industries.

         The Managing Principals are the managing members of JFL Investors LLC, the general partner of J.F. Lehman Equity Investors I, L.P. ("JFLEI"), a private equity investment fund formed in 1997. JFLC is the manager of JFLEI.

         JFLC through JFLEI has sponsored two transactions over the past eighteen months. In August 1997, JFLC led the recapitalization of Burke Industries, Inc., a leading manufacturer of engineered elastometric products for the aerospace, heavy-duty truck and commercial building markets. In February 1998, JFLC recapitalized Elgar Holdings, Inc. which, through its subsidiary, Elgar Electronics Corporation, is a leader in the design and manufacture of programmable power equipment and systems to test semiconductor test equipment, satellite ground testing systems, weapons systems, avionics, communication systems, medical equipment and consumer electronics.

         Prior to the formation of JFLEI, JFLC sponsored both the 1993 acquisition of Sperry Marine, Inc., a recognized world leader in the design and manufacture of advanced electronic maritime instruments and sensors, and the 1992 acquisition of Astra Holdings Corporation, a leading manufacturer of electronic and electromechanical devices and subsystems for military and commercial uses, including various pyrotechnic applications.

THE PROPOSAL

         The Merger Agreement provides that, subject to satisfaction of certain conditions, Acquisition will be merged into SDI, and that following the Merger, the separate existence of Acquisition will cease and SDI will continue as the surviving corporation (the "Surviving Corporation"). At the Effective Date (as defined below) of the Merger and subject to the conditions and procedures set forth in the Merger Agreement, each share of issued and outstanding Common Stock (other than the Continuing Shares and shares as to which statutory dissenters' rights are properly perfected and not withdrawn) will, by virtue of the Merger, be converted into the right to receive $37.00 in cash, without interest. See "The Merger."

EFFECTIVE DATE OF THE MERGER; PAYMENT FOR SHARES

         The Merger will become effective (the "Effective Date") at the time and date when a copy of a certificate of merger is filed with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law (the "DGCL"). The time of such filing is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the principal terms of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions of the Merger Agreement. Detailed instructions with regard to the surrender of certificates, together with a letter of transmittal, will be forwarded to stockholders by U.S. Trust Company of New York (the "Payment Agent") promptly following the Effective Date. Stockholders should not submit their certificates to the Payment Agent until they have received such materials. Payment for shares will be made to stockholders as promptly as practical following receipt by the Payment Agent of their certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. See "The Merger Agreement--Payment for Shares." STOCKHOLDERS SHOULD NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

BACKGROUND OF THE MERGER TRANSACTION

         The Board and management have, from time to time, considered strategic alternatives for SDI, including acquisitions within its business segments, diversification of its business into strategically complementary areas and other courses of action. In January 1998, SDI engaged Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to serve as its financial advisor to explore strategic alternatives available to SDI, including the possible sale of SDI. Following the preparation and distribution of an Offering Memorandum, and after reviewing the preliminary indications of interest, seven parties were invited to present formal proposals.

         On June 5, 1998, the Board met to consider two formal proposals, including one from JFLC. While each of the proposals provided for cash to the public stockholders and were very close in terms of price, each one provided for a different level of participation in the continuing ownership of SDI by the Continuing Stockholders. Neither proposal provided a viable alternative for a continuing public market for SDI's Common Stock. The Board determined that although the JFLC proposal included a slightly lower purchase price per share as compared to the other proposal, the JFLC proposal was preferable because it appeared more likely to be successful given JFLC's transaction structure. The Board unanimously recommended that DLJ and Gibson, Dunn & Crutcher be authorized and directed to negotiate with JFLC to increase its proposed offer price and to prepare a definitive agreement. Over the weekend of June 6, DLJ contacted both parties to negotiate the terms of their offers, and JFLC increased its offer to $37.00 per share (which was equal to the other proposal).

         On June 18, 1998, the Board held a special meeting to consider the proposed Merger Agreement and the Guaranty Agreement. At this meeting, DLJ discussed the financial aspects of the proposed transaction and delivered its oral opinion that the consideration to be received by SDI stockholders other than the Continuing Stockholders pursuant to the Merger Agreement is fair to such stockholders from a financial point of view as of such date. Thereafter, the Board unanimously approved the Merger Agreement and the Guaranty Agreement subject to certain changes and the resolution of certain remaining issues. Following this meeting, representatives of SDI negotiated the remaining issues with representatives of JFLC, and on June 19, 1998, the Merger Agreement and the Guaranty Agreement were signed.

         For a more complete discussion of the background, see "Background of the Merger Transaction."

THE SPECIAL COMMITTEE'S AND BOARD'S RECOMMENDATION

         The Board unanimously determined that the proposed transaction is fair to, and in the best interest of, SDI's stockholders and recommends that the stockholders vote to adopt the principal terms of the Merger Agreement. In reaching these conclusions, the Special Committee and the Board were favorably influenced by numerous factors, including, among others the analysis presented by DLJ, the extensive solicitation process conducted by DLJ in seeking a buyer for SDI, and the fact that the cash merger price of $37.00 per share represented a premium of 36.4% over the price of SDI's Common Stock on the date of the announcement of the engagement of DLJ and 6.1% above the price of SDI's Common Stock on the day before the announcement of the merger.

         For a more complete discussion of the factors considered by the Board, see "The Special Committee's and the Board's Recommendation."

OPINIONS OF INVESTMENT BANKERS

         SDI retained DLJ to act as its financial advisor to review any proposed business combination and render its opinion to the Board. DLJ provided an opinion dated June 19, 1998 to the Board that, as of that date, and subject to the assumptions, limitations and qualifications set forth in such opinion, the Merger Consideration to be received by the holders of Common Stock other than the Continuing Stockholders pursuant to the Merger Agreement is fair to such stockholders, from a financial point of view. The full text of the written opinion of DLJ, which sets forth a description of assumptions made, matters considered and limitations on the review undertaken by DLJ, is attached as Appendix B to this proxy statement. Stockholders are urged to read such opinion carefully in its entirety. See "Special Factors--Opinion of DLJ."

CONFLICTS OF INTEREST

         In considering the recommendation of the Board with respect to the Merger, stockholders should be aware that certain officers and directors of SDI have interests in connection with the Merger which may present them with actual or potential conflicts of interest. These interests include those described below. See "The Merger--Interests of Certain Persons in the Merger."

         Change of Control Stay Bonuses. Upon closing of the Merger, two executive officers of SDI, John Vinke and Thomas J. Treinen, will receive lump sum payments of $100,000 and $20,000 respectively, assuming that they are still employed by SDI at that time.

         Continuing Stockholders. Certain of the shares of Common Stock held by Walter Neubauer (728,875 shares) and Thomas F. Treinen (66,250 shares) shall not be converted in the Merger but shall remain outstanding as shares of common stock of the Surviving Corporation. Immediately prior to the Merger, Walter Neubauer will sell 728,875 shares for $37.00 per share to JFLEI, an affiliate of JFLC, which shares shall be canceled in the Merger. The Continuing Stockholders will continue to have an equity interest in the Surviving Corporation that will not be available to other stockholders. Thomas J. Treinen is President and Chief Executive Officer of SDI. Walter Neubauer is neither an officer nor a director nor an affiliate (as such term is defined in the Exchange Act) of SDI; he did not participate on behalf of SDI in the negotiations relating to the Merger.

         Certain Stock Options. Stock options currently held by certain employees (John M. Cuthbert - 50,000 shares; Jack B. Watson - 21,325 shares; Robert S. Ritchie - 7,500 shares; Thomas J. Treinen - 7,500 shares; John Vinke - 7,500 shares; Mary Lou Graham - 4,000 shares; and Samuel Levin - 3,750 shares) will continue in the Surviving Corporation and vest and be exercisable in accordance with the terms of the stock option agreements currently in effect with respect to such options. Therefore, these employees will continue to have an equity interest in the Surviving Corporation which will not be available to other stockholders.

CERTAIN EFFECTS OF THE MERGER

         As a result of the Merger, the entire equity interest in SDI will be owned by Acquisition and the Continuing Stockholders. Stockholders other than the Continuing Stockholders will no longer have any interest in, and will not be stockholders of, SDI, and therefore will not participate in its future earnings and growth. Instead, each such holder of Common Stock will have the right to receive $37.00 in cash, without interest, for each share held (other than shares in respect of which dissenters' rights have been perfected). Although an equity investment in SDI following the Merger involves substantial risk resulting from the limited liquidity of any such investment and the high debt-to-equity ratio and consequent substantial fixed charges that will apply to SDI after the Merger, if SDI's projections are realized, the value of such an equity investment would be considerably greater than the original cost thereof. Further, even if the projections are not met, the investors in SDI may earn a substantial return on their investment. In addition, SDI's Common Stock will no longer be traded on the Nasdaq National Market, price quotations will no longer be available and the registration of SDI's Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. See "Certain Effects of the Merger."

CONDITIONS TO THE MERGER

         The obligations of SDI and Acquisition to complete the Merger are subject to a number of conditions. If these conditions are not satisfied or waived, the Merger will not be completed. The most important of these conditions are (i) obtaining the approval of SDI's stockholders; (ii) no order being entered in any action or proceeding or other legal restraint or prohibition that prevents the consummation of the Merger; (iii) the expiration of any applicable waiting period applicable to the Merger; (iv) the accuracy in all material respects of the representations and warranties of SDI and Acquisition; and (v) the performance in all material respects by SDI and Acquisition of all obligations and covenants required to be performed or complied with under the Merger Agreement. See "The Merger Agreement -- Conditions to the Merger."

TERMINATION OF THE MERGER AGREEMENT

         Either SDI or Acquisition may terminate the Merger Agreement if (i) they mutually consent in writing; (ii) a final order shall have been issued prohibiting the Merger; (iii) the Merger has not been consummated by October 31, 1998 (unless otherwise extended).

         Acquisition may terminate the Merger Agreement if: (i) The Board withdraws its recommendation of the Merger or shall have recommended an acquisition by another party; (ii) an acquisition by another party occurs; (iii) SDI shall have breached any of its representations or warranties set forth in the Merger Agreement or any representation or warranty of SDI shall have become untrue; (iv) SDI shall have breached any of its covenants or agreements set forth in the Merger Agreement ; or (v) Acquisition shall have discovered that any information supplied to it by SDI contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements not misleading at the time such information was provided to Acquisition.

         SDI may terminate the Merger Agreement if: (i) Acquisition shall have breached any of its representations or warranties set forth in the Merger Agreement or any representation or warranty of Acquisition shall have become untrue; (ii) Acquisition shall have breached any of its covenants or agreements set forth in the Merger Agreement; (iii) the Board determines that it must do so in the exercise of its fiduciary duties; or (iv) SDI's stockholders shall have failed to adopt the Merger Agreement.

         For a more complete discussion of these termination provisions, see "The Merger Agreement -- Termination of the Merger Agreement."

TERMINATION FEE AND PAYMENT OF EXPENSES

         SDI will be required to pay $6,000,000, as liquidated damages, to Acquisition in the event that SDI is acquired by another party within twelve months of a termination of the Merger Agreement for any of the following reasons: (i) because the Board determines that it must terminate the Merger Agreement pursuant to the exercise of its fiduciary duties; (ii) because the Board withdraws its recommendation of the Merger or shall have recommended an acquisition of SDI by another party; (iii) because SDI shall have breached any of its covenants or agreements set forth in the Merger Agreement; or (iv) Acquisition shall have discovered that any information supplied to it by SDI contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements not misleading at the time such information was provided to Acquisition.

         In addition, SDI will be required to pay Acquisition $6,000,000, as liquidated damages, in the event that the Merger Agreement is terminated because SDI's stockholders fail to adopt the Merger and SDI is acquired by another party within six months of such termination.

         In the event that the Merger Agreement is terminated for any of the reasons set forth immediately above and SDI is not acquired by another party within the applicable time frame, SDI will be required to reimburse Acquisition for its out-of-pocket fees and expenses up to $750,000.

         Acquisition shall reimburse SDI for its out-of-pocket fees and expenses up to $750,000 in the event that the Merger Agreement is terminated for any of the following reasons: (i) because Acquisition shall have breached any of its representations or warranties set forth in the Merger Agreement or any representation or warranty of Acquisition shall have become untrue; or (ii) because Acquisition shall have breached any of its covenants or agreements set forth in the Merger Agreement.

         The Merger Agreement caps the liability of any breaching party by providing that in the event of a breach of the Merger Agreement by either SDI or Acquisition, the breaching party shall be liable for no more than $15,000,000 for the consequences of such breach.

         For a more complete discussion of these termination fees and expenses, see "The Merger Agreement --Termination Fee and Payment of Expenses."

THE GUARANTY AGREEMENT

         The Guaranty Agreement (attached to this proxy statement as Appendix C) provides that JFLEI, an affiliate of JFLC, unconditionally guarantees, for the benefit of SDI, the full payment by Acquisition of any final judgment or settlement obtained against Acquisition (or pursuant to any other agreement signed by Acquisition admitting liability), in each case relating to and arising from the failure of Acquisition to fully perform its obligations under the Merger Agreement or the breach of any of Acquisition's representations and warranties contained in the

Merger Agreement. The Guaranty Agreement is subject to the terms, conditions and limitations set forth in the Merger Agreement, and the damages recoverable against JFLEI under this Guaranty Agreement are limited to $15,000,000. The Guaranty Agreement terminates upon the closing of the Merger. See "The Guaranty Agreement."

FEDERAL INCOME TAX CONSEQUENCES

         The receipt of the Merger Consideration by holders of Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes. For a more detailed discussion of the federal income tax consequences of the Merger, see "Federal Income Tax Consequences." All holders of Common Stock are urged to consult their tax advisors to determine the effect of the Merger on such holders under federal, state, local and foreign tax laws.

ACCOUNTING TREATMENT

         The Merger will be treated as a recapitalization for accounting purposes.

FINANCING OF THE MERGER

         It is estimated that approximately $284.2 million will be required to consummate the Merger and provide current and future working capital for SDI. This sum will be provided by (i) affiliates of JFLC ($79 million), (ii) the sale of debt securities ($190 million), and (iii) a revolving credit facility ($15.2 million drawn from a $30 million facility). Acquisition has received proposals and letters from various sources to provide this financing, but these proposals and letters are subject to numerous conditions. See "The Merger Agreement--Financing."

MARKET PRICES FOR COMMON STOCK AND DIVIDENDS

         SDI's Common Stock is quoted on the Nasdaq National Market System under the symbol "SDII." The following tables present historical trading information about SDI's Common Stock closing share prices:

         Period                                         High                  Low
----------------------------------------------------------------------------------
     1995
         First Quarter                            $      20.000      $      15.500
         Second Quarter                                  19.000             16.250
         Third Quarter                                   25.250             18.000
         Fourth Quarter                                  21.750             16.000

     1996
         First Quarter                                   18.000             13.000
         Second Quarter                                  21.250             14.750
         Third Quarter                                   23.750             15.000
         Fourth Quarter                                  18.000             12.500

     1997
         First Quarter                                   21.000             12.500
         Second Quarter                                  20.500             15.500
         Third Quarter                                   19.125             14.875
         Fourth Quarter                                  29.500             18.500

     1998
         First Quarter                                   29.250             22.750
         Second Quarter                                  34.750             24.750
         Third Quarter                                   38.000             33.375
         Fourth Quarter (through August 13, 1998)        34.500             33.750


         On June 18, 1998 (the last trading day before the Board's approval of the Merger) the closing share price was $34.50. No cash dividends have been paid on the Common Stock by SDI since its shares were publicly distributed in 1991, and SDI does not currently intend to pay cash dividends on its Common Stock.

RIGHTS OF DISSENTING STOCKHOLDERS

         Any stockholder who does not wish to accept the Merger Consideration has the right under the DGCL to receive the "fair value" of his or her shares of Common Stock as determined by a Delaware court. This "appraisal right" is subject to a number of restrictions and technical requirements. Generally, in order to perfect appraisal rights (i) you must not vote in favor of adopting the Merger Agreement; and (ii) you must make a written demand for appraisal before the vote on the Merger Agreement.

         Merely voting against the Merger Agreement will not protect your right of appraisal. Appendix D to this proxy statement contains the applicable provisions of the DGCL relating to appraisal rights. See "Appraisal Rights."

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

         The following table presents certain summary selected consolidated financial data of SDI as of and for each of the five years in the period ended October 31, 1997. This financial data was derived from the audited historical consolidated financial statements of SDI and should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this proxy statement.

                                                               YEAR ENDED OCTOBER 31,
                                       --------------------------------------------------------------------
                                         1993           1994(1)         1995          1996           1997
                                       ---------      ---------      ---------      ---------     ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net sales:
         Automotive Products ......    $  24,339      $  49,460      $  71,253      $  80,235     $ 111,930
         Aerospace ................       13,112         15,049         29,339         24,247        28,572
                                       ---------      ---------      ---------      ---------     ---------
              Total ...............       37,451         64,509        100,592        104,482       140,502
Cost of sales:
         Automotive Products ......       22,367         43,388         63,241         68,113        92,758
         Aerospace ................        9,814         11,037         19,730         16,215        19,795
                                       ---------      ---------      ---------      ---------     ---------
              Total ...............       32,181         54,425         82,971         84,328       112,553
Gross profit:
         Automotive Products ......        1,972          6,072          8,012         12,123        19,172
         Aerospace ................        3,298          4,012          9,609          8,031         8,777
                                       ---------      ---------      ---------      ---------     ---------
             Total ................        5,270         10,084         17,621         20,154        27,949
Operating expenses:
         Automotive Products ......        1,564          2,914          3,412          3,878         5,524
         Aerospace ................        1,139          1,438          4,270          4,232         5,198
                                       ---------      ---------      ---------      ---------     ---------
             Total ................        2,703          4,352          7,682          8,110        10,722
Earnings from operations:
         Automotive Products ......          408          3,158          4,600          8,245        13,648
         Aerospace ................        2,159          2,574          5,339          3,799         3,579
                                       ---------      ---------      ---------      ---------     ---------
             Total ................        2,567          5,732          9,939         12,044        17,227
Other income (expense), net .......         (315)          (452)          (639)           129           111
Earnings before income taxes ......        2,252          5,280          9,300         12,173        17,338
Provision for income taxes ........          920          2,111          3,720          4,725         6,660
                                       ---------      ---------      ---------      ---------     ---------
Net earnings ......................    $   1,332      $   3,169      $   5,580      $   7,448     $  10,678
Net earnings per share ............    $     .23      $     .55      $     .82      $     .96     $    1.37
Weighted average common and common
  equivalent shares outstanding ...        5,764          5,786          6,832          7,763         7,822

                                                                YEAR ENDED OCTOBER 31,
                                       --------------------------------------------------------------------
                                         1993           1994(1)         1995          1996           1997
                                       ---------      ---------      ---------      ---------     ---------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
         Current assets ............     $14,762       $25,154       $43,320       $45,326       $43,407
         Total assets ..............      33,939        51,689        78,621        86,159        99,824
         Current liabilities .......       6,221        10,613        10,150        10,369        13,271
         Long-term debt,
            less current portion ...       3,608        12,568         4,027         3,320         2,057
         Stockholders' equity ......      23,222        26,659        62,054        69,701        81,357

-------

(1) Effective July 31, 1994, the Company acquired all of the assets of Scot, Inc. Accordingly, the results of operations for the year ended October 31, 1994, and all subsequent years, include the results of Scot, Inc. from that effective date.

              UNAUDITED RESULTS FOR THE FIRST TWO QUARTERS OF 1998

         SDI announced that net sales for the second quarter of 1998 (three months ended May 3, 1998) were $45,114,061 as compared with $32,791,946 for the second quarter of 1997 (three months ended May 4, 1997); net sales for the six months ended May 3, 1998 were $85,846,434 as compared with $60,329,340 for the six months ended May 4, 1997. Income (loss) from operations was $6,947,734 for the second quarter of 1998 as compared with $3,931,942 for the second quarter of 1997; income (loss) from operations was $18,354,451 for the six months ended May 3, 1998 as compared with $11,687,962 for the six months ended May 4, 1997. Net income (loss) was $4,047,874 for the second quarter of 1998 as compared with $2,462,186 for the second quarter of 1997; net income (loss) was $7,434,852 for the six months ended May 3, 1998 as compared with $4,376,315 for the six months ended May 4, 1997. Net income (loss) per share was $0.52 for the second quarter of 1998 as compared with $0.32 for the second quarter of 1997; net income (loss) per share was $0.96 for the six months ended May 3, 1998 as compared with $0.57 for the six months ended May 4, 1997. The weighted average shares outstanding was 8,084,704 for the second quarter 1998 as compared with 7,782,193 for the second quarter 1997; the weighted average shares outstanding was 8,052,886 for the six month ended May 3, 1998 as compared with 7,747,637 for the six months ended May 4, 1997.

                 TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING

         This proxy statement and the accompanying proxy card are solicited by the Board. These proxies will be used at the Special Meeting to be held at 10:00 a.m. local time, on September 23, 1998 at The Valencia Hilton Garden Inn, 27710 The Old Road, Valencia, California 91355, and at any and all adjournments thereof. The purpose of the Special Meeting is to consider and vote on a proposal to adopt the Merger Agreement, pursuant to which Acquisition will be merged into SDI with SDI continuing as the Surviving Corporation. The Board approved the Merger Agreement. THE BOARD OF DIRECTORS OF SDI UNANIMOUSLY RECOMMENDS THAT SDI STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

                     RECORD DATE AND VOTING OF COMMON STOCK

         Stockholders of record at the close of business on August 10, 1998 (the "Record Date") will be entitled to vote at the Special Meeting. On the Record Date, there were outstanding 7,809,801 shares of Common Stock which were held by approximately 126 stockholders of record. The presence, in person or by proxy, of the holders of shares representing at least 3,904,901 votes at the Special Meeting shall constitute a quorum.

         All shares represented by properly executed and unrevoked proxies will be voted at the Special Meeting. You may revoke your proxy before it is voted by executing another proxy at a later date, by notifying the secretary of SDI in writing of your revocation, or by attending the Special Meeting in person and voting in person.

         At the Special Meeting, the holders of Common Stock will vote on the proposal to adopt the Merger Agreement (the "Proposal"). In order to be adopted, holders of a majority of all the outstanding shares of Common Stock must vote in favor of approving the Merger Agreement in order for the Proposal to be adopted. Votes withheld, abstentions and "broker non-votes" will not be counted as votes cast and will not be voted.

         If the enclosed proxy is duly executed and received in time for the Special Meeting, and if no contrary instructions are included on the proxy, it is the intention of the persons named as proxies to vote the shares of Common Stock represented thereby in favor of the Proposal to adopt the Merger Agreement, and in the discretion of the persons named as proxies in connection with any other business that may properly come before the Special Meeting or any adjournment thereof.

         At this time, SDI knows of no other matters that may be presented for stockholder action at the Special Meeting. However, if any matters, other than approval of the Merger Agreement, should properly come before the Special Meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

         In the event that there are not sufficient votes to adopt the Proposal raised at the Special Meeting, it is expected that the Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by SDI.

         The delivery of this proxy statement shall not, under any circumstances, create any implication that the information contained herein is correct after the date hereof, August 17, 1998.


         THE BOARD OF DIRECTORS OF SPECIAL DEVICES, INCORPORATED UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK IS REQUIRED TO ADOPT THE MERGER AGREEMENT.


         NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH SPECIAL DEVICES, INCORPORATED'S SOLICITATION OF PROXIES AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SPECIAL DEVICES, INCORPORATED OR ANY OTHER PERSON.


                             SOLICITATION OF PROXIES

         Officers and regular employees of SDI may solicit proxies from stockholders by telephone, telegram, facsimile or in person. SDI will not pay these individuals any additional compensation for such services, except for the reimbursement of any reasonable out-of-pocket expenses that they incur. SDI will pay all additional expenses of the solicitation of proxies for the Special Meeting, including the cost of mailing.

                 FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

         Some statements contained in this proxy statement regarding future financial performance and results and other statements that are not historical facts are forward-looking statements. The words "expect," "project," "estimate," "predict," "anticipate," "believes" and similar expressions are also intended to identify forward-looking statements. Such statements and SDI's results are subject to numerous risks, uncertainties and assumptions, including but not limited to: possible deficiencies in future liquidity levels, possible declines in market growth rates, dependence on key customers, possible failure of product development activities, the development of alternative technologies by competitors of SDI or its customers, price pressures and other competitive factors, volatility in the market for SDI's products, and legal proceedings. These risk factors are more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

                                   THE MERGER

BACKGROUND OF THE MERGER

         Given the fact that SDI is essentially a one product, two customer business, the Board and management have, from time to time, considered strategic alternatives for SDI, including acquisitions within its business segments, diversification of its business into strategically complementary areas and other courses of action. In November 1996, management received an inquiry from one of its customers concerning whether SDI would have any interest in exploring ways to become more closely aligned with that customer. In January 1997, with the Board's consent, management met with this customer and discussed potential licensing arrangements and the possibility of being acquired by the customer. In February 1997, the customer signed a confidentiality agreement and received certain information concerning SDI.

         In May 1997, SDI engaged Austin Pierce & Co. as financial adviser to explore a possible merger with this customer or one other specifically identified potential strategic buyer. During the next several months, Austin Pierce and SDI's management held discussions with these two potential strategic buyers. At a meeting of the Board on August 19, 1997, Austin Pierce advised the Board of the current status of the discussions with potential strategic buyers and informed the Board that it did not appear that at that time an attractive business combination could be structured with either of the two potential strategic buyers. Austin Pierce advised that it was aware of a financial buyer who would most likely be interested and suggested that it be allowed to conduct discussions with that financial buyer to determine whether an attractive alternative for SDI's stockholders could be obtained.

         Austin Pierce advised that this potential buyer would likely desire the participation of management in the transaction and therefore, on August 19, 1997, the Board appointed a Special Committee comprised of Messrs. Hoffman and Bendix (the "Special Committee") to work with Austin Pierce and Gibson, Dunn & Crutcher to negotiate any possible transaction on behalf of SDI with the potential buyer. During the next four weeks, after the potential financial buyer signed a confidentiality agreement, Austin Pierce, management, the Special Committee and Gibson, Dunn & Crutcher held discussions with the potential buyer concerning the valuation of SDI and a potential structure for the transaction. At a meeting of the Board on September 17, 1997, Austin Pierce and the Special Committee advised that it appeared that the best transaction SDI would be able to negotiate with this financial buyer was a cash merger transaction or recapitalization at a price in the range of $25.00 to $27.00 per share, although no formal proposal or offer was ever made. The Special Committee recommended and the Board determined that, given the then current market price of the Common Stock, its future prospects and other factors, such an alternative was not preferable to SDI remaining independent. On September 17, 1997, SDI announced that it was not in discussions concerning any possible merger or sale and terminated the engagement of Austin Pierce.

         During the next two months, SDI focused its efforts on construction of the Moorpark, California facility and plans to move operations from Newhall to Moorpark. Some directors of SDI discussed with Mr. Treinen his long-term plans, future management structure, and a clear line of succession upon Mr. Treinen's retirement. At a meeting on November 17, 1997, the

Board discussed the desirability of conducting a search for a successor for Mr. Treinen. The Board also discussed whether or not a further in-depth consideration of strategic alternatives available to SDI should be conducted. At the conclusion of this discussion, the Board determined to proceed along two parallel lines, the first to begin the initial steps in selecting an executive recruiting firm to conduct a search for Mr. Treinen's successor and the second to conduct a search for investment banking firms to assist SDI in a further in-depth exploration of its strategic alternatives. The Special Committee was charged with the responsibility and authority of implementing the first proposal and a committee comprised of Mr. Treinen, Mr. Watson and John Vinke was instructed to interview potential investment bankers who could be retained by SDI to render advice with respect to strategic alternatives. After conducting interviews with a variety of executive search and investment banking firms, at a meeting on December 19, 1997, the Board determined that the two courses of action were at that time mutually exclusive. The Board then decided to concentrate first on exploring strategic alternatives and, from the several investment banking firms proposed, authorized the engagement of DLJ to assist the Special Committee and the Board in that regard. The Board determined to hold discussions of a successor for Mr. Treinen in abeyance until completion of that study.

         On January 21, 1998, SDI publicly announced that it had engaged DLJ to assist in a review of strategic alternatives for SDI.

         In February 1998, an Offering Memorandum was prepared, and DLJ was authorized to contact potential strategic and financial buyers identified by DLJ and management. Contact was made with 93 prospects, including 45 potential strategic buyers and 48 potential financial buyers. A total of 49 prospects signed confidentiality agreements (16 strategic and 33 financial) and received information concerning SDI. Indications of interest were received from eight prospects (two strategic and six financial). After reviewing the preliminary indications of interest, seven parties were given access to further information and a draft contract and requested to present formal proposals.

         On June 5, 1998, the Board met to consider the two formal proposals which had been received from financial buyers, each providing for the cash purchase of substantially all of the outstanding public stockholders' Common Stock in a transaction to be accounted for as a leveraged recapitalization. The JFLC proposal contemplated a cash purchase of $36.50 per share for approximately 90% of the outstanding shares of Common Stock, required Mr. Neubauer to retain approximately 50% of his holdings of Common Stock, required Mr. Treinen to retain 66,250 shares of his Common Stock and contemplated that management retain some options in the Surviving Corporation. The other proposal contemplated a cash purchase of $37.00 per share for approximately 75.6% of the outstanding shares of Common Stock and required Mr. Neubauer to retain approximately 100% of his holdings of Common Stock and management to retain 542,250 shares of Common Stock. In addition, the financing for the other proposal included an investment of preferred stock with warrants, whereas JFLC was prepared to make a common stock investment as part of its financing. DLJ presented a summary of the two proposals, a summary of other strategic options available to SDI including remaining independent, and a preliminary valuation analysis of SDI. Gibson, Dunn & Crutcher presented a summary of the proposed agreements included with each of the two formal proposals. After discussion, the Board concluded that each of the formal proposals presented SDI with a possible transaction that the Board felt could be an attractive alternative to remaining independent. While each of the proposals provided for cash to the public stockholders and were very close in terms of price, each one provided for different levels of participation in the continuing ownership of SDI by the Continuing Stockholders. Neither proposal provided a viable alternative for a continuing public market for the Common Stock. The Board determined that the appropriate way to consider the proposals was for all of the directors other than the Special Committee to leave the meeting and determine whether they could support both proposals and for the Special Committee to discuss with DLJ and Gibson, Dunn & Crutcher which proposal appeared to be most favorable to SDI. The Special Committee concluded that while the JFLC proposal (then contemplating a cash purchase at $36.50 per share), included a slightly lower purchase price per share than the other proposal, the JFLC proposal was preferable because it involved a common equity contribution as opposed to preferred stock and it involved a higher number of outstanding shares to be purchased. The management directors rejoined the meeting and advised the Board that they were unable to support the other proposal in its then current format. The Special Committee unanimously recommended that DLJ and Gibson, Dunn & Crutcher be authorized and directed to negotiate with JFLC to increase its proposed purchase price and to prepare a definitive agreement and requested DLJ to negotiate with the other party to determine if the number of shares proposed to be purchased in their proposal could be increased and if the preferred stock structure could be altered. Over the weekend of June 6, DLJ contacted both parties to negotiate the terms of their offers. DLJ was advised by the other party that they were unable to increase or revise their offer. JFLC increased its offer to $37.00 per share (which was equal to the other proposal). For the next two weeks, representatives of SDI and JFLC met or had telephone discussions daily to provide JFLC and its lenders with information concerning SDI and to complete negotiations of the terms and conditions of the Merger Agreement and the Guaranty Agreement.

         On June 18, 1998, the Board of SDI held a special meeting to consider the proposed Merger Agreement and the Guaranty Agreement. At this meeting, DLJ discussed the financial aspects of the proposed transaction and the procedures they had undertaken to evaluate the proposal from a financial point of view to the stockholders of SDI other than the Continuing Stockholders and addressed questions from members of the Board. Gibson, Dunn & Crutcher made a presentation regarding the structure of the proposed transaction, the negotiations surrounding the Merger Agreement and then discussed the agreements and the exhibits and disclosure schedules thereto with the Board. DLJ delivered its oral opinion to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Merger Consideration to be received by SDI stockholders other than the Continuing Stockholders pursuant to the Merger Agreement was fair to such stockholders from a financial point of view. Following such discussion, all of the members of the Board, other than the Special Committee and representatives of DLJ and Gibson, Dunn & Crutcher left the meeting and the members of the Special Committee discussed the terms and conditions of the proposed transaction including the shares to be retained in the transaction by Mr. Neubauer and Mr. Treinen and the options in the Surviving Corporation to be granted to the management of SDI in exchange for certain of management's current options. Thereafter, the Special Committee unanimously determined to recommend the proposed transaction to the full Board subject to certain changes and the resolution of certain remaining issues. Thereafter, the full Board was reconvened, the Special Committee made its recommendation and the Board unanimously approved the Merger Agreement and the Guaranty Agreement subject to certain changes and the resolution of certain remaining issues. Thereafter, representatives of SDI negotiated the remaining issues with representatives of JFLC, and on June 19, 1998, the Merger Agreement and the Guaranty Agreement were signed.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

         The Board, based on the recommendation of the Special Committee, unanimously determined that the proposed transaction is fair to, and in the best interest of, SDI's stockholders and recommends that the stockholders vote to adopt the principal terms of the Merger Agreement. In reaching these conclusions, the Special Committee and the Board were favorably influenced by the following factors:

         1. The analysis presented by DLJ and the opinion of DLJ to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Merger Consideration to be received by the stockholders other than the Continuing Stockholders in the merger transaction was fair to such stockholders from a financial point of view;

         2. The extensive solicitation process conducted by DLJ in seeking a buyer for SDI;

         3. The prior solicitations held with the assistance of Austin Pierce and the fact that SDI had announced, on January 21, 1998, that it had engaged DLJ to assist it in seeking strategic alternatives;

         4. The fact that the negotiations concerning the merger transaction were at arms-length between representatives of JFLC and representatives of DLJ and Gibson, Dunn & Crutcher, who reported to the Special Committee;

         5. The fact that the cash merger price of $37.00 per share represented a premium of 36.4% over the price of SDI's Common Stock on the date of the announcement of the engagement of DLJ and 6.1% above the price of SDI's Common Stock on the day before the announcement of the merger;

         6. The principal terms of the Merger Agreement which included: (i) although SDI agreed not to solicit additional offers, it had the ability to respond to unsolicited alternative proposals to acquire SDI; (ii) the size of the breakup fee payable under the Merger Agreement and the circumstance that it is not payable unless SDI enters into an acquisition transaction with another party within twelve (12) months of termination of the Merger Agreement; and
(iii) the fact that the transaction is subject to the approval of a majority of SDI's outstanding shares; and

         7. The fact that SDI is essentially a one-product, two customer company, and the likelihood of continued consolidation in the industry in which SDI operates.

         In approving the transaction, the Special Committee and the Board were aware of and considered as a negative factor that as a result of the merger, stockholders other than the Continuing Stockholders would no longer participate in the future growth and earnings of SDI. It considered the possibility that the Common Stock of SDI could significantly increase in value if SDI's market for initiators were to continue to expand as it has in the recent past. However, taking into account the recent increase in SDI's stock price, the continuing pressure on unit sales prices experienced by SDI, the fact that SDI was a one-product, two customer company, and the fact that SDI was faced with the prospect of finding a replacement for Mr. Treinen, the Board believed that a sale of SDI would eliminate the risks associated with such factors and therefore would achieve greater value at this time for stockholders other than the Continuing Stockholders as compared with remaining a public company.

OPINION OF FINANCIAL ADVISOR TO THE COMPANY

         In its role as financial advisor to SDI, DLJ was asked by SDI to render an opinion as to the fairness from a financial point of view to stockholders other than the Continuing Stockholders of the consideration to be received by such stockholders pursuant to the terms of the Merger Agreement. Pursuant to the Merger Agreement, each share of Common Stock, other than the Continuing Shares and shares held by stockholders who are entitled to and who have perfected their dissenters' rights, will be converted into the right to receive a cash payment per share equal to $37.00. On June 19, 1998, DLJ delivered its written opinion (the "DLJ Opinion") to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Merger Consideration to be received by stockholders other than the Continuing Stockholders pursuant to the terms of the Merger Agreement is fair to such stockholders from a financial point of view.

         A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS APPENDIX B. STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION CAREFULLY IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, THE PROCEDURES FOLLOWED, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW MADE BY DLJ IN CONNECTION WITH SUCH OPINION.

         The DLJ Opinion was prepared for the Board and addresses only the fairness of the Merger Consideration to be received by stockholders other than the Continuing Stockholders from a financial point of view. The DLJ Opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Merger. DLJ was not retained as an adviser or agent to SDI's stockholders or any other persons, other than as an advisor to SDI. The Merger Consideration was determined in arm's-length negotiations between SDI and JFLC, in which negotiations DLJ advised SDI. No restrictions or limitations were imposed by SDI upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ Opinion. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

         In arriving at its opinion, DLJ reviewed the Merger Agreement and the exhibits thereto. DLJ also reviewed financial and other information that was publicly available or furnished to it by SDI, including information provided during discussions with SDI's management. Included in the information provided during discussions with SDI's management were certain financial projections of SDI prepared by the management of SDI. In addition, DLJ compared certain financial and securities data of SDI with similar data of various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of SDI's Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

         In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by SDI or its representatives or that was otherwise reviewed by it. With respect to the financial projections supplied to it, DLJ assumed that management's adjusted case projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of SDI as to the future operating and financial performance of SDI. DLJ did not assume any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by it. DLJ relied as to certain legal matters on advice of counsel to SDI.

         The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion.

         The following is a summary of the presentation made by DLJ to the Board at its June 18, 1998 board meeting.

         Historical Stock Price Performance. To provide comparative market data, DLJ examined SDI's historical Common Stock performance. DLJ's analysis consisted of a historical analysis of closing prices and trading volumes (i) from SDI's initial public offering on August 9, 1991 through June 12, 1998 and (ii) for the twelve months ended June 17, 1998. DLJ also examined trading volumes at specified prices of SDI's Common Stock for the twelve months ended June 17, 1998. In addition, DLJ compared the performance of SDI's Common Stock for the twelve months ended June 17, 1998 to (i) the S&P 500 Index, (ii) an index comprised of six automotive airbag suppliers deemed to be reasonably comparable to SDI because they possess general business, operating and financial characteristics similar to SDI (the "Airbag Comparable Companies") and (iii) an index comprised of 21 automotive OEM suppliers deemed comparable to SDI because of their similarity to SDI as suppliers to automotive original equipment manufacturers (the "OEM Comparable Companies"). The Airbag Comparable Companies consisted of Autoliv, Inc., Breed Technologies, Inc., OEA, Inc., Safety Components International, Inc., Simula, Inc. and TRW, Inc.. The OEM Comparable Companies consisted of Arvin Industries, Inc., Borg-Warner Automotive, Inc., Citation Corporation, Collins and Aikman Corporation, Dana Corporation, Donnelly Corporation, Dura Automotive Systems, Inc., Echlin Inc., Excel Industries, Inc., Exide Corporation, Federal-Mogul Corporation, Gentex Corporation, Intermet Corporation, Lear Corporation, Magna International Inc., MascoTech, Inc., Simpson Industries, Inc., Standard Products Company, Superior Industries International, Tower Automotive, Inc. and Walbro Corporation. Since SDI's initial public offering on August 9, 1991, SDI's Common Stock reached a high of $38.00 per share and a low of $5.75 per share. In the twelve months ended June 17, 1998, SDI's Common Stock reached a high of $38.00 per share and a low of $14.88 per share. On June 17, 1998, the closing price of SDI's Common Stock was $35.00 per share. During the twelve months ended June 17, 1998, over 99% of the trading volume in SDI's Common Stock was at $37.00 or below. During the twelve months ended June 17, 1998, SDI's Common Stock substantially outperformed the S&P 500 Index, the Airbag Comparable Companies index and the OEM Comparable Companies index. DLJ's review of the data showed that a $100.00 investment on June 17, 1997 in each of SDI's Common Stock, the S&P 500 Index, the Airbag Comparable Companies index and the OEM Comparable Companies index (assuming that all dividends were reinvested) would have amounted on June 17, 1998 to $222.22 for SDI's Common Stock, $123.78 for the S&P 500 Index, $88.44 for the Airbag Comparable Companies index and $125.69 for the OEM Comparable Companies index.

         Premium Analysis. DLJ reviewed publicly available information to determine the premiums paid in (i) 60 selected transactions in the automotive industry completed between January 1, 1995 and June 5, 1998 (the "Selected Automotive Transactions") and (ii) 491 mergers and acquisitions transactions ranging in size from $200 million to $400 million completed between January 1, 1996 and May 26, 1998 (the "Selected M&A Transactions"). For the Selected Automotive Transactions, DLJ reviewed the percentage premium in each transaction represented by the offer prices over the trading prices one week and one month prior to the announcement date of each respective transaction. The mean percentage amount by which the offer prices exceeded the closing stock prices one week and one month prior to the announcement date for the Selected Automotive Transactions was approximately 37.7% and 49.0%, respectively. For the Selected M&A Transactions, DLJ reviewed the percentage premium in each transaction represented by the offer prices over the trading prices one day, one week and one month prior to the announcement date of each respective transaction. The mean percentage amount by which the offer prices exceeded the closing stock prices one day, one week and one month prior to the announcement date for the Selected M&A Transactions was approximately 27.3%, 31.9% and 38.1%, respectively. The percentage amount by which the Merger Consideration exceeded the closing stock price of SDI's Common Stock one day, one week and one month prior to January 21, 1998, the date of the press release announcing that SDI had engaged DLJ to explore strategic alternatives, was approximately 36.4%, 46.2% and 31.0%, respectively. The percentage amount by which the Merger Consideration exceeded the closing stock price of SDI's Common Stock one day, one week and one month prior to June 18, 1998, the date of the board meeting of the Special Devices Board, was approximately 5.7%, 10.9% and 7.1%, respectively.

         Comparison of Selected Publicly Traded Comparable Companies. DLJ analyzed SDI's operating performance relative to the Airbag Comparable Companies. DLJ compared certain market trading statistics for SDI with the Airbag Comparable Companies, including total enterprise value (defined as market value of common equity plus book value of total debt less cash and cash equivalents) (based on reported closing prices for the Airbag Comparable Companies on June 17, 1998) as a multiple of latest twelve months ("LTM") revenues, LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and LTM earnings before interest and taxes ("EBIT"), and price to earnings ratios ("P/E") based on LTM earnings per share ("EPS"), estimated calendar year ending 1998 EPS (as estimated by First Call Corporation) and book value of common equity per share. As of June 17, 1998, this analysis



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

resulted in (i) a range of 0.8x to 2.1x, a median of 1.0x and a mean (excluding high and low) of 1.3x total enterprise value to LTM revenues compared to 1.8x for SDI's Common Stock based on the Merger Consideration, (ii) a range of 5.9x to 18.7x, a median of 6.4x and a mean (excluding high and low) of 6.7x total enterprise value to LTM EBITDA compared to 10.2x for SDI based on the Merger Consideration, (iii) a range of 8.6x to 45.9x, a median of 10.2x and a mean (excluding high and low) of 10.1x total enterprise value to LTM EBIT compared to 13.4x for SDI based on the Merger Consideration, (iv) a range of 12.1x to 28.2x, and a median and mean (excluding high and low) of 20.5x P/E based on LTM EPS compared to 21.5x for SDI based on the Merger Consideration, (v) a range of 12.6x to 29.7x, a median of 16.4x and a mean (excluding high and low) of 17.0x P/E based on calendar year 1998 EPS estimates compared to 19.7x for SDI based on the Merger Consideration and (vi) a range of 1.8x to 24.7x, and a median and mean (excluding high and low) of 2.8x price to book value of common equity per share compared to 3.5x for SDI based on the Merger Consideration.

         Analysis of Selected Transactions in the Airbag OEM Supplier Sector. DLJ reviewed publicly available information for the Selected Automotive Transactions. DLJ reviewed the consideration paid in such transactions in terms of the total enterprise value as a multiple of LTM revenues, EBITDA and EBIT of the acquired entity prior to its acquisition as well as the equity value (defined as market value of common equity) as a multiple of LTM net income and book value of common equity of the acquired entity prior to its acquisition. The analysis resulted in (i) a range of 0.3x to 2.1x, a median of 0.8x and a mean (excluding high and low) of 0.9x total enterprise value to LTM revenue compared to 1.8x for SDI based on the Merger Consideration, (ii) a range of 4.6x to 12.6x, a median of 7.4x and a mean (excluding high and low) of 7.6x total enterprise value to LTM EBITDA compared to 10.2x for SDI based on the Merger Consideration, (iii) a range of 5.3x to 19.9x, a median of 11.4x and a mean (excluding high and low) of 11.2x total enterprise value to LTM EBIT compared to 13.4x for SDI based on the Merger Consideration, (iv) a range of 6.7x to 40.6x, a median of 17.3x and a mean (excluding high and low) of 22.9x equity value to LTM net income compared to 21.5x for SDI based on the Merger Consideration and
(v) a range of (1.6)x to 8.2x, and a median and mean (excluding high and low) of 3.5x equity value to book value of common equity compared to 3.5x for SDI based on the Merger Consideration.

         Discounted Cash Flow Analysis. For purposes of this analysis, DLJ performed a discounted cash flow analysis for SDI on a stand-alone basis based on projections provided by management (the "Management Case"). In addition, DLJ performed a discounted cash flow analysis for SDI based on projections provided by management which were adjusted by management from the Management Case (the "Management Adjusted Case") to reflect the following assumptions: (A) overall unit prices decline 10% below the unit price forecast for each forecasted year in the Management Case; (B) lower overall gross margins by two percentage points in each forecasted year in the Management Case; and (C) higher overall selling, general and administrative expense by one percentage point in each forecasted year in the Management Case. In performing its analysis, DLJ calculated the estimated "Free Cash Flow" based on stand-alone projected unleveraged operating income adjusted for: (i) taxes; (ii) certain projected non-cash items (i.e., depreciation and amortization); (iii) projected changes in non-cash working capital; and (iv) projected capital expenditures. DLJ analyzed the Management Case and Management Adjusted Case projections and discounted the stream of Free Cash Flows from fiscal 1999 to fiscal 2002, provided in such projections, back to October 31, 1998 using discount rates ranging from 10.0% to 15.0%. DLJ based the discount rate assumptions on SDI's weighted average cost of capital, as adjusted to reflect potential adverse factors, including customer concentration, the single product nature of SDI's business and uncertainty concerning the future market for automotive airbags and airbag initiators. To estimate the residual values of SDI on a stand-alone basis at the end of the forecast period, DLJ applied terminal multiples of 6.0x to 8.0x projected fiscal 2002 EBITDA and discounted such value estimates back to October 31, 1998 using discount rates ranging from 10.0% to 15.0%. DLJ then aggregated the present values of the Free Cash Flows and the present values of the residual values to derive a range of implied enterprise values for SDI on a stand-alone basis. The range of implied enterprise values stand-alone were then adjusted for SDI's net debt to yield implied equity values on a stand-alone basis. The range of equity values were then divided by the number of fully diluted shares to determine a range of equity values per share for SDI on a stand-alone basis. The Management Case indicated a range of implied equity values of $36.53 to $53.98 per share. The Management Adjusted Case indicated a range of implied equity values of $29.27 to $43.32 per share.

         The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes, in summary form, the principal elements of the presentation made by DLJ to the Board. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

         Pursuant to the terms of an engagement letter dated January 16, 1998 (the "DLJ Engagement Letter"), SDI agreed to pay DLJ (i) a retainer fee of $100,000, payable upon execution of the DLJ Engagement Letter (the "DLJ Retainer Fee"), (ii) a fee of $500,000 upon notification that DLJ is prepared to deliver the DLJ Opinion and an additional fee of $100,000 for each update of a prior opinion delivered by DLJ with respect to a transaction (the "DLJ Opinion Fee") and (iii) a transaction fee equal to 0.85% of the total enterprise value of SDI up to $260 million and 2.0% of the total enterprise value of SDI in excess of $260 million in a transaction, less the DLJ Retainer Fee and the DLJ Opinion Fee, to be paid upon consummation of the Merger. Pursuant to the terms of the DLJ Engagement Letter and based on the Merger

Consideration, the total fee payable to DLJ upon consummation of the Merger equals approximately $3.1 million. SDI also agreed to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and SDI believe are customary in transactions of this nature, were negotiated at arm's length between SDI and DLJ, and the Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger.

         In the ordinary course of business, DLJ may actively trade SDI's securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the Merger, stockholders should be aware that certain directors and officers of SDI have interests in the Merger, as described below.

         Change of Control Stay Bonuses. Upon closing of the Merger, two executive officers of SDI, John Vinke and Thomas J. Treinen, will receive lump sum payments of $100,000 and $20,000 respectively, assuming that they are still employed by SDI at that time.

         Continuing Stockholders. Certain shares of Common Stock held by Walter Neubauer (728,875 shares) and Thomas F. Treinen (66,250 shares) shall not be converted in the Merger but shall remain outstanding as shares of common stock of the Surviving Corporation. Immediately prior to the Merger, Walter Neubauer will sell 728,875 shares for $37.00 per share to JFLEI, which shares shall be canceled in the Merger. The Continuing Stockholders will continue to have an equity interest in the Surviving Corporation which will not be available to other stockholders. Thomas J. Treinen is President and Chief Executive Officer of SDI. Walter Neubauer is neither an officer nor a director nor an affiliate (as such term is defined in the Exchange Act) of SDI; he did not participate on behalf of SDI in the negotiations relating to the Merger.

         Certain Stock Options. Stock options currently held by certain employees (John M. Cuthbert - 50,000 shares; Jack B. Watson - 21,325 shares; Robert S. Ritchie - 7,500 shares; Thomas J. Treinen - 7,500 shares; John Vinke - 7,500 shares; Mary Lou Graham - 4,000 shares; and Samuel Levin - 3,750 shares) will continue in the Surviving Corporation and vest and be exercisable in accordance with the terms of the stock option agreements currently in effect with respect to such options. Therefore, these employees will continue to have an equity interest in the Surviving Corporation which will not be available to other stockholders.

         Indemnification. The Merger Agreement provides that all rights to indemnification or exculpation existing in favor of any directors or officers of SDI, as provided in SDI's Certificate of Incorporation or bylaws as in effect on the date of the Merger Agreement, shall survive the Merger with respect to matters occurring at or prior to the Effective Time. Acquisition has agreed to maintain the existing SDI policy of directors' and officers' liability and fiduciary insurance for a period of five years after the Effective Time, subject to certain premium limitations.

THE MERGER AGREEMENT

         The following summary of the Merger Agreement is subject to, and qualified in its entirety by, the complete text of the Merger Agreement which is attached to this proxy statement as Appendix A. The terms of the Merger Agreement are the result of arm's-length negotiations between SDI and Acquisition.

    Terms of the Merger

         At the Effective Time, subject to the terms, conditions and procedures set forth in the Merger Agreement and the DGCL, Acquisition will be merged with and into SDI, the separate corporate existence of Acquisition will cease, and SDI will continue as the Surviving Corporation.

         Subject to and immediately following the receipt of the requisite vote of stockholders of SDI and the satisfaction or waiver of the conditions to the consummation of the Merger set forth in the Merger Agreement, the parties shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL. The Merger shall be effective at the time the certificate of merger is filed with the Delaware Secretary of State or such other time as specified in the certificate of merger (the "Effective Time").

         The Merger Agreement provides that the certificate of incorporation and the bylaws of Acquisition, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and the bylaws of the Surviving Corporation immediately after the Effective Time.

         The Merger Agreement provides that the directors of Acquisition immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, and the Merger Agreement further provides that the officers of SDI immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time.

    Conversion of Common Stock

         At the Effective Time, each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) shares held by SDI and Acquisition or their affiliates, (ii) the Continuing Shares and (iii) shares as to which dissenters' rights have been perfected) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive, in cash, the Merger Consideration. Except for the right to receive the Merger Consideration, from and after the Effective Date, all such shares, by virtue of the Merger and without any action on the part of the holders, will no longer be outstanding and will be canceled and retired and will cease to exist. Each holder of a certificate formerly representing any such shares will after the Effective Date cease to have any rights with respect to such shares other than the right to receive the Merger Consideration for such shares upon surrender of the certificate. At the Effective Time, each share of Common Stock held in the treasury of SDI immediately prior to the Effective Time shall be canceled and cease to exist, and no payment shall be made with respect thereto.

    Treatment of Stock Options

         Except for options that will remain outstanding after the Merger pursuant to the stock option agreement letters between the Company and each of John M. Cuthbert, Jack B. Watson, Robert S. Ritchie, Thomas J. Treinen, John Vinke, Mary Lou Graham and Samuel Levin (each such letter, a "Stock Option Agreement Letter"), all vested and unvested options (the "Stock Rights") to purchase shares of Common Stock that were granted under any employee stock option or compensation plan, or other arrangement shall be canceled at or immediately prior to the Effective Time, and each holder of a Stock Right shall be entitled to receive in cancellation of such Stock Right a cash payment from the Surviving Corporation equal to the amount, if any, by which the per share Merger Consideration exceeds the per share exercise price of such Stock Right, multiplied by the number of shares of Common Stock then subject to such Stock Right (the "Option Consideration"). Each Stock Right shall be canceled upon payment of the Option Consideration.

         The Stock Option Agreement Letters provide that the options granted to the persons and in the amounts listed below will continue in the Surviving Corporation to vest and be exercisable in accordance with the terms of the stock option agreements currently in effect with respect to such options.

         Name                Options Retained
         ----                ----------------
John M. Cuthbert                   50,000
Jack B. Watson                     21,325
Robert S. Ritchie                   7,500
Thomas J. Treinen                   7,500
John Vinke                          7,500
Mary Lou Graham                     4,000
Samuel Levin                        3,750

    Appraisal Rights

         Notwithstanding any provision of the Merger Agreement to the contrary, any shares of Common Stock outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected the right of appraisal of those shares in accordance with the provisions of Section 262 of the DGCL and as of the Effective Time has not withdrawn or lost such right to such appraisal, shall not be converted into or represent a right to receive the Merger Consideration pursuant to the Merger Agreement, but the holder shall only be entitled to such rights as are granted by the DGCL (the "Dissenting Shares"). See "Appraisal Rights." If a holder of shares of Common Stock who demands appraisal of those shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) the right of appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, those shares shall be converted into and represent only the right to receive the Merger Consideration, without interest, upon compliance with the provisions, and subject to the limitations, of the Merger Agreement. The Merger Agreement requires that SDI shall give Acquisition
(a) prompt notice of any demands for appraisal of any shares of Common Stock and
(b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Merger Agreement further provides that SDI shall not voluntarily make any payment with respect to any demands for appraisal of Common Stock or offer to settle or settle any such demands.

    Payment for Shares

         At the Effective Time, Acquisition shall deposit, or shall cause to be deposited, with the Payment Agent, cash in U.S. dollars in an amount equal to the Merger Consideration multiplied by the aggregate outstanding shares of Common Stock (other than the Continuing Shares) (such sum being hereinafter referred to as the "Merger Fund"). Out of the Merger Fund, the Payment Agent shall, pursuant to instructions from the holders of Common Stock, make the payments of the Merger Consideration referred to in the Merger Agreement. Any amount remaining in the Merger Fund six months after the Effective Time shall be refunded to the Surviving Corporation, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for two years after the Effective Time.

         In the event any certificate or certificates representing Common Stock are lost, stolen or destroyed, then the person claiming such fact must provide
(i) an affidavit to that effect to the Surviving Corporation and the Payment Agent and (ii) as may be required by the Surviving Corporation, in its discretion, a written indemnity agreement in form and substance satisfactory to the Surviving Corporation or a bond in such sum as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the certificate or certificates of Common Stock alleged to have been lost, stolen or destroyed. Upon receipt and processing of such documents, the amount owing to such person shall be paid to such person.

         At and after the Effective Time, all shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than the Continuing Shares or shares as to which dissenters' rights have been perfected) shall be canceled and cease to exist, and each such holder of a certificate or certificates that represented shares of Common Stock issued and outstanding immediately prior to the Effective Time shall cease to have any rights as a stockholder of SDI with respect to the shares of Common Stock represented by such certificate or certificates, except for the right to surrender such holder's certificate or certificates in exchange for the payment provided pursuant to the Merger Agreement or to perfect such holder's right to receive payment for such holder's shares pursuant to the DGCL if such holder has validly exercised and not withdrawn or lost such holder's right to receive payment for such holder's shares pursuant to the DGCL. No transfer of shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be made on the stock transfer books of SDI after the Effective Time.

         DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO STOCKHOLDERS AND HOLDERS OF STOCK RIGHTS PROMPTLY FOLLOWING THE EFFECTIVE TIME AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF

COMMON STOCK OR STOCK RIGHTS FOR THE MERGER CONSIDERATION OR OPTION CONSIDERATION, AS APPLICABLE. STOCKHOLDERS AND HOLDERS OF STOCK RIGHTS SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES OF COMMON STOCK OR STOCK RIGHTS TO THE PAYMENT AGENT OR SPECIAL DEVICES, INCORPORATED PRIOR TO RECEIPT OF THE TRANSMITTAL LETTER.

    Representations and Warranties

         SDI has made various representations and warranties in the Merger Agreement, in respect of itself and its subsidiaries, relating to the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) corporate organization and qualification; (ii) capitalization; (iii) authority; (iv) Securities and Exchange Commission ("SEC") reports and financial statements; (v) information provided in this proxy statement; (vi) consents and approvals; (vii) title to assets; (viii) company products; (ix) potential conflicts of interest; (x) absence of defaults; (xi) absence of undisclosed liabilities and certain changes; (xii) litigation; (xiii) compliance with applicable law; (xiv) employee plans; (xv) environmental laws and regulations; (xvi) intellectual property and software; (xvii) year 2000 compliance; (xviii) government contracts; (xix) certain business practices; (xx) vote required; (xxi) labor matters; (xxii) insurance; (xxiii) tax matters;
(xxiv) absence of brokers; and (xxv) restrictions on business activities.

         Acquisition has made various representations and warranties in the Merger Agreement relating to the following matters (which representations and warranties are subject, in certain cases, to specific exceptions): (i) organization; (ii) authority; (iii) information supplied; (iv) consents, approvals and absence of violations; (v) absence of default; (vi) availability of financing; and (vii) absence of prior activities.

         None of the representations or warranties of either SDI or Acquisition survive the consummation of the Merger.

    Conduct of Business Pending the Merger

         The Merger Agreement provides that, from the date of the Merger Agreement through the Effective Time, SDI will conduct its operations only in the ordinary course of business consistent with past practices. Without limiting the generality of the foregoing, the Merger Agreement provides that, from the date of the Merger Agreement through the Effective Time, SDI will not do any of the following without the prior written consent of Acquisition (except as otherwise permitted or required by the Merger Agreement): (i) amend its certificate of incorporation or bylaws; (ii) grant, amend or modify any Stock Rights or issue, sell or otherwise dispose of any of its capital stock (except upon the exercise of Stock Rights outstanding as of the date of the Merger Agreement); (iii) split, combine, reclassify, repurchase, declare or pay any dividends on its capital stock; (iv) incur any indebtedness for borrowed money except for short-term bank borrowings; (v) reduce its cash or short-term investments; (vi) waive any material right under any contract or agreement;
(vii) materially change any of its business policies; (viii) make any loan or other advance to any of its stockholders, employees, officers, directors or other representatives other than travel advances; (ix) terminate or fail to renew any contract or agreement, the termination of which or failure to renew would have a material adverse effect on SDI; (x) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit and not exceeding $10,000,000 in the aggregate; (xi) except as required by law, enter into, adopt or amend or terminate any employment agreement or any bonus, profit sharing, compensation, severance, termination, stock option or other arrangement for the benefit or welfare of any director, officer or employee;
(xii) sell, lease or dispose of any assets that have a value in excess of $1,000,000; (xiii) except as may be required as a result of a change in law or generally accepted accounting principles, change any of its accounting principles or practices; (xiv) acquire any corporation, partnership or other business organization or equity interest therein in excess of $5,000,000 in the aggregate, or authorize or make any new capital expenditure in excess of $1,000,000 individually or $5,000,000 in the aggregate, except for expenditures included in SDI's 1998 capital expenditure budget; (xv) make any material tax election or settle or compromise any material income tax liability; (xvi) pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business; (xvii) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the Merger Agreement; or (xviii) take or agree in writing to take, any of the actions described above or any actions that would make any of SDI's representations or warranties untrue or incorrect as of the date when made.

    Other Potential Acquirers

         SDI has agreed that neither it, nor any of its subsidiaries, respective officers, directors, employees, agents and representatives will solicit, initiate or encourage (including by way of furnishing information), the submission of any proposals relating to any merger, sale of assets, sale of or tender offer for SDI's Common Stock or similar transactions (an "Acquisition Transaction"), or participate in any discussions or negotiations regarding any such Acquisition Transaction. Notwithstanding the foregoing, SDI and its respective directors and officers may, in response to an unsolicited written proposal with respect to an Acquisition Transaction, furnish information to a financially capable person or entity (a "Potential Acquirer") and may participate in any discussions or negotiations with such Potential Acquirer if SDI gives at least two business days' advance written notice to Acquisition and if SDI is advised by its independent financial advisor that providing information to the Potential Acquirer is likely to lead to an Acquisition Transaction on terms that would yield a higher value to SDI's stockholders than the Merger and is in the best interests of SDI's stockholders. In the event that SDI provides information to or negotiates with a Potential Acquirer, SDI has agreed to immediately provide Acquisition with copies of all such information provided and to furnish Acquisition with a description of the material terms of any request, inquiry or offer received from a Potential Acquirer unless SDI concludes that such disclosure is inconsistent with its fiduciary duties.

    Additional Covenants

         Pursuant to the Merger Agreement, SDI has covenanted to: (i) prepare and file with the SEC this proxy statement; (ii) convene a special meeting of its stockholders as soon as practicable to vote upon adoption of the Merger Agreement; (iii) prepare and file all materials required by federal and state securities laws and the Nasdaq Stock Market; and (iv) permit

Acquisition to have access to its officers, employees, agents, independent auditors, representatives, properties, books and records.

         Acquisition has covenanted to: (i) hold in confidence all documents and information concerning SDI and its subsidiaries furnished to Acquisition in connection with the transactions contemplated by the Merger Agreement; and (ii) cause the Surviving Corporation to maintain all rights to indemnification or exculpation now existing in favor of the directors, officers or other employees and agents of SDI and its subsidiaries as provided in their respective certificates of incorporation or bylaws with respect to matters occurring prior to the Effective Time, and to cause the Surviving Corporation to maintain in effect for at least five years following the Effective Time (within certain premium limits), the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by SDI with respect to matters occurring prior to the Effective Time.

         SDI and Acquisition each have covenanted to: (i) use all commercially reasonable efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by the Merger Agreement; (ii) cooperate in preparing and filing this proxy statement and any filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976;
(iii) use all commercially reasonable efforts to obtain consents and/or waivers of all third parties or governmental entities necessary or advisable for the consummation of the transactions contemplated by the Merger Agreement; (iv) contest any legal proceeding relating to the Merger; (v) execute any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement; (vi) consult with one another before issuing any press release or otherwise making any public announcement; (vii) give prompt notice to one another concerning breaches of its own representations and warranties or the failure to comply with or satisfy any covenant, condition or agreement under the Merger Agreement; (viii) promptly provide one another copies of all filings made with the SEC or other governmental entity in connection with the Merger Agreement; and (ix) promptly notify one another concerning any notice or other communication (a) alleging that consent may be required, (b) from any governmental or regulatory agency or (c) with respect to any actions, suits, claims or investigations against SDI, in each case that relates to the consummation of the transactions contemplated by the Merger Agreement.

    Conditions to the Merger

         The obligations of SDI and Acquisition to complete the Merger are subject to the fulfillment of the following conditions: (i) the Merger shall have been adopted by the stockholders of SDI; (ii) no statute, rule, regulation, order, stipulation or injunction shall have been enacted, promulgated, entered, enforced by any United States court or United States governmental authority that prohibits, restrains or restricts the consummation of the Merger; and (iii) any applicable waiting period applicable to the Merger and the other transactions contemplated by the Merger Agreement shall have terminated or expired, and any other required governmental or regulatory notices or approvals shall have been either filed or received.

         The obligations of Acquisition to complete the Merger are further subject to the fulfillment of the following conditions, any one or more of which may be waived by Acquisition:

(i) the representations and warranties of SDI set forth in the Merger Agreement are true and correct in all material respects at and as of the Effective Time, unless the failure of the representations and warranties to be true and correct is unlikely in the aggregate to have a material adverse effect on SDI and its subsidiaries; and (ii) SDI shall have performed and complied with, in all material respects, all obligations and covenants required to be performed or complied with by it under the Merger Agreement.

         The obligations of SDI to complete the Merger are further subject to the fulfillment of the following conditions, any one or more of which may be waived by SDI: (i) the representations and warranties of Acquisition set forth in the Merger Agreement are true and correct in all material respects at and as of the Effective Time, unless the failure of the representations and warranties to be true and correct is unlikely in the aggregate to have a material adverse effect on Acquisition; and (ii) Acquisition shall have performed and complied with, in all material respects, all obligations and covenants required to be performed or complied with by it under the Merger Agreement.

    Termination of Merger Agreement

         The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time in the event of any of the following (i) by mutual written consent of SDI and Acquisition; (ii) by SDI or Acquisition if any court of competent jurisdiction in the United States or other United States governmental authority shall have issued a final order, decree or ruling restraining, enjoining or prohibiting the Merger and such order, decree or ruling is nonappealable; (iii) by SDI or Acquisition if the Merger has not been consummated by October 31, 1998 (unless otherwise extended by the parties), unless the terminating party's failure to fulfill any of its obligations under the Merger Agreement shall have been the reason that the Effective Time shall not have occurred on or before such date; (iv) by SDI if Acquisition shall have breached any of its representations or warranties set forth in the Merger Agreement or any representation or warranty of Acquisition shall have become untrue, in either case if such would have a material adverse effect on Acquisition or materially adversely affect (or delay) consummation of the Merger; (v) by SDI if Acquisition shall have breached any of its covenants or agreements set forth in the Merger Agreement and such would have a material adverse effect on Acquisition or materially adversely affect (or delay) consummation of the Merger, and Acquisition has not cured such breach prior to ten days following notice by SDI, provided that SDI has not breached any of its obligations under the Merger Agreement in a manner that proximately contributed to such breach by Acquisition; (vi) by SDI if the Board determines in its good faith judgment that it must do so in the exercise of its fiduciary duties under the DGCL; (vii) by SDI if SDI's stockholders shall have failed to adopt the Merger; (viii) by Acquisition if the Board withdraws or modifies its approval or recommendation of the Merger in a manner adverse to Acquisition or shall have recommended an acquisition (by any other person or entity other than Acquisition or its affiliates) of (a) SDI by merger or otherwise, (b) more than 50% of the assets of SDI and its subsidiaries or (c) Common Stock resulting in such person or entity holding at least 50% or more of the outstanding shares of SDI's Common Stock (a "Third Party Acquisition"); (ix) by Acquisition if a Third Party Acquisition occurs; (x) by Acquisition if SDI shall have breached any of its representations or warranties set forth in the Merger Agreement or any representation or warranty of SDI shall have become untrue, in either case if such would have a material adverse effect on SDI and its subsidiaries or materially adversely affect (or delay) consummation of the Merger, and SDI has not cured such breach prior to ten days following notice by Acquisition, provided that Acquisition has not breached any of its obligations under the Merger Agreement in a manner that proximately contributed to such breach by SDI; (xi) by Acquisition if SDI shall have breached any of its covenants or agreements set forth in the Merger Agreement and such would have a material adverse effect on SDI and its subsidiaries or materially adversely affect (or delay) consummation of the Merger, and SDI has not cured such breach prior to ten days following notice by Acquisition, provided that Acquisition has not breached any of its obligations under the Merger Agreement in a manner that proximately contributed to such breach by SDI; or (xii) by Acquisition if Acquisition shall have discovered that any information supplied to it by SDI contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements not misleading at the time such information was provided to Acquisition.

    Termination Fee and Payment of Expenses

         In the event that the Merger Agreement is terminated because a Third Party Acquisition occurs or pursuant to clauses (vi), (viii), (x), (xi) or (xii) as set forth in the preceding subsection, and within twelve months thereafter, SDI enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs, SDI shall pay $6,000,000, as liquidated damages, to Acquisition. A fee in that amount shall also be paid by SDI to Acquisition in the event that the Merger Agreement is terminated pursuant to clause (vii) as set forth in the preceding subsection, and within six months thereafter, SDI enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs.

         In the event that the Merger Agreement is terminated pursuant to clauses (vii), (viii), (x), (xi) or (xii) as set forth in the preceding subsection and no Third Party Acquisition occurs within the applicable time period, SDI shall reimburse Acquisition for its documented out-of-pocket fees and expenses up to $750,000 that were reasonably incurred in connection with the Merger Agreement and the consummation of the transactions contemplated therein. In the event that the Merger Agreement is terminated pursuant to clauses (iv) and (v) as set forth in the preceding subsection, Acquisition shall reimburse SDI for all documented out-of-pocket fees and expenses up to $750,000 that were reasonably incurred in connection with the Merger Agreement and the consummation of the transactions contemplated therein.

         The Merger Agreement further provides that in the event of a breach of the Merger Agreement by any party, the breaching party shall be liable, in accordance with the provisions of the Merger Agreement, for no more than $15,000,000 for the consequences of such breach.

    Amendment

         Subject to applicable law, SDI and Acquisition may amend the Merger Agreement in writing at any time before or after approval of the Merger by SDI's stockholders (if required by applicable law), but, after such stockholder approval, no amendment shall be made that requires the approval of such stockholders under applicable law without such approval. Subject to applicable law, SDI and Acquisition may modify or amend any provision of the Merger

Agreement at any time prior to the Effective Time by written agreement executed and delivered by duly authorized officers of the respective parties.

    Financing

         General. In order to (i) fund the payment of the Merger Consideration,
(ii) refinance certain outstanding indebtedness of SDI and (iii) pay the fees and expenses incurred in connection with the Merger, SDI expects to obtain a combination of debt and equity financing as follows:

SOURCE                                                         AMOUNT
------                                                         ------
Equity Contribution from Affiliates of JFLC......           $ 79,000,000
Sale of Debt Securities..........................            190,000,000
Borrowings Under the Revolving Credit Facility...             15,200,000

         Acquisition Financing. J.F. Lehman Equity Investors I, L.P., a Delaware limited partnership ("JFLEI") and an affiliate of JFLC, has committed that, subject to the satisfaction of the conditions to the consummation of the Merger set forth in the Merger Agreement and the closing of the Merger, it will contribute $32,500,000 of the equity portion of the Merger financing. JFL Co-Invest Partners I, L.P., a Delaware limited partnership ("JFLCP") and an affiliate of JFLC, has committed that, subject to the satisfaction of the conditions to the consummation of the Merger set forth in the Merger Agreement and the closing of the Merger, it will fund $46,500,000 of the equity portion of the Merger financing.

         Debt Financing. The Surviving Corporation expects to issue an aggregate of $190,000,000 in gross proceeds of debt securities in a private placement for resale pursuant to Rule 144A under the Securities Act of 1933, as amended. Depending on pricing and other market conditions at the time of the offering of the debt securities, JFLC may determine that in order to have the optimal financing under these conditions, the actual gross proceeds could be higher or lower than $190,000,000. To the extent that the gross proceeds differ from $190,000,000, the amount of equity contributions and/or the amount of borrowings under the new Revolving Credit Facility (as defined below) will be adjusted, or other financing arrangements will be made, in order to result in the same total proceeds from such offering and other sources in the aggregate.

         Revolving Credit Facility. The Surviving Corporation expects to enter into a $30,000,000 revolving credit facility (the "Revolving Credit Facility"), for which Bankers Trust Company will act as agent. At the Effective Time, the Surviving Corporation expects to borrow approximately $15,200,000 under the Revolving Credit Facility. The Revolving Credit Facility will enable the Surviving Corporation to obtain revolving credit loans and the issuance of letters of credit for the account of the Surviving Corporation from time to time for working capital, acquisitions and general corporate purposes. The Revolving Credit Facility will have a term of five years, unless terminated sooner upon an event of default, and outstanding revolving credit loans will be payable on such date or such earlier date as may be accelerated following the occurrence of any event of default.

    Regulatory Compliance

         A certificate of merger must be filed on behalf of SDI and Acquisition with the Secretary of State of Delaware in order to effect the Merger.

         Except as described above, SDI is not aware of any licenses or regulatory permits that are material to its business that might be adversely affected by the Merger, or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required prior to the Effective Time.

    Accounting Treatment

         The Merger will be treated as a recapitalization for accounting purposes.

APPRAISAL RIGHTS

         If the Merger is consummated, a holder of record of shares of Common Stock who objects to the terms of the Merger may seek an appraisal under Section 262 of the Delaware General Corporation law of the "fair value" of such holder's shares. The following is a summary of the principal provisions of Section 262 and does not purport to be a complete description. A copy of Section 262 is attached to this proxy statement as Appendix D. Failure to take any action required by Section 262 will result in a termination or waiver of a stockholder's rights under Section 262.

         1. A stockholder electing to exercise Appraisal Rights must (a) deliver to SDI, before SDI stockholders vote on the Merger Agreement, a written demand for appraisal that is made by or on behalf of the person who is the holder of record of Common Stock for which appraisal is demanded and (b) not vote in favor of adopting the Merger Agreement. The demand must be delivered to Special Devices, Incorporated at 16830 West Placerita Canyon Road, Newhall, California 91321, Attention: John Vinke, Chief Financial Officer. A proxy or vote against adopting the Merger Agreement does not constitute a demand. A stockholder electing to take such action must do so by a separate written demand that reasonably informs SDI of the identity of the holder of record and of such stockholder's intention to demand appraisal of such holder's Common Stock. Because a proxy left blank will, unless revoked, be voted FOR adoption of the Merger Agreement, a stockholder electing to exercise Appraisal Rights who votes by proxy must not leave the proxy blank but must vote AGAINST adoption of the Merger Agreement or ABSTAIN from voting for or against adoption of the Merger Agreement.

         2. Only the holder of record of Common Stock is entitled to demand Appraisal Rights for Common Stock registered in that holder's name. The demand must be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. If Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity. If Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

         A holder of record, such as a broker, who holds Common Stock as nominee for beneficial owners may exercise a holder's right of appraisal with respect to Common Stock held for all or less than all of such beneficial owners. In such case, the written demand should set forth the number of shares of Common Stock covered by the demand. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock standing in the name of the holder of record.

         3. Within 10 days after the Effective Time, SDI will send notice of the effectiveness of the Merger to each person who prior to the Effective Time satisfied the foregoing conditions.

         4. Within 120 days after the Effective Time, SDI or any stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Common Stock. Stockholders seeking to exercise Appraisal Rights should not assume that SDI will file a petition to appraise the value of their Common Stock or that SDI will initiate any negotiations with respect to the "fair value" of such Common Stock. Accordingly, Common Stockholders should initiate all necessary action to perfect their Appraisal Rights within the time periods prescribed in Section 262.

         5. Within 120 days after the Effective Time, any stockholder who has complied with the requirements for exercise of Appraisal Rights, as discussed above, is entitled, upon written request, to receive from SDI a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger and with respect to which demands for appraisal have been made and the aggregate number of holders of such Common Stock. SDI is required to mail such statement within 10 days after it receives a written request to do so.

         6. If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine the stockholders entitled to Appraisal Rights and will appraise the Common Stock owned by such stockholders, determining its "fair value" exclusive of any element of value arising from the accomplishment or expectation of the Merger and will determine the amount of interest, if any, to be paid upon the value of the Common Stock of the stockholders entitled to appraisal. Any such judicial determination of the "fair value" of Common Stock could be based upon considerations other than or in addition to the price paid in the Merger and the market value of Common Stock, including asset values, the investment value of the Common Stock and any other valuation considerations generally accepted in the investment community. The value so determined for Common Stock could be more than, less than or the same as the consideration paid pursuant to the Merger Agreement. The Court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all Common Stock entitled to appraisal.

         7. Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or be entitled to dividends or other distributions on that Common Stock (other than those payable or deemed to be payable to stockholders of record as of a date prior to the Effective Time).

         8. Holders of Common Stock lose the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, or if a stockholder delivers to SDI a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time requires SDI's written approval. If Appraisal Rights are not perfected or a demand for Appraisal Rights is withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the Merger Agreement.

         9. If an appraisal proceeding is timely instituted, such proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the Delaware Court of Chancery.

FEDERAL INCOME TAX CONSEQUENCES

         Upon consummation of the Merger each outstanding share of Common Stock (except for the Continuing Shares and those shares with respect to which statutory appraisal rights are exercised) will be converted into the right to receive the Merger Consideration. The following discussion is a summary of the principal federal income tax consequences of the Merger to stockholders of SDI whose shares of Common Stock are surrendered pursuant to the Merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights). The discussion applies only to stockholders in whose hands shares of Common Stock are capital assets, and may not apply to shares of Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation or to stockholders who are not citizens or residents of the United States.

         THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

         The receipt of cash pursuant to the Merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"). In general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the cash received by the stockholder pursuant to the Merger Agreement and the stockholder's adjusted tax basis in the shares of Common Stock surrendered pursuant to the Merger Agreement. Such gain or loss will be a capital gain or loss. The rate at which any such gain will be taxed to noncorporate stockholders (including individuals, estates and trusts) will, as a general matter, depend upon each stockholder's holding period in the shares of Common Stock at the Effective Time. If a noncorporate stockholder has net capital gain (the excess of net long-term capital gain over net short-term capital loss) for his or her taxable year in which the gain is recognized and such stockholder's holding period for the shares of Common Stock is more than 12 months, either a 20 percent or a 10 percent capital gains rate generally will apply to such gain, depending on the amount of taxable income of such stockholder for such year. If the stockholder's holding period for the shares of Common Stock is one year or less, such gain will be taxed at the same rates as ordinary income. This would effectively eliminate the 28 percent capital gains rate. Capital loss generally is deductible only to the extent of capital gain plus $3,000. Net capital loss in excess of $3,000 may be carried forward to subsequent taxable years.

         For corporations, capital losses are allowed only to the extent of capital gains, and net capital gain is taxed at the same rate as ordinary income. Corporations generally may carry capital losses back up to three years and forward up to five years.

         Payments in connection with the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder fails to furnish such stockholder's social security number or other taxpayer identification number ("TIN"), or furnishes an incorrect TIN. Backup withholding is not an additional tax but merely a creditable advance payment which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Stockholders should consult with their own tax advisors as to the qualifications and procedures for exemption from backup withholding.

CERTAIN EFFECTS OF THE MERGER

         Upon consummation of the Merger, Acquisition will be merged into SDI, the separate corporate existence of Acquisition will cease, and SDI will continue as the Surviving Corporation. After the Effective Time, the present holders of Common Stock (other than the Continuing Stockholders) will no longer have any equity interest in SDI, will not share in the future earnings or growth of SDI and will no longer have rights to vote on corporate matters. SDI is currently subject to the information filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial statements and other matters. As a result of the Merger, there will cease to be any public market for Common Stock, and, after the Effective Time, Common Stock will be delisted from the Nasdaq Stock Market. Upon such event, SDI will apply to the SEC for the deregistration of Common Stock under the Exchange Act. The termination of the registration of Common Stock under the Exchange Act would make certain provisions of the Exchange Act (including the proxy solicitation provisions of Section 14(a), and the short-swing trading provisions of Section 16(b)) no longer applicable to SDI.

THE GUARANTY AGREEMENT

         The following summary of the Guaranty Agreement is subject to, and qualified in its entirety by, the complete text of the Guaranty Agreement which is attached to this proxy statement as Appendix C. The terms of the Guaranty Agreement are the result of arm's-length negotiations between SDI and JFLEI, an affiliate of JFLC. The Guaranty Agreement provides that JFLEI unconditionally guarantees, for the benefit of SDI, the full payment by Acquisition of any final judgment or settlement obtained against Acquisition (or pursuant to any other agreement signed by Acquisition admitting liability), in each case relating to and arising from the failure of Acquisition to fully perform its obligations under the Merger Agreement or the breach of any of Acquisition's representations and warranties contained in the Merger Agreement. The Guaranty Agreement is subject to the terms, conditions and limitations set forth in the Merger Agreement, and the damages recoverable against JFLEI under the Guaranty Agreement are limited to $15,000,000. The Guaranty Agreement terminates upon the closing of the Merger. The Guaranty Agreement contains customary representations and warranties in respect of JFLEI relating to the following matters: (i) organization and qualification and (ii) authority, approvals and consents.

LITIGATION

         Three purported stockholder class action lawsuits have recently been filed in the Delaware Court of Chancery challenging the Merger. On June 22, 1998, David Finkelstein filed a purported stockholder class action lawsuit against J. Nelson Hoffman, Robert S. Ritchie, Jack B. Watson, Thomas F. Treinen, Walter Neubauer, Samuel Levin, Donald A. Bendix, John M. Cuthbert, SDI. and JFLC. Also on June 22, 1998, a purported stockholder class action complaint was filed by Harbor Finance Partners against Messrs. Treinen, Hoffman, Ritchie, Watson, Levin, Bendix, Cuthbert, as well as SDI. Finally, on June 25, 1998, a purported stockholder class action lawsuit was filed by Timothy Hawkins against Messrs. Hoffman, Watson, Treinen, Levin, Bendix, Cuthbert, as well as SDI, and JFLC. Each of these lawsuits charges the individual defendants with breaching their fiduciary duties to the public stockholders of SDI by allegedly failing to obtain adequate consideration for the Merger. The complaints allege, inter alia, that the terms of the Merger are unfair, that the defendants failed to consider other potential purchasers of SDI, and that the individual defendants are favoring their own interests at the expense of the stockholders. No trial date has been set for any of the three lawsuits and the defendants have not yet filed responsive pleadings. The current due date for responses is September 9, 1998. Management disputes all of the plaintiffs' material allegations and believes that this litigation is without merit.

               INFORMATION REGARDING SPECIAL DEVICES, INCORPORATED

         SDI is a leader in the design and manufacture of highly reliable pyrotechnic devices used by the automotive industry as initiators in airbag systems and the aerospace industry, primarily in tactical missile systems, propellant and explosive actuated devices and military aircraft crew ejection systems. SDI operates through two separate divisions, Automotive Products and Aerospace.

         SDI formed the Automotive Products Division as a separate division in fiscal 1989 to concentrate on SDI's strategic decision to apply its expertise in pyrotechnic products beyond the defense-related markets traditionally serviced by its Aerospace Division. The Automotive Products Division's principal products are initiators, the pyrotechnic output of which is used to ignite the inflation system in automotive airbag systems.

         The Automotive Products Division contributed 71%, 77% and 80% of SDI's net sales during the fiscal years ended October 31, 1995, 1996 and 1997, respectively. The magnitude of this percentage is due primarily to Master Purchase Agreements with TRW, Inc. and Autoliv ASP Incorporated (formerly Morton International). SDI's initiators are sold to four domestic manufacturers of airbag systems or inflators (TRW, Autoliv, Atlantic Research Corporation and Breed Technologies), and are also sold on a more limited basis to two foreign manufacturers, and are incorporated into driver and passenger-side airbag systems used in a wide variety of automobile models manufactured by substantially all of the automobile manufacturers that sell automobiles, light trucks and vans in the United States, including the three major domestic manufacturers (Chrysler, Ford and GM), as well as BMW, Fiat, Kia, Mazda, Mitsubishi, Nissan, Toyota and Volkswagen. In addition, one foreign buyer of SDI's initiators uses them for application in seat belt pre-tensioners.

         SDI's Aerospace Division has been designing and manufacturing products for the aerospace industry for over 30 years. Its customers are primarily the United States government and its prime contractors. The Aerospace Division contributed 29%, 23% and 20% of SDI's net sales during the fiscal years ended October 31, 1995, 1996 and 1997, respectively. The decline in percentage from 1995 to 1996 was the result of (i) higher sales levels achieved by the Automotive Products Division and (ii) high sales levels of products used in a certain missile program in 1995 which did not repeat in 1996. The decline in percentage from 1996 to 1997 was due to sales by the Automotive Products Division increasing at a higher rate than sales by the Aerospace Division.

                INFORMATION REGARDING J.F. LEHMAN & COMPANY, INC.

         JFLC was established by John F. Lehman, Donald Glickman and George Sawyer (the "Managing Principals") to acquire niche manufacturing and service companies with significant engineering and technical content. JFLC's portfolio companies typically serve those industries in which the Managing Principals have significant operating and investing experience, including the aviation, space, automotive, semiconductor equipment and marine industries.

         The Managing Principals are the managing members of JFL Investors LLC, the general partner of JFLEI, a private equity investment fund formed in 1997. JFLC is the manager of JFLEI. JFLCP was formed to enable certain partners of JFLEI to participate in the Merger.

         JFLC through JFLEI has sponsored two transactions over the past eighteen months. In August 1997, JFLC led the recapitalization of Burke Industries, Inc., a leading manufacturer of engineered elastometric products for the aerospace, heavy-duty truck and commercial building markets. In February 1998, JFLC recapitalized Elgar Holdings, Inc. which, through its subsidiary, Elgar Electronics Corporation, is a leader in the design and manufacture of programmable power equipment and systems to test semiconductor test equipment, satellite ground testing systems, weapons systems, avionics, communication systems, medical equipment and consumer electronics.

         Prior to the formation of JFLEI, JFLC sponsored both the 1993 acquisition of Sperry Marine, Inc., a recognized world leader in the design and manufacture of advanced electronic maritime instruments and sensors, and the 1992 acquisition of Astra Holdings Corporation, a leading manufacturer of electronic and electromechanical devices and subsystems for military and commercial uses, including various pyrotechnic applications.

            SELECTED FINANCIAL DATA FOR SPECIAL DEVICES, INCORPORATED

         The following table presents certain summary selected consolidated financial data of SDI as of and for each of the five years in the period ended October 31, 1997. This financial data was derived from the audited historical consolidated financial statements of SDI and should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this proxy statement.

                                                               YEAR ENDED OCTOBER 31,
                                        -------------------------------------------------------------------
                                           1993        1994(1)          1995          1996           1997
                                       ---------      ---------      ---------      ---------     ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net sales:
         Automotive Products .....     $  24,339      $  49,460      $  71,253      $  80,235     $ 111,930
         Aerospace ...............        13,112         15,049         29,339         24,247        28,572
                                       ---------      ---------      ---------      ---------     ---------
              Total ..............        37,451         64,509        100,592        104,482       140,502
Cost of sales:
         Automotive Products .....        22,367         43,388         63,241         68,113        92,758
         Aerospace ...............         9,814         11,037         19,730         16,215        19,795
                                       ---------      ---------      ---------      ---------     ---------
              Total ..............        32,181         54,425         82,971         84,328       112,553
Gross profit:
         Automotive Products .....         1,972          6,072          8,012         12,123        19,172
         Aerospace ...............         3,298          4,012          9,609          8,031         8,777
                                       ---------      ---------      ---------      ---------     ---------
             Total ...............         5,270         10,084         17,621         20,154        27,949
Operating expenses:
         Automotive Products .....         1,564          2,914          3,412          3,878         5,524
         Aerospace ...............         1,139          1,438          4,270          4,232         5,198
                                       ---------      ---------      ---------      ---------     ---------
             Total ...............         2,703          4,352          7,682          8,110        10,722
Earnings from operations:
         Automotive Products .....           408          3,158          4,600          8,245        13,648
         Aerospace ...............         2,159          2,574          5,339          3,799         3,579
                                       ---------      ---------      ---------      ---------     ---------
             Total ...............         2,567          5,732          9,939         12,044        17,227
Other income (expense), net ......          (315)          (452)          (639)           129           111
Earnings before income taxes .....         2,252          5,280          9,300         12,173        17,338
Provision for income taxes .......           920          2,111          3,720          4,725         6,660
                                       ---------      ---------      ---------      ---------     ---------
Net earnings .....................     $   1,332      $   3,169      $   5,580      $   7,448     $  10,678
Net earnings per share ...........     $     .23      $     .55      $     .82      $     .96     $    1.37
Weighted average common and common
  equivalent shares outstanding ..         5,764          5,786          6,832          7,763         7,822

                                                     YEAR ENDED OCTOBER 31,
                                     -------------------------------------------------------
                                     1993        1994(1)      1995         1996        1997
                                     -------     ------     -------     -------     -------
                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
         Current assets ........     $14,762     $25,154     $43,320     $45,326     $43,407
         Total assets ..........      33,939      51,689      78,621      86,159      99,824
         Current liabilities ...       6,221      10,613      10,150      10,369      13,271
         Long-term debt,
            less current portion       3,608      12,568       4,027       3,320       2,057
         Stockholders' equity ..      23,222      26,659      62,054      69,701      81,357

-------

(1) Effective July 31, 1994, the Company acquired all of the assets of Scot, Inc. Accordingly, the results of operations for the year ended October 31, 1994, and all subsequent years, include the results of Scot, Inc.
     from that effective date.

         UNAUDITED RESULTS FOR THE FIRST TWO QUARTERS OF 1998

         SDI announced that net sales for the second quarter of 1998 (three months ended May 3, 1998) were $45,114,061 as compared with $32,791,946 for the second quarter of 1997 (three months ended May 4, 1997); net sales for the six months ended May 3, 1998 were $85,846,434 as compared with $60,329,340 for the six months ended May 4, 1997. Income (loss) from operations was $6,947,734 for the second quarter of 1998 as compared with $3,931,942 for the second quarter of 1997; income (loss) from operations was $18,354,451 for the six months ended May 3, 1998 as compared with $11,687,962 for the six months ended May 4, 1997. Net income (loss) was $4,047,874 for the second quarter of 1998 as compared with $2,462,186 for the second quarter of 1997; net income (loss) was $7,434,852 for the six months ended May 3, 1998 as compared with $4,376,315 for the six months ended May 4, 1997. Net income (loss) per share was $0.52 for the second quarter of 1998 as compared with $0.32 for the second quarter of 1997; net income (loss) per share was $0.96 for the six months ended May 3, 1998 as compared with $0.57 for the six months ended May 4, 1997. The weighted average shares outstanding was 8,084,704 for the second quarter 1998 as compared with 7,782,193 for the second quarter 1997; the weighted average shares outstanding was 8,052,886 for the six month ended May 3, 1998 as compared with 7,747,637 for the six months ended May 4, 1997.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

COMPARISON OF THE THREE MONTHS ENDED MAY 3, 1998 TO THE THREE MONTHS ENDED MAY 4, 1997

         Net Sales. The majority of air-bag initiators sold by SDI are sold to TRW and Autoliv ASP Incorporated (formerly Morton International). The initiators sold to TRW are more complex, and contain a higher material content, than the initiators sold to Autoliv, and consequently are sold for a higher average unit price than the initiators sold to Autoliv.

         Net sales for the Automotive Products Division increased by $11,232,000, or 45.2%, to $36,095,000 for the quarter ended May 3, 1998 compared to sales of $24,863,000 for the same quarter of the previous year. The increase in sales represents an approximate 68.8% increase in units shipped in the current year quarter compared to the same quarter last year, offset by a reduction in the average unit selling price of an initiator, and by a greater number of initiators sold to Autoliv as a percent of total initiators sold during the quarter. The increase in the number of initiators sold was due to the use of airbags as the primary means of compliance with the federal regulations which require automatic frontal crash protection systems for the driver and front passenger. Sales to TRW as a percent of Automotive Products Division sales were 49.7% for the second quarter, compared to 62.2% for the same period last year, and were 39.7% of total Company sales in the second quarter compared to 47.2% of total Company sales for the same period last year. Sales to Autoliv were 28.5% of Automotive Products Division sales and were 22.8% of total Company sales for the current year second quarter, compared to 23.1% of Automotive Products Division and 17.5% of total Company sales for the same period last year.

         Net sales for the Aerospace Division were $9,019,000 for the second quarter, an increase of $1,090,000, or 13.8% compared to sales of $7,929,000 for the second quarter last year. The increase in sales was the result of increased shipments of products used on several missile programs and due to entering the production phase of the bomb ejector program in the current year.

         Cost of Sales. Cost of sales for the Automotive Products Division increased by $8,230,000, or 39.5%, to $29,073,000 for the three months ended May 3, 1998, compared to cost of sales of $20,843,000 for the same period of 1997. Gross profit as a percent of sales was 19.5% for the second quarter compared to 16.1% for the same period last year. The increase in margin reflects the effects of continuing improved yields from automated equipment, reduced material costs, and a larger revenue base over which overhead costs were spread, partially offset by a 14% decrease in the average sales price in the second quarter of the current year compared to the same period last year. In addition to the effort to reduce average unit production cost by improving yields from existing automated equipment, the Automotive Products Division is continuing its focus on cost reduction by: a) reducing material cost through vertical integration and strategic alliances with key vendors; b) reducing scrap; and c) redesigning certain initiator parts.

         Cost of sales for the Aerospace Division increased by $338,000, or 6.1% to $5,896,000, compared to cost of sales of $5,558,000 for the same period last year. Gross profit as a percent of sales was 34.6% in the second quarter compared to 29.9% for the same quarter last year. The increase in gross profit percent during the current quarter was due to the mix of products shipped, as well as increased efforts to review and control variable production overhead expenses.

         Operating Expenses. Operating expenses for each division (Automotive Products and Aerospace) are comprised of two components. First, each division is charged directly those operating expenses incurred by that division. Second, each division is allocated administrative operating expenses incurred by SDI (which are not attributable to a particular division) on an equitable basis to fairly reflect the benefit received by each operating division. Total administrative expenses (which are allocated) for the second quarter of 1998 were approximately the same as total administrative expenses (which are allocated) for the same period last year. In 1998 these costs have been allocated approximately 70% to the Automotive Products Division; in 1997 these costs were allocated approximately equally to each division.

         Operating expenses for the Automotive Products Division increased by $489,000, or 40.3%, to $1,702,000 for the three months ended May 3, 1998 compared to operating expenses of $1,213,000 for the same period in 1997. As a percentage of sales, operating expenses were 4.7% compared to 4.9% for the same period last year. The dollar increase in operating expenses was incurred to support the 68.8% increase in units shipped in the current year quarter. The improved margin reflects the effects of fixed operating expenses being spread across a higher level of sales in the current year quarter, as well as the results of efforts to control variable expenses.

         Operating expenses for the Aerospace Division increased by $250,000, or 20.1%, to $1,496,000 in the second quarter compared to operating expenses of $1,246,000 for the same quarter last year. As a percentage of sales, operating expenses were 16.6% compared to 15.7% for the same period last year. The increase in operating expenses occurred to support the higher level of sales in the current year quarter.

         Other Income and Expense. Other income (expense) consists primarily of interest income and interest expense. Net other income (expense) was $25,000 expense in the second quarter of 1998, compared to other income of $25,000 for the same period last year. Interest income was $29,000 in the second quarter of 1998 compared to interest income of $82,000 for the second quarter of last year. The reduction in interest income was the result of lower average balances of invested funds during the current year quarter. Interest expense was $49,000 in the second quarter of 1998, compared to interest expense of $56,000 for the same period last year. The decrease of $7,000 was the result of lower average balances outstanding for long-term debt in the current period as a result of scheduled principal payments.

COMPARISON OF THE SIX MONTHS ENDED MAY 3, 1998 TO THE SIX MONTHS ENDED MAY 4,
1997

         Net Sales. The majority of air-bag initiators sold by SDI are sold to TRW and Autoliv ASP Incorporated (formerly Morton International). The initiators sold to TRW are more complex, and contain a higher material content, than the initiators sold to Autoliv, and consequently are sold for a higher average unit price than the initiators sold to Autoliv.

         Sales for the Automotive Products Division were $71,843,000 for the six months ended May 3, 1998, compared to sales of $48,439,000 for the comparable period of the preceding year. The increase in sales represents an approximate 76.5% increase in units shipped for the first six months of the current fiscal year compared to the same period last year, offset partially by a reduction in the average unit selling price of an initiator due primarily to the mix of products sold to TRW and Autoliv. The increase of $23,404,000, or 48.3%, was the result of the increased demand for initiators which reflects increasing implementation of airbags for cars produced in the United States and accelerating rates of implementation of airbags in European and Pacific Rim countries. Sales to TRW as a percent of the Division's total sales were 50.1% for the first six months of the current fiscal year compared to 66.0% for the same period last year, and were 41.9% of total Company sales this year compared to 53.0% for the same period last year. Sales to Autoliv were 30.3% of Automotive Products Division sales and were 25.3% of total company sales for the six months ended May 3, 1998, compared to 21.5% of Automotive Products Division and 17.2% of total Company sales for the same period last year.

         Sales for the Aerospace Division were $14,004,000 for the first six months of the current year, compared to sales of $11,890,000 for the same period last year, an increase of $2,114,000 or 17.8%. The increase in sales was the result of continued shipments of products used on several missile programs and due to entering the production phase of the bomb ejector program in the current year.

         Cost of Sales. Cost of sales for the Automotive Products Division was $58,121,000 for the first six months of the current fiscal year, compared to cost of sales of $40,399,000 for the same period last year. The increase of $17,722,000, or 43.9%, was the result of increased costs associated with increased sales during the same period. Gross profit as a percent of sales was 19.1% for the current six month period compared to 16.6% for the same period last year. The increase was due to a) improved yields from automated equipment; b) reduced material costs; and c) a larger revenue base over which overhead costs were spread, offset partially by a reduction of 16% in the average sales price of an initiator in the current year period compared to the same period last year. The reduction in average unit selling price was due primarily to a change in mix of products sold to TRW and Autoliv.

         Cost of sales for the Aerospace Division increased $1,129,000, or 13.7%, to $9,371,000 for the first six months of the current year, compared to cost of sales of $8,242,000 for the same period last year. Gross profit as a percent of sales was 33.1% in the current period, compared to 30.7% last year, due to the mix of products shipped in the current year.

         Operating Expenses. Operating expenses for each division (Automotive Products and Aerospace) are comprised of two components. First, each division is charged directly those operating expenses incurred by that division. Second, each division is allocated administrative operating expenses incurred by SDI (which are not attributable to a particular division) on an equitable basis to fairly reflect the benefit received by each operating division. Total administrative expenses (which are allocated) for the first six months of 1998 were approximately the same as total administrative expenses (which are allocated) for the same period last year. In 1998 these costs have been allocated approximately 70% to the Automotive Products Division; in 1997 these costs were allocated approximately equally to each division.

         Operating expenses for the Automotive Products Division were $3,457,000 for the first six months of the current fiscal year, an increase of $1,138,000, or 49.1%, compared to operating expenses of $2,319,000 for the same period last year. As a percentage of sales, operating expenses were 4.8% compared to 4.8% for the same period last year. The increase in expenses occurred primarily for more personnel required to support the 76.5% increase in the number of initiators sold during the current year period and from an increase in allocated Corporate expenses. The increase in Corporate expenses occurred primarily in increased personnel required to support the increased level of operations this year.

         Operating expenses for the Aerospace Division were $2,397,000 for the first six months of the current fiscal year, an increase of $31,000, or 1.3%, compared to operating expenses of $2,366,000 last year. As a percentage of sales, operating expenses were 17.1% compared to 19.9% for the same period last year. The Aerospace Division incurred small increases in certain operating costs in 1998, offset by a smaller percent of Corporate expenses allocated.

         Other Income and Expense. Other income (expense) consists primarily of interest income and interest expense. Net other income (expense) was $15,000 expense in the first six months of 1998, compared to other income of $63,000 for the same period last year. Interest income was $95,000 in the first six months of 1998 compared to interest income of $200,000 for the same period last year. The reduction in interest income was due to lower average balances invested in the current year period. Interest expense was $100,000 in the first six months of 1998, compared to interest expense of $134,000 for the same period last year. The decrease of $34,000 was the result of the average balance outstanding for long-term debt being reduced with regularly scheduled principal payments.

         Liquidity and Capital Resources. SDI's primary sources of capital since its initial public offering in 1991 have been cash from operations and bank borrowings and, in fiscal year 1995, an additional public offering of its common stock. In December 1996, SDI signed a credit agreement (the "Credit Agreement") with a bank which was renewed in April 1998. The Credit Agreement expires May 1, 2000. Any borrowings under the Credit Agreement bear interest at the bank's Reference Rate (8.5% at May 3, 1998) less .25 percentage point, or at SDI's option, at LIBOR (5.63% at May 3, 1998) plus .75 percentage point. The Credit Agreement contains two revolving credit facilities. SDI may borrow up to $10,000,000 under Facility No. 1, and may borrow up to $12,000,000 under Facility No. 2. Borrowings under both facilities may be used for general and other corporate purposes. Facility No. 1 may be used for commercial letters of credit not to exceed $500,000 and for stand by letters of credit not to exceed $6,000,000, which reduce the amount available under the agreement. In addition, SDI has the option of converting outstanding borrowings in increments of not less that $1,000,000, under Facility No. 2, to a 5-year term loan. Any amounts converted to term debt under Facility No. 2 will bear interest at the bank's long-term interest rate in effect at the time of such conversion.

         Substantially all of SDI's assets are pledged as collateral under the Credit Agreement. In addition, the Credit Agreement contains covenants that include requirements to meet certain financial tests and ratios (including minimum current ratio, debt service ratio, minimum tangible net worth, maximum debt ratio and maintenance of profitable annual operations) and restrictions and limitations on the sale of assets, new borrowings, mergers and purchases of stock. SDI was in compliance with these provisions as of May 3, 1998. As of May 3, 1998, $1,500,000 was outstanding under Facility No. 2, and no amounts were outstanding under Facility No. 1.

         SDI's wholly owned subsidiary, Scot, Inc. has a term loan with a bank, which was renewed in August 1996, secured by certain real property of Scot. The principal balance outstanding under the renewed loan at May 3, 1998, was $503,500. The loan is being amortized with monthly payments of approximately $7,800, including interest, adjusted monthly, at 1.9% over the bank's LIBOR rate (5.72% at May 3, 1998). Any unpaid principal is due on August 1, 2001.

         In November 1994, SDI purchased a new airplane from United Beechcraft, Inc. for $2,210,000. SDI made an initial payment of $110,500 for the plane and delivered a promissory note with Beech Acceptance Corporation, Inc. to finance the remaining balance of $2,099,500 over a 12-year period with interest at prime plus one-half percent. The unpaid balance of this note at May 3, 1998 was $1,652,100. The plane is being used primarily to transport Company officials between its Newhall, California and Mesa, Arizona facilities. In addition, SDI leases the airplane for use by third parties when not in use by SDI in order to defray a portion of the costs.

         During the six months ended May 3, 1998, SDI generated cash flow from operations of $6,576,200. Capital expenditures, primarily for payments related to automated manufacturing equipment and new production facilities, amounted to $16,246,200. Principal payments of long-term debt aggregated $88,600. These net cash outflows were funded by cash flow from operations and the use of existing cash on hand. At May 3, 1998, SDI had cash and marketable securities on hand of $498,000 and additional borrowing capacity available under its Credit Agreement of $15,000,000.

         At May 3, 1998, SDI had working capital of $26,505,000 as compared to working capital of $30,137,000 at October 31, 1997. The decrease of $3,632,000 was due primarily to a decrease in cash and marketable securities of $8,667,000, an increase in accounts payable of $329,000, and an increase in accrued liabilities of $1,138,000, offset partially by an increase in accounts receivable of $3,095,000, an increase in inventories of $2,739,000 and an increase in prepaid expenses of $399,000. The decrease in cash was the result of increased expenditures for capital equipment and the completion of the Moorpark facility currently under construction. The increase in accounts payable and accrued liabilities, and in accounts receivable and inventories, occurred to support the increased level of operations this year.

         In order to improve manufacturing efficiencies and to provide facilities for growth, SDI purchased in October 1996, approximately 280 acres of land in the City of Moorpark, located in Ventura County, north of Los Angeles, where SDI is currently building new facilities. Total net cost of the project is estimated at approximately $28,000,000, of which $14,800,000 had been spent at May 3, 1998 and is included in construction in progress in the accompanying condensed consolidated balance sheet. SDI anticipates spending approximately an additional $12,000,000 in fiscal year 1998 and approximately $5,200,000 in fiscal year 1999 to complete this project. SDI plans to sell two commercial lots being developed as part of this project, the proceeds of which are expected to reduce the net project cost to approximately $28,000,000. SDI has committed to complete the building construction, the total cost of which is estimated to be approximately $16,000,000. SDI believes it has available adequate cash and marketable securities, cash flow from operations, and borrowing capacity to adequately finance this project. SDI believes additional term financing is available for this project to the extent required, however there can be no assurance that such financing will be available when required.

         SDI anticipates that working capital requirements will increase in 1998 as compared to 1997 to support the investment in inventories and accounts receivable related to the anticipated increased demand for initiators manufactured by SDI. SDI believes that it can meet its expected working capital requirements for the foreseeable future from existing cash and marketable securities on hand, cash flow from operations and borrowings under its Credit Agreement. SDI had commitments to acquire capital equipment at May 3, 1998 aggregating approximately $3,900,000 related primarily to additional production equipment, and other support equipment required for the increased operations of the Automotive Products Division.

         The statements above regarding the land purchased by SDI in Moorpark, the construction of facilities on that land by SDI, and the amounts and timing of expenditures are forward-looking statements. Actual results and the timing of those results may vary depending on various factors including, for example, the ability of SDI to obtain permits and approvals that do not contain conditions or restrictions that are unduly restrictive or otherwise unacceptable to SDI, SDI's not encountering any unforeseen conditions relating to the property that make completion of the land infrastructure work or construction more expensive, difficult or time intensive that is currently expected, and the ability of the contractors and subcontractors retained by SDI to complete the work on the schedule and for the costs described above, and other factors which may develop during the course of this project.

         The statements above regarding the anticipated increased demand for initiators, the anticipated increase in working capital requirements and SDI's expectations regarding its ability to meet such requirements are forward-looking statements. Actual results may vary depending on various factors including, for example, the development and acceptance of technologies different from those employed by SDI for the initiation of airbag systems, competition from new or existing companies for SDI's existing or future customers, a slow-down in the world-wide rate of airbag implementation, the inability of SDI to negotiate an extension of its existing credit agreement or a replacement facility, anticipated expenditures exceeding amounts currently budgeted by SDI, and the occurrence of unanticipated expenses.

                      MARKET PRICE AND DIVIDEND INFORMATION

         SDI's Common Stock is quoted on the Nasdaq National Market System under the symbol "SDII." The following tables present historical trading information about SDI's Common Stock closing share prices:

         Period                                                                 High                  Low
-------------------------------------------------------------------------------------------------------------
         1995
                  First Quarter                                                $20.000               $15.500
                  Second Quarter                                                19.000                16.250
                  Third Quarter                                                 25.250                18.000
                  Fourth Quarter                                                21.750                16.000

         1996
                  First Quarter                                                 18.000                13.000
                  Second Quarter                                                21.250                14.750
                  Third Quarter                                                 23.750                15.000
                  Fourth Quarter                                                18.000                12.500

         1997
                  First Quarter                                                 21.000                12.500
                  Second Quarter                                                20.500                15.500
                  Third Quarter                                                 19.125                14.875
                  Fourth Quarter                                                29.500                18.500

         1998
                  First Quarter                                                 29.250                22.750
                  Second Quarter                                                34.750                24.750
                  Third Quarter                                                 38.000                33.375
                  Fourth Quarter (through August 13, 1998)                      34.500                33.750


         On June 18, 1998 (the last trading day before the Board's approval of the Merger) the closing share price was $34.50. No cash dividends have been paid on SDI's Common Stock by SDI since its shares were publicly distributed in 1991, and SDI does not currently intend to pay cash dividends on its Common Stock.

                     SECURITY OWNERSHIP OF BENEFICIAL OWNERS
                                 AND MANAGEMENT


PRINCIPAL STOCKHOLDERS

         The following table sets forth as of the Record Date for the Special Meeting, the stockholders known to management to be the beneficial owners of more than five percent of SDI's Common Stock:


            NAME AND ADDRESS                       NUMBER OF SHARES                       PERCENT OF
           OF BENEFICIAL OWNER                   BENEFICIALLY OWNED(1)                 CLASS OUTSTANDING
           -------------------                   ---------------------                 -----------------

Walter Neubauer                                      1,457,750(2)                            18.7%
     Ordnance Products, Inc.
     21200 S. Figueroa Street
     Carson, CA  90745

Thomas F. Treinen                                    1,325,000(3)                            17.0%
     Special Devices, Incorporated
     16830 W. Placerita Canyon Road
     Newhall, CA  91321

Mt. Everest Fund, L.P.                                754,000(4)                              9.7%
     600 Atlantic Avenue, Suite 2800
     Boston, MA  02110

Conner Clark & Company, Ltd.                          609,750(5)                             7.8%
     40 King Street
     Suite 5110, Box 125
     Toronto, Ontario M5H 3Y2

-----------------

(1) Based on 7,809,801 shares of SDI's Common Stock outstanding on August 10, 1998. Except as indicated otherwise in the following notes, shares shown as beneficially owned are those as to which the named persons possess sole voting and investment power. However, under California law, personal property owned by a married person may be community property that either spouse may manage and control. SDI has no information as to whether any shares shown in this table are subject to California community property law.

(2) Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 1997. The Neubauer Family Trust dated March 7, 1985 owns 339,373 of such shares and the Neubauer Family Trust dated May 19, 1993 owns 906,750 of such shares. Under both of these trusts, Mr. Neubauer is the sole trustee and has sole voting and investment power over such shares. The remaining 211,627 of such shares are owned by the Neubauer Trust dated December 3, 1992, under which George Ota is the sole trustee and has sole voting and investment power over such shares.

(3) 203,000 of such shares are owned by the Thomas F. Treinen Charitable Trust dated May 24, 1998, under which Mr. Treinen is the sole trustee and has sole voting and investment power. All of the remaining shares are owned by the Treinen Family Trust dated December 2, 1981, as restated on November 3, 1986, under which Mr. Treinen is the sole trustee and has sole voting and investment power.

(4) Based on information contained in an Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on February 11, 1998.

(5) Based on information contained in an Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on March 23, 1998.

OWNERSHIP BY MANAGEMENT

         The following table sets forth as of the Record Date for the Special Meeting, the number of shares of Common Stock of SDI and the percent of Common Stock owned beneficially by each director and executive officer of SDI, and by all directors and executive officers of SDI as a group.

                                                              NUMBER OF SHARES               PERCENT OF
                                                                AND NATURE OF                   CLASS
                        NAME                               BENEFICIAL OWNERSHIP(1)           OUTSTANDING
---------------------------------------------------        -----------------------           -----------
Thomas F. Treinen..................................               1,325,000(2)                  17.0%
John M. Cuthbert...................................                 149,100(3)(4)                1.8%
Robert S. Ritchie..................................                  12,200(4)                   *
Samuel Levin.......................................                   6,000(4)(5)                *
Donald A. Bendix...................................                  14,800(4)                   *
J. Nelson Hoffman..................................                  14,800(4)(6)                *
Jack B. Watson.....................................                 220,900(4)                   2.7%
John T. Vinke......................................                  19,700(4)                   *
All directors and executive officers
    as a group (eight persons)(4)..................               1,762,500                     21.5%

--------------
 *   Indicates ownership of less than one percent of outstanding shares.

(l) Based on 7,809,801 shares of SDI's Common Stock outstanding on August 10, 1998. Except as indicated otherwise in the following notes, shares shown as beneficially owned are those as to which the named persons possess sole voting and investing power. However, under California law, personal property owned by a married person may be community property which either spouse may manage and control, and SDI has no information as to whether any shares shown in this table are subject to California community property law.

(2) All of such shares are owned by the Treinen Family Trust dated December 2, 1981, as restated on November 3, 1986, under which Mr. Treinen is the sole trustee and has sole voting and investment power.

(3) All of such shares are owned by the Cuthbert Family Trust dated June 9, 1993, under which Mr. Cuthbert is co-trustee with his wife. Mr. and Mrs. Cuthbert, as co-trustees, have shared voting and investment power with respect to such shares.

(4) Includes stock options currently exercisable or exercisable within 60 days of 110,600, 12,200, 4,000, 14,800, 11,467, 212,800 and 19,700 for Messrs.
     Cuthbert, Ritchie, Levin, Bendix, Hoffman, Watson and Vinke, respectively.

(5) All of the shares are held by The Samuel Levin Trust dated July 18, 1994, under which Mr. Levin is sole trustee and has sole voting and investment power with respect to such shares.

(6) All of the shares are held by The Hoffman Family Trust dated September 30, 1991, under which Mr. Hoffman is co-trustee with his wife. Mr. and Mrs. Hoffman, as co-trustees, have shared voting and investment power with respect to such shares.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Representatives of KPMG Peat Marwick LLP, SDI's independent public accountants are expected to be present at the Special Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they so desire.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         As required by law, SDI files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about SDI. You can inspect and copy these materials at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the Commission's Internet address at "http://www.sec.gov."

         The SEC allows SDI to "incorporate by reference" information into this proxy statement, which means that SDI can disclose important information by referring you to another document filed separately with the SEC. Information incorporated by reference is considered part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement. This proxy statement incorporates by reference the information contained in the following documents previously filed by SDI with the SEC:

         (a) SDI's Annual Report on Form 10-K for the fiscal year ended October 31, 1997;

         (b) SDI's Quarterly Reports on Form 10-Q for the periods ended February 1, 1998 and May 3, 1998; and

         (c) SDI's Current Report on Form 8-K dated June 19, 1998.

         SDI also incorporates by reference the information contained in all other documents SDI files with the SEC after the date of this proxy statement and before the Special Meeting. The information contained in any such document will be considered part of this proxy statement from the date the document is filed.

         If you are a stockholder of SDI and would like to receive a copy of any document incorporated by reference into this proxy statement (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this proxy statement), you should write to Special Devices, Incorporated at 16830 West Placerita Canyon Road, Newhall, California 91321, Attention: John Vinke, Chief Financial Officer. In order to ensure timely delivery of the documents you request, you should make your request by September 9, 1998.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. SDI HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED AUGUST 17, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY LATER DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                                 OTHER BUSINESS

         SDI knows of no other matter to be presented at the Special Meeting. However, if other matters should properly come before the Special Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy with respect to such matters in accordance with their best judgment.


                                          By Order of the Board of Directors,

                                          Thomas F. Treinen,
                                          Chairman of the Board of Directors

                                  APPENDIX A


--------------------------------------------------------------------------------


                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                          SPECIAL DEVICES, INCORPORATED

                                       AND

                              SDI ACQUISITION CORP.



                            DATED AS OF JUNE 19, 1998


--------------------------------------------------------------------------------




                                                  TABLE OF CONTENTS
                                                                                                               PAGE
                                                                                                               ----

ARTICLE 1 THE MERGER..............................................................................................1

                  Section 1.1. The Merger.........................................................................1
                  Section 1.2. Effective Time.....................................................................1
                  Section 1.3. Closing of the Merger..............................................................1
                  Section 1.4. Effects of the Merger..............................................................2
                  Section 1.5. Certificate of Incorporation and Bylaws............................................2
                  Section 1.6. Directors..........................................................................2
                  Section 1.7. Officers...........................................................................2
                  Section 1.8. Conversion of Shares...............................................................2
                  Section 1.9. Shares of Dissenting Holders.......................................................3
                  Section 1.10. Exchange of Certificates..........................................................3
                  Section 1.11. Company Stock Options.............................................................5

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................................6

                  Section 2.1. Organization and Qualification; Subsidiaries.......................................6
                  Section 2.2. Capitalization of the Company and its Subsidiaries.................................7
                  Section 2.3. Authority Relative to this Agreement; Consents and Approvals.......................8
                  Section 2.4. SEC Reports; Financial Statements..................................................8
                  Section 2.5. Information Supplied...............................................................9
                  Section 2.6. Consents and Approvals; No Violations..............................................9
                  Section 2.7. Title to Assets...................................................................10
                  Section 2.8. Company Products..................................................................10
                  Section 2.9. Potential Conflicts of Interest...................................................11
                  Section 2.10. No Default.......................................................................11
                  Section 2.11. No Undisclosed Liabilities; Absence of Changes...................................11
                  Section 2.12. Litigation.......................................................................12
                  Section 2.13. Compliance with Applicable Law...................................................12
                  Section 2.14. Employee Plans...................................................................13
                  Section 2.15. Environmental Laws and Regulations...............................................14
                  Section 2.16. Intellectual Property; Software..................................................14
                  Section 2.17. Year 2000 Compliance.............................................................15
                  Section 2.18. Government Contracts.............................................................15
                  Section 2.19. Certain Business Practices.......................................................16
                  Section 2.20. Vote Required....................................................................17
                  Section 2.21. Labor Matters....................................................................17
                  Section 2.22. Insurance........................................................................17
                  Section 2.23. Suppliers and Customers..........................................................17
                  Section 2.24. Tax Matters......................................................................17
                  Section 2.25. Brokers..........................................................................18
                  Section 2.26. Restrictions on Business Activities..............................................19


                                                                i

                  Section 2.27. No Other Representations or Warranties...........................................19

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF ACQUISITION..........................................................19

                  Section 3.1. Organization......................................................................19
                  Section 3.2. Authority Relative to this Agreement..............................................20
                  Section 3.3. Information Supplied..............................................................20
                  Section 3.4. Consents and Approvals; No Violations.............................................20
                  Section 3.5. No Default........................................................................21
                  Section 3.6. Availability of Financing.........................................................21
                  Section 3.7. No Prior Activities...............................................................21
                  Section 3.8. No Other Representations or Warranties............................................21

ARTICLE 4 COVENANTS..............................................................................................21

                  Section 4.1. Conduct of Business of the Company................................................21
                  Section 4.2. Other Potential Acquirers.........................................................24
                  Section 4.3. Access to Information.............................................................25
                  Section 4.4. Stockholders Meeting..............................................................25
                  Section 4.5. Additional Agreements; Reasonable Efforts.........................................26
                  Section 4.6. Consents..........................................................................26
                  Section 4.7. Public Announcements..............................................................26
                  Section 4.8. Indemnification; Directors' and Officers' Insurance...............................26
                  Section 4.9. Notification of Certain Matters...................................................27
                  Section 4.10. SEC Filings......................................................................27
                  Section 4.11. Notice of Certain Events.........................................................27

ARTICLE 5 CONDITIONS TO CONSUMMATION OF THE MERGER...............................................................28

                  Section 5.1. Conditions to Each Party's Obligations to Effect the Merger.......................28
                  Section 5.2. Conditions to Obligations of Acquisition..........................................28
                  Section 5.3. Conditions to Obligations of the Company..........................................29

ARTICLE 6 TERMINATION; AMENDMENT; WAIVER.........................................................................29

                  Section 6.1. Termination.......................................................................29
                  Section 6.2. Effect of Termination.............................................................30
                  Section 6.3. Fees and Expenses.................................................................31
                  Section 6.4. Limitation on Damages.............................................................32
                  Section 6.5. Amendment.........................................................................32
                  Section 6.6. Extension; Waiver.................................................................32

ARTICLE 7 MISCELLANEOUS..........................................................................................32

                  Section 7.1. Nonsurvival of Representations and Warranties.....................................32
                  Section 7.2. Entire Agreement; Assignment......................................................32
                  Section 7.3. Validity..........................................................................33

                                                               ii

                  Section 7.4. Notices...........................................................................33
                  Section 7.5. Governing Law.....................................................................33
                  Section 7.6. Construction; Interpretation......................................................34
                  Section 7.7. Parties in Interest...............................................................34
                  Section 7.8. Severability......................................................................34
                  Section 7.9. Counterparts......................................................................34


                                                               iii


                                           TABLE OF DEFINED TERMS


Term                                                 Cross Reference in Agreement                              Page
----                                                 ----------------------------                              ----
Acquisition..........................................Preamble.....................................................2
Acquisition Material Adverse Effect..................Section 3.1(a)..............................................17
Acquisition Transactions.............................Section 4.2(a)..............................................22
Agreement............................................Preamble.....................................................2
Bid..................................................Section 2.14(d)(i)..........................................15
Business Day.........................................Section 1.3..................................................2
Certificates.........................................Section 1.10(a)..............................................4
Closing..............................................Section 1.3..................................................2
Closing Date.........................................Section 1.3..................................................2
Code.................................................Section 2.24................................................16
Commitment...........................................Section 3.6.................................................19
Company..............................................Preamble.....................................................2
Company Board........................................Recitals.....................................................2
Company Common Stock.................................Section 1.8(a)...............................................2
Company Disclosure Schedule..........................Section 1.11.................................................5
Company Dissenting Shares............................Section 1.9(a)...............................................3
Company Material Adverse Effect......................Section 2.1(b)...............................................6
Company Permits......................................Section 2.13................................................12
Company Plan.........................................Section 1.11(a)..............................................5
Company Securities...................................Section 2.2(a)...............................................7
Company Stock Option.................................Section 1.11(a)..............................................5
Continuing Shareholder Shares........................Section 1.8(a)...............................................2
DGCL.................................................Section 1.1..................................................1
Effective Time.......................................Section 1.2..................................................2
Employee Plans.......................................Section 2.14(a).............................................12
Environmental Claim..................................Section 2.12(a).............................................13
Environmental Laws...................................Section 2.12(a).............................................13
ERISA................................................Section 2.14(a).............................................12
Exchange Agent.......................................Section 1.10(a)..............................................3
Excluded Shares......................................Section 1.8(a)...............................................2
Government Contract..................................Section 2.14(d)(ii).........................................15
Governmental Entity..................................Section 2.6..................................................9
HSR Act..............................................Section 2.6..................................................9
Insurance Policies...................................Section 2.22................................................16
Intellectual Property Rights.........................Section 2.13................................................14
Liabilities..........................................Section 2.11................................................11
Lien.................................................Section 2.2(b)...............................................8
Merger...............................................Section 1.1..................................................2
Merger Consideration.................................Section 1.10(b)..............................................4
Per Share Amount.....................................Section 1.8(a)...............................................3
Potential Acquirer...................................Section 4.2(b)..............................................22
Proxy Statement......................................Section 4.4(a)..............................................23
SEC..................................................Section 2.04(a)..............................................8
SEC Reports..........................................Section 2.4(a)...............................................8
Securities Act.......................................Section 2.4(a)...............................................8
Shares...............................................Section 1.8(a)...............................................2
Stockholders Meeting.................................Section 4.4(a)..............................................23
Subsidiary(ies)......................................Section 2.1(b)...............................................6


                                                      iv

Surviving Corporation................................Section 1.1..................................................2
Surviving Corporation Common Stock...................Section 1.8(b)...............................................3
System...............................................Section 2.17................................................14
Tax Return...........................................Section 2.24................................................16
Taxes................................................Section 2.24................................................16
Third Party..........................................Section 6.3(a)..............................................29
Third Party Acquisition..............................Section 6.3(a)..............................................29
Title IV Plan........................................Section 2.14(a).............................................12
U.S. Government......................................Section 2.14(d)(iii)........................................15


                                                        v

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

         THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of the 19th day of June, 1998 (this "Agreement"), is made by and between SPECIAL DEVICES, INCORPORATED, a Delaware corporation (the "Company"), and SDI ACQUISITION CORP., a Delaware corporation ("Acquisition").

                                 R E C I T A L S

         WHEREAS, the Board of Directors of the Company (the "Company Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined in Section 1.1) is fair to, and in the best interests of, its stockholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby and resolved to recommend and adoption of this Agreement by the stockholders of the Company.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Acquisition hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

         SECTION 1.1. THE MERGER. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"), and the separate corporate existence of Acquisition shall cease.

         SECTION 1.2. EFFECTIVE TIME. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.3), a Certificate of Merger shall be duly executed and acknowledged by Acquisition and the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of Delaware (the time the Merger becomes effective being referred to herein as the "Effective Time").

         SECTION 1.3. CLOSING OF THE MERGER. The closing of the Merger (the "Closing") shall take place at a time and on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction (or waiver) of the latest to occur of the conditions precedent set forth in
Article 5 (the "Closing Date"), at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, unless another time, date or
                                       1
place is agreed to in writing by the parties. "Business Day" means any day other than Saturday, Sunday or a federal holiday.

         SECTION 1.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.5. CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of Acquisition in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The Bylaws of Acquisition in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

         SECTION 1.6. DIRECTORS. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

         SECTION 1.7. OFFICERS. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

         SECTION 1.8. CONVERSION OF SHARES.

         (a) At the Effective Time, each share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (individually a "Share" and, collectively, the "Shares") (other than (i) Shares held by the Company or any Subsidiaries (as defined in Section 2.1(c)) of the Company, (ii) Shares held by Acquisition, (iii) Shares held by J.F. Lehman Equity Investors I, L.P., (iv) any Shares to remain outstanding pursuant to Section 1.8(d) and (v) Company Dissenting Shares (as defined in Section 1.9(a)) (collectively, the "Excluded Shares") shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become the right to receive a cash payment per Share, without interest, equal to $37.00 (the "Per Share Amount") upon the surrender of the certificate representing such Share.

         (b) At the Effective Time, each issued and outstanding share of the common stock, par value $0.01 per share, of Acquisition shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock").

         (c) At the Effective Time, each Share held by the Company as treasury stock or held by Acquisition, J.F. Lehman Equity Investors I., L.P. or the Company immediately prior to the

Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto.

         (d) Shares in the amount and held by the Persons set forth in Exhibit A shall not be converted as provided in Section 1.8(a), but shall remain outstanding and become an equal number of shares of Surviving Corporation Common Stock as set forth in Section 1.8(b).

         SECTION 1.9. SHARES OF DISSENTING HOLDERS.

         (a) Notwithstanding anything to the contrary contained in this Agreement, any holder of Shares with respect to which dissenters' rights, if any, are granted by reason of the Merger under the DGCL and who does not vote in favor of the Merger and who otherwise complies with the DGCL ("Company Dissenting Shares") shall not be entitled to receive any Merger Consideration pursuant to Section 1.8(a), unless such holder fails to perfect, effectively withdraws or loses his or her right to dissent from the Merger under the DGCL. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under the DGCL, each Company Dissenting Share of such holder shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Per Share Amount pursuant to Section 1.8(a).

         (b) Any payments relating to Company Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Acquisition or Acquisition's other direct or indirect subsidiaries for such payment, nor shall the Company make any payment with respect to, or settle or offer to settle, any such demands.

         (c) The Company shall give Acquisition prompt notice of any demands received by the Company for the payment of fair value for shares, and Acquisition shall have the right to participate in all negotiations and proceedings with respect to such demands.

         SECTION 1.10. EXCHANGE OF CERTIFICATES.

         (a) A bank or trust company to be designated by Acquisition and reasonably acceptable to the Company, shall act as the exchange agent (in such capacity, the "Exchange Agent"), for the benefit of the holders of Shares, for the exchange of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") that were converted into the right to receive the Per Share Amount pursuant to Section 1.8(a), all in accordance with this Article 1. At the Effective Time, Acquisition shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, cash in U.S. dollars in an amount equal to the Per Share Amount multiplied by the aggregate outstanding Shares (other than the Excluded Shares) to be paid pursuant to Section 1.8(a).

         (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificates: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquisition and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a cash payment of the proper Merger Consideration (as defined below) pursuant to Section 1.8(a). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquisition, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor by check an amount equal to the Merger Consideration, which such holder has the right to receive pursuant to the provisions of this Article 1, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any Merger Consideration upon the surrender of any Certificates. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the proper Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares have been paid. Until surrendered and exchanged as contemplated by this Section 1.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender an amount equal to the Merger Consideration, as contemplated by this
Section 1.10.

         "Merger Consideration" means an amount equal to (A) the Per Share Amount, multiplied by (B) the number of Shares represented by any Certificate or Certificates held by the holder of Shares.

         (c) In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall pay, upon the making of an affidavit of that fact by the holder thereof, the proper Merger Consideration as may be required pursuant to this Section 1.10; provided, however, that the Surviving Corporation may, in its discretion, require the delivery of a suitable bond and/or indemnity.

         (d) The Merger Consideration paid upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1, except as otherwise provided by law.

         (e) Any portion of the Merger Consideration set aside for any holder of Shares that remains undistributed to any holder of Shares for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Shares who has not theretofore complied with this Article 1 shall thereafter look only to the Surviving Corporation for payment of their claim for any Merger Consideration.

         (f) Notwithstanding Section 1.11(e), neither the Surviving Corporation nor the Company shall be liable to any holder of Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (g) Any amounts remaining unclaimed by any holder of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claim or interest of any Person previously entitled thereto.

         (h) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.10(a) to pay for shares for which dissenters' rights have been perfected shall be returned to the Surviving Corporation upon demand.

         SECTION 1.11. COMPANY STOCK OPTIONS.

         (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock reflected in Section 1.11 (a "Company Stock Option" or collectively, "Company Stock Options") of the Company Disclosure Schedule previously delivered by the Company to Acquisition (the "Company Disclosure Schedule") issued pursuant to the Amended and Restated 1991 Stock Incentive Plan of the Company (the "Company Plan") or issued outside the Company Plan via special grants by the Company's Stock Option Committee to certain employees, whether vested or unvested, shall be converted into and shall become the right to receive a cash payment per Company Stock Option, without interest, determined by multiplying (i) the excess, if any, of the Per Share Amount over the applicable per share exercise price of such Company Stock Option (without taking into account whether such Company Stock Option was in fact exercisable at such time), by (ii) the number of shares of Company Common Stock underlying the Company Stock Options, whether vested or unvested, immediately prior to the Effective Time. At the Effective Time, all Company Stock Options (including those options with an exercise price equal to or in excess of the Per Share Amount) shall be canceled and be of no further force or effect except for the right to receive cash to the extent provided in this Section 1.11. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company Plan) that are necessary to give effect to the transactions contemplated by this Section 1.11. Notwithstanding the foregoing, the Company, with the consent of Acquisition, may, by separate agreement with one or more holders of Company Stock Options, agree with such holders on alternate treatment of such Company Stock Options.

         (b) As soon as practicable after the Effective Time (but no later than thirty (30) days following the Effective Time), the Surviving Corporation shall establish a procedure to effect the surrender of Company Stock Options in exchange for the cash payment to which the holder of a Company Stock Option shall be entitled under Section 1.11(a), and, upon surrender of such Company Stock Option, the Surviving Corporation shall pay to the holder thereof in cash the amount, if any, to which such holder shall be entitled thereunder.

                                    ARTICLE 2

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Acquisition as follows:

         SECTION 2.1. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

         (b) The Company has heretofore delivered to Acquisition true and complete copies of the Articles of Incorporation and By-laws, or comparable instruments, of the Company and each of the Subsidiaries as in effect on the date hereof. The minute books, or comparable records, of the Company and each of the Subsidiaries heretofore have been made available to Acquisition for its inspection and contain true and complete records of all meetings and consents in lieu of meeting of the Board of Directors (and any committee thereof) and stockholders of the Company and each of the Subsidiaries since the time of the Company's organization or any such Subsidiary's organization, as the case may be, and accurately reflect all transactions referred to in such minutes and consents in lieu of meeting.

         (c) Except as set forth in Section 2.1 of the Company Disclosure Schedule, the Company has no equity interests in any corporations, partnerships, limited liability companies, trusts or similar business entities. Each of the subsidiaries listed in Section 2.1 of the Company Disclosure Schedule (each a "Subsidiary" and, collectively, "Subsidiaries") is a corporation or a limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Company Material Adverse Effect (as defined below). When used in connection with the Company or its Subsidiaries, the term "Company Material Adverse Effect" means a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries, taken as a whole, it being understood that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Company Material Adverse Effect: (i) a change in the market price or trading volume of the Company Common Stock or (ii) a failure by the Company to meet internal earnings or revenue projections or the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Effective Date.

         (d) Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

         (e) The Company has heretofore delivered to Acquisition accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of the Company.

         SECTION 2.2. CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARIES.

         (a) The authorized capital stock of the Company consists of: 20,000,000 shares of Company Common Stock, of which, as of June 15, 1998, 7,809,801 shares of Company Common Stock were issued and outstanding, and 2,000,000 shares of preferred stock, par value $0.01 per share, no shares of which are issued or outstanding. All of the shares of Company Common Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of June 15, 1998, approximately 675,272 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options. Since May 4, 1998, no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already in existence on such date, and, since May 4, 1998, no stock options have been granted. Except as set forth above, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company,
(iii) no options or other rights to acquire from the Company or its Subsidiaries, and no obligations of the Company or its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (collectively, "Company Securities"). There are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

         (b) Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, all of the outstanding capital stock of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Company or its Subsidiaries issued and outstanding that are convertible into or exchangeable for, no options or other rights to acquire from the Company or its Subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any Subsidiary. There are no outstanding contractual obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         (c) The Company Common Stock constitutes the only class of equity securities of the Company registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").


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

         SECTION 2.3. AUTHORITY RELATIVE TO THIS AGREEMENT; CONSENTS AND
                      APPROVALS.

         (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

         (b) The Company Board has duly and validly approved, and taken all corporate actions required to be taken by the Company Board for the consummation of the transactions contemplated hereby and resolved to recommend that the stockholders of the Company approve and adopt this Agreement; provided, however, that such approval and recommendation may be withdrawn, modified or amended subject to Section 4.2 and Article 6 of this Agreement.

         SECTION 2.4. SEC REPORTS; FINANCIAL STATEMENTS.

         (a) The Company has filed all required forms, reports and documents with the Securities and Exchange Commission ("SEC") since October 31, 1995 (the "SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The Company has delivered to Acquisition, in the form filed with the SEC (including any amendments thereto),
(i) its Annual Reports on Form 10-K for each of the fiscal years ended October 31, 1996 and 1997, (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since December 31, 1995, and (iii) all other reports or registration statements filed by the Company with the SEC since October 31, 1995. None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its Subsidiaries included in the Annual Reports on Form 10-K referred to in the second sentence of this Section 2.4(a) and the unaudited consolidated interim financial statements of the Company and its Subsidiaries included in the Quarterly Report on Form 10-Q for the fiscal quarter ended May 4, 1998 fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

         (b) The Company has heretofore made available to Acquisition a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

         SECTION 2.5. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 4.4(a)) will, at the respective times that the Proxy Statement or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         SECTION 2.6. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the filing and recordation of a Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Company Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or similar governing documents) of the Company, (b) except as set forth in Section 2.6 of the Company Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (c) violate any order, writ, injunction, decree, law, statute, Company Permit (as defined in Section 2.13), rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (b) or
(c) for violations, breaches or defaults which would not have, individually or in the aggregate, a Company Material Adverse Effect.

         SECTION 2.7. TITLE TO ASSETS. The Company and each of its Subsidiaries has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien of current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company), (iii) as disclosed in the Company SEC Reports, (iv) mortgages incurred in the ordinary course of business, or (v) except as set forth in Section 2.7 of the Company Disclosure Schedule and except for such matters which, singly or in the aggregate, could not reasonably be expected to cause a Company Material Adverse Effect. All leases under which the Company leases real or personal property have been delivered to Acquisition and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than defaults under such leases which in the aggregate will not have a Company Material Adverse Effect.

         SECTION 2.8. COMPANY PRODUCTS. Except as set forth in Section 2.8 of the Company Disclosure Schedule, there are no statements, citations or decisions by any Governmental Entity specifically stating that any company product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Entity. Except as set forth in Section 2.8 of the Company Disclosure Schedule, there have been no recalls ordered by any such Governmental Entity with respect to any company product. Except as set forth in Section 2.8 of the Company Disclosure Schedule, to the knowledge of the Company or any of its Subsidiaries, there is no (a) fact relating to any company product that may impose upon the Company or any of its Subsidiaries a duty to recall any company product or a duty to warn customers of a defect or of any hazardous substance in any company product, (b) latent or overt design, manufacturing or other defect in any company product, (c) company product, the reasonably foreseeable use of which may expose any person to any hazardous substance or (d) material liability for warranty claims or returns with respect to any company product not fully reflected in the SEC Reports.

         SECTION 2.9. POTENTIAL CONFLICTS OF INTEREST. Except as set forth in
Section 2.9 of the Company Disclosure Schedule, (a) no officer, director or affiliate of the Company or any of its Subsidiaries, (b) no relative or spouse (or relative of such spouse) of any such officer, director and (c) no entity controlled by one or more of the foregoing:

                  (A) owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of the Company or any of its Subsidiaries;

                  (B) owns, directly or indirectly, in whole or in part, any property that the Company or any of its Subsidiaries uses in the conduct of its business;

                  (C) has any claim whatsoever against, or owes any amount to, the Company or any of its Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under benefit plans, and similar matters and agreements existing on the date hereof; or


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

                  (D) is party to a transaction that is required to be disclosed under Item 404 of Regulation S-K.

         SECTION 2.10. NO DEFAULT. Except as set forth in Section 2.10 of the Company Disclosure Schedule, none of the Company or its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its Certificate of Incorporation or Bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, its Subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.

         SECTION 2.11. NO UNDISCLOSED LIABILITIES; ABSENCE OF CHANGES. Except as set forth in Section 2.11 of the Company Disclosure Schedule, as of May 4, 1998, none of the Company or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its Subsidiaries ("Liabilities") (including the notes thereto) or which would have, individually or in the aggregate, a Company Material Adverse Effect. Except as publicly disclosed by the Company and except as set forth in Section 2.11 of the Company Disclosure Schedule, since May 4, 1998, none of the Company or its Subsidiaries has incurred any Liabilities of any nature, whether or not accrued, contingent or otherwise, which would have, and there have been no events, changes or effects with respect to the Company or its Subsidiaries having, individually or in the aggregate, a Company Material Adverse Effect. Except as publicly disclosed and except as disclosed in Section 2.11 of the Company Disclosure Schedule and
Section 4.1 of the Company Disclosure Schedule, since May 4, 1998, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any event, occurrence or development or state of circumstances or facts as described in Sections 4.1(a) through 4.1(r).

         For the purposes of this Agreement, "publicly disclosed" means information included in the Company's Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K.

         SECTION 2.12. LITIGATION. Except as set forth in Section 2.12 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets before any Governmental Entity that could reasonably be expected to be adversely determined, and if adversely determined, could reasonably be expected to have a Company Material Adverse Effect or which would prevent or substantially delay the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 2.12, none of the Company or its Subsidiaries is subject to any outstanding order, writ, injunction, decree or order of any Governmental Entity that would have, individually or in the aggregate, a Company Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated hereby.

         SECTION 2.13. COMPLIANCE WITH APPLICABLE LAW. Except as set forth in
Section 2.13 of the Company Disclosure Schedule, the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as publicly disclosed by the Company, the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Company Material Adverse Effect. Except as publicly disclosed by the Company, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance, injunction, writ or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.13 with respect to Environmental Laws (as defined in Section 2.15) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 2.13 of the Company Disclosure Schedule, no investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or, to the best knowledge of the Company, threatened, nor, to the best knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which the Company reasonably believes will not have a Company Material Adverse Effect.

         SECTION 2.14. EMPLOYEE PLANS.

         (a) Section 2.14 of the Company Disclosure Schedule identifies each employment, severance or similar contract or arrangement and each plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements) health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) under which the Company or any of its Subsidiaries has or in the future could have any liability ("Employee Plans"). There is no Employee Plan which (i) is a multiemployer plan (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) is a plan, other than a multiemployer plan, subject to Title IV of ERISA (a "Title IV Plan") or (iii) is maintained in connection with any trust described in Section 501(c)(9) of the Code.

         (b) The Company has furnished to Acquisition copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Section B thereto), the most recent actuarial valuation report prepared in connection with any Employee Plan.

         (c) No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any employee benefit plan or arrangement which is covered by Title I of ERISA which transaction has or can reasonably be expected to cause the Company or

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

any of its Subsidiaries to incur any liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption.

         (d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

         (e) Neither the Company nor any subsidiaries has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required under applicable law.

         (f) Other than as described in Section 2.14 of the Company Disclosure Schedule, no employee or former employee of the Company or any subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

         (g) There are no unfunded obligations under any Employee Plan which are not fully reflected on the most recent financial statements of the Company.

         SECTION 2.15. ENVIRONMENTAL LAWS AND REGULATIONS.

         (a) Except as set forth in Section 2.15 of the Company Disclosure Schedule, (i) each of the Company and its Subsidiaries is in compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that could not reasonably be expected to be adversely determined, and if adversely determined, could not reasonably be expected to have a Company Material Adverse Effect, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) since July 1, 1992, none of the Company or its Subsidiaries has received written notice of, or, to the best knowledge of the Company, is the subject of, any material action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim"); and
(iii) to the best knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

         (b) There are no Environmental Claims that could reasonably be expected to be adversely determined, and if adversely determined, could reasonably be expected to have a Company Material Adverse Effect that are pending or, to the best knowledge of the Company, threatened against the Company or its Subsidiaries or, to the best knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

         (c) There is no condition on, in or under any property currently or formerly owned, leased or operated by the Company or its Subsidiaries in violation of, or for which there is an obligation under, Environmental Laws where such violation or obligation is reasonably likely to result in a Company Material Adverse Effect.

         SECTION 2.16. INTELLECTUAL PROPERTY; SOFTWARE.

         (a) Each of the Company and its Subsidiaries owns or possesses adequate licenses or other valid rights to use, practice, sell, license and dispose of, without restriction, all United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets (the "Intellectual Property Rights") and applications therefor that are necessary to or are used in connection with the business of the Company and its Subsidiaries, free and clear of any Liens, except where the failure to own or possess valid rights to use such Intellectual Property Rights would not have a Company Material Adverse Effect.

         (b) The validity, enforceability, ownership of or the right to use, sell, license or dispose of any Intellectual Property Rights of the Company or its Subsidiaries is not being questioned in any pending, or to the knowledge of the Company, threatened claim, proceeding, office action or litigation, and except as set forth in Section 2.16(b) of the Company Disclosure Schedule, the conduct of the business of the Company and its Subsidiaries as now conducted does not, to the best knowledge of the Company, infringe any Intellectual Property Rights of others except in each case where such would not have a Company Material Adverse Effect. The consummation of the transactions completed hereby will not result in the loss or impairment of any Company Intellectual Property Rights.

         (c) Except as set forth on Section 2.16(b) of the Company Disclosure Schedule, and except where it would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, no third party is infringing upon or otherwise violating any Intellectual Property Rights of the Company or its Subsidiaries.

         SECTION 2.17. YEAR 2000 COMPLIANCE. The Company believes that its ongoing computer system upgrading program will result in each system, comprised of software, hardware, databases or embedded control systems (microprocessor controlled, robotic or other device) (collectively, a "System"), that constitutes any material part of, or is used in connection with the use, operation or enjoyment of, any material tangible or intangible asset or real property of the Company and its Subsidiaries not being materially adversely affected by the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century, and that all material Systems will operate to accurately process date data (including but not limited to calculating, comparing and sequencing) from, into and between year 1999 and 2000. The Company believes that neither the Company nor any of its Subsidiaries will incur material expenses arising from or relating to the failure of any of its Systems as a result of the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000.

         SECTION 2.18. GOVERNMENT CONTRACTS.

         (a) Neither the Company, any affiliate of the Company, nor any of the Company's directors, officers, employees, agents or consultants is (or for the last three years has been) (i) except as set forth in Section 2.18(a) of the Company Disclosure Schedule, under administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid; or (ii) suspended or debarred from doing business with the U.S. Government or any state or local government or declared nonresponsible or ineligible for government contracting. Except as set forth in
Section 2.18(a) of the Company Disclosure Schedule, neither the Company nor any affiliate of the Company has made a voluntary disclosure to any U.S. Government, state or local government entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid. Except as set forth in Section 2.18(a) of the Company Disclosure Schedule, the Company knows of no circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company in the future.

         (b) Neither the U.S. Government, any state or local government nor any prime contractor, subcontractor or vendor has asserted any claim or initiated any dispute proceeding against the Company, nor has the Company asserted any claim or initiated any dispute proceeding, directly or indirectly, against any such party, concerning any Government Contract or Bid. There are no facts of which the Company is aware upon which such a claim or dispute proceeding may be based in the future.

         (c) For purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (i) "Bid" means any quotation, bid or proposal by the Company or any of its Affiliates which, if accepted or awarded, would lead to a contract with the U.S. Government or any other entity, including a prime contractor or a higher tier subcontractor to the U.S. Government, for the design, manufacture or sale of products or the provision of services by the Company.

                  (ii) "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind relating to the business of the Company between the Company and (a) the U.S. Government, (b) any prime contractor to the U.S. Government or (c) any subcontractor with respect to any contract described in clause (a) or (b).

                  (iii) "U.S. Government" means the United States government including any and all agencies, commissions, branches, instrumentalities and departments thereof.

         SECTION 2.19. CERTAIN BUSINESS PRACTICES. None of the Company, any of its Subsidiaries or any directors, officers, agents or employees of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other


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

unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

         SECTION 2.20. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement.

         SECTION 2.21. LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

         SECTION 2.22. INSURANCE. The Company maintains insurance policies (the "Insurance Policies") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and its Subsidiaries have complied in all material respects with provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

         SECTION 2.23. SUPPLIERS AND CUSTOMERS. The documents and information supplied by the Company to Acquisition in connection with this Agreement with respect to the relationships and volumes of business done with significant suppliers and customers was accurate in all material respects. During the last twelve months, the Company has received no notices of termination or written threats of termination from any of the five largest suppliers or the five largest customers of the Company and its Subsidiaries.

         SECTION 2.24. TAX MATTERS. Except as set forth in Section 2.24 of the Company Disclosure Schedule:

         (a) All federal, state, local and foreign Tax Returns (as defined below) required to be filed by or on behalf of any of the Company or its Subsidiaries have been timely filed and all such Tax Returns are true and complete in all material respects. All material Taxes (as defined below) owed by the Company or its Subsidiaries for each taxable period have been paid. "Tax Return" means any return, report or information statement required to be filed with respect to Taxes. "Taxes" means all federal, state, local and foreign taxes, including, without limitation, income, profits, franchise, employment, transfer, withholding, property, excise, sales and use taxes (including interest and penalties thereon and additions thereto).

         (b) No audit examination, deficiency assessment, refund litigation or other administrative or court proceeding with respect to any Tax Returns or Taxes of the Company or its Subsidiaries is pending or, to the knowledge of the Company, threatened. There are no material unpaid Tax deficiency assessments or adjustments concerning any Tax Return or any Tax liability of the Company or its Subsidiaries.

         (c) There are no outstanding agreements or waivers to extend the period of limitations for the filing of any Tax Return of the Company or its Subsidiaries or the assessment or collection of any Tax from the Company or its Subsidiaries and no power of attorney relating to any Tax matters is currently in force. There are no closing agreements pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code"), currently in force with respect to the Company or any of its Subsidiaries.

         (d) Each of the Company and its Subsidiaries has withheld and timely deposited or paid all material Taxes required to have been withheld and deposited or paid in connection with amounts paid or owing to any independent contractor, stockholder or other third party.

         (e) Neither the Company nor its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any of them.

         (f) No property owned by the Company or its Subsidiaries is property that Acquisition or the Company or its Subsidiaries is or will be required to treat as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, is tax-exempt use property within the meaning of Section 168(h)(1) of the Code or tax-exempt bond financed property within the meaning of Section 168(g) of the Code.

         (g) Neither the Company nor its Subsidiaries is now, or during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, was, a United States real property holding corporation within the meaning of Section 897 of the Code.

         (h) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any obligations to indemnify or reimburse any other person (excluding the Company or any of its Subsidiaries) for Taxes.

         (i) Neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

         SECTION 2.25. BROKERS. No broker, finder or investment banker (other than Donaldson, Lufkin & Jenrette Securities Corporation (the "Financial Advisor") pursuant to an arrangement that has been disclosed to Acquisition prior to the date hereof) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

         SECTION 2.26. RESTRICTIONS ON BUSINESS ACTIVITIES. There is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

         SECTION 2.27. NO OTHER REPRESENTATIONS OR WARRANTIES. No representations or warranties have been made by or on behalf of the Company or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement other than those expressly set forth in this
Article 2. Without limiting the generality of the foregoing, no representations or warranties are being made with respect to financial projections or the future financial performance or prospects of the Company, its Subsidiaries or their respective businesses.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                                 OF ACQUISITION

         Acquisition hereby represents and warrants to the Company as follows:

         SECTION 3.1. ORGANIZATION.

         (a) Acquisition is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on Acquisition. When used in connection with Acquisition, the term "Acquisition Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, assets, results of operations or condition (financial or otherwise) of Acquisition and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which Acquisition or any of its subsidiaries is engaged.

         (b) Acquisition has heretofore delivered to the Company accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of Acquisition. Each of Acquisition and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have an Acquisition Material Adverse Effect.

         SECTION 3.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Acquisition has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized, and no other proceedings on the part of Acquisition is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Acquisition and constitutes a valid, legal and binding agreement of Acquisition, enforceable against Acquisition in accordance with its terms.

         SECTION 3.3. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Acquisition for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 4.4(a)) will, at the respective times that the Proxy Statement or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of shares of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         SECTION 3.4. CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming the truth and accuracy of the Company's representations and warranties contained in
Section 2.6, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act and the filing and recordation of a Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Acquisition of this Agreement or the consummation by Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have an Acquisition Material Adverse Effect or have a material adverse affect on the ability of Acquisition to consummate the Merger. Neither the execution, delivery and performance of this Agreement by Acquisition nor the consummation by Acquisition of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or Bylaws (or similar governing documents) of Acquisition or any of its subsidiaries, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Acquisition or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Acquisition or any of its subsidiaries or any of its respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults which would not have an Acquisition Material Adverse Effect or have a material adverse effect on the ability of Acquisition to consummate the Merger.

         SECTION 3.5. NO DEFAULT. Acquisition is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its certificate or articles of incorporation or Bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Acquisition is now a party or by which it or any of its respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Acquisition or any of its respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults that would not have an Acquisition Material Adverse Effect or have a material adverse effect on the ability of Acquisition to consummate the Merger.

         SECTION 3.6. AVAILABILITY OF FINANCING. Acquisition has received valid and enforceable commitments from Bankers Trust Company and Bankers Trust Corporation (the "Commitments"), copies of which have been delivered to the Company, to provide an aggregate of $203,000,000, including approximately $10,500,000 to cover fees and expenses, of the funds necessary to purchase shares of Company Common Stock in the Merger, which Commitments are conditioned only upon the satisfaction of Acquisition's conditions contained herein.

         SECTION 3.7. NO PRIOR ACTIVITIES. Except for obligations incurred in connection with its incorporation or organization, the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person or entity.

         SECTION 3.8. NO OTHER REPRESENTATIONS OR WARRANTIES. No representations or warranties are made by or on behalf of Acquisition in connection with the transactions contemplated by this Agreement other than those expressly set forth in this Article 3. Without limiting the generality of the foregoing, no representations or warranties are being made with respect to financial projections or the future financial performance or prospects of Acquisition or its business.

                                    ARTICLE 4

                                    COVENANTS

         SECTION 4.1. CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to conduct their operations otherwise than in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not, without the prior written consent of Acquisition, and will not permit any of its Subsidiaries to:

         (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

         (b) amend or modify (except as contemplated herein) the terms of the Company Plan or authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents

(including, without limitation, any stock options or stock appreciation rights), except for the issuance or sale of shares of Company Common Stock pursuant to the exercise of Company Stock Options;

         (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) or make any direct or indirect redemption, retirement or purchase in respect of its capital stock, or redeem or otherwise acquire any Company Securities or any securities of its Subsidiaries;

         (d) except for short-term bank borrowings in the ordinary course of business, incur any indebtedness for borrowed money;

         (e) reduce its cash or short-term investment or their equivalent, other than to meet cash needs arising in the ordinary course of business, consistent with past practices;

         (f) waive any material right under any contract or other agreement of the type required to be set forth on any Section hereto;

         (g) materially change any of its business policies, including advertising, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies;

         (h) make any loan or advance to any of its stockholders, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or make any other loan or advance otherwise than in the ordinary course of business;

         (i) terminate or fail to renew any contract or other agreement, the termination of which or failure to renew would have a Company Material Adverse Effect;

         (j) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to the Company and its Subsidiaries taken as a whole and except for indebtedness not exceeding $10,000,000 in the aggregate; (ii) except as described in Section 4.1 of the Company Disclosure Schedule, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice and in amounts not material to the Company and its Subsidiaries taken as a whole and except for obligations of its Subsidiaries;
(iii) except for investments not exceeding $5,000,000 in the aggregate, make any loans, advances or capital contributions to, or investments in, any other person (other than to its Subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) except as described in Section 4.1 of the Company Disclosure Schedule, pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries; or (v) except as described in Section 4.1, mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon except for Liens securing indebtedness not exceeding $10,000,000 in the aggregate;

         (k) except as may be required by law or as contemplated by this Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, except as required under existing agreements and except for the payment of bonuses and severance payments in the ordinary course of business generally consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

         (l) except as described in Section 4.1 of the Company Disclosure Schedule or with the consent of Acquisition acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which have a value in excess of $1,000,000;

         (m) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

         (n) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein (except for transactions having an aggregate value not exceeding $5,000,000 in the aggregate); (ii) authorize or make any new capital expenditure or expenditures which, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $5,000,000; provided, however, that none of the foregoing shall limit any capital expenditure already included in the Company's 1998 capital expenditure budget previously provided to Acquisition; or (iii) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

         (o) make any tax election or settle or compromise any income tax liability material to the Company and its Subsidiaries taken as a whole;

         (p) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its Subsidiaries at May 4, 1998 or incurred in the ordinary course of business consistent with past practice;

         (q) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or

         (r) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(r) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect as of the date when made.

         SECTION 4.2. OTHER POTENTIAL ACQUIRERS.

         (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries (including officers, directors, representatives and agents of the Company and its Subsidiaries) to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide information to any corporation, partnership, person or other entity or group except Acquisition concerning any merger, sale of assets, sale of or tender offer for its common stock or similar actions (any such transactions being referred to herein as "Acquisition Transactions") provided, however, that nothing herein shall prevent the Board of Directors of the Company from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer.

         (b) Notwithstanding the provisions of paragraph (a) above, the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction, furnish information to a financially capable corporation, partnership, person or other entity or group (a "Potential Acquirer") pursuant to appropriate confidentiality agreements and may participate in discussions and negotiate with such Potential Acquirer concerning any inquiry or proposal to acquire the Company in an Acquisition Transaction or negotiate with such Potential Acquirer if (i) the Company shall have given not less than two (2) business days' advance written notice to Acquisition of the Company's intention to do so and (ii) the Company Board is advised by one or more of its independent financial advisors that providing information to the Potential Acquirer is likely to lead to an Acquisition Transaction on terms that would yield a higher value to the Company's stockholders than the Merger and is in furtherance of the best interests of the Company's stockholders.

         (c) In the event the Company shall determine to provide any information or negotiate as described in paragraph (b) above, or shall receive any request, inquiry proposals or offer of the type referred to in paragraph (b) above, it shall (i) immediately provide Acquisition with a copy of all information being provided to the third party, (ii) promptly inform Acquisition that information is to be provided, that negotiations are to take place or that an offer has been received and (iii) if a request, inquiry, proposal or offer has been received, furnish to Acquisition a description of the material terms thereof and, unless the Company Board concluded that such disclosure is inconsistent with its fiduciary duties under applicable law, furnish to Acquisition the identity of the person receiving such information or the proponent of such offer, if applicable.

         (d) The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, unless the Company Board shall have determined in good faith, that failing to release such third party or waive such provisions would constitute a breach of the fiduciary duties of the Company Board under applicable law.

         SECTION 4.3. ACCESS TO INFORMATION.

         (a) Between the date hereof and the Effective Time, the Company will provide to Acquisition and its authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its Subsidiaries, will permit Acquisition to make such inspections as Acquisition may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Acquisition with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Acquisition may from time to time reasonably request.

         (b) Acquisition will hold and will cause its consultants and advisors to hold in confidence all documents and information concerning the Company and its Subsidiaries furnished to Acquisition in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and J.F. Lehman & Company dated March 1, 1998.

         SECTION 4.4. STOCKHOLDERS MEETING.

         (a) The Company shall, as promptly as practicable, take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene a meeting of holders of shares of Company Common Stock (the "Stockholders Meeting") to consider and vote upon the approval of this Agreement. The Company shall promptly prepare and file with the SEC a proxy statement for the solicitation of a vote of holders of shares of Company Common Stock approving the Merger (the "Proxy Statement"), which shall include the recommendation of the Company Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the written opinion of the Financial Advisor that the cash consideration to be received by the stockholders of the Company, other than those set forth on Exhibit A, pursuant to the Merger is fair to such stockholders from a financial point of view. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement to the stockholders of the Company. The Company shall also use its best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

         SECTION 4.5. ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each party agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (a) cooperation in the preparation and filing of the Proxy Statement, any filings that may be required under the HSR Act and any amendments thereto; (b) the taking of all action reasonably necessary, proper or advisable to secure any necessary consents under existing debt obligations of the Company and its Subsidiaries or to amend the notes, indentures or agreements relating thereto to the extent required by such notes, indentures or agreements or redeem or repurchase such debt obligations; (c) contesting any legal proceeding relating to the Merger and (d) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Acquisition agrees to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the shareholder vote with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

         SECTION 4.6. CONSENTS. Acquisition and the Company each will use all commercially reasonable efforts to obtain consents and/or waivers of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement.

         SECTION 4.7. PUBLIC ANNOUNCEMENTS. Acquisition and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq Stock Market, as determined by Acquisition or the Company, as the case may be.

         SECTION 4.8. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

         (a) Acquisition agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its Subsidiaries as provided in their respective charters or bylaws (or other similar governing instruments) or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the DGCL, such indemnification shall be mandatory rather than permissive and the Surviving Corporation shall advance expenses in connection with such indemnification (subject to the Surviving Corporation's receipt of an undertaking by the indemnified party to return such advanced expenses to the Surviving Corporation if it is determined by a final, non-appealable order of a court of competent jurisdiction that such indemnified party is not entitled to retain such advanced expenses).

         (b) Acquisition shall cause the Surviving Corporation to maintain in effect for not less than five (5) years from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in satisfying its obligation under this Section, the Surviving Corporation shall not be obligated to pay premiums in excess of 150% of the amount per annum incurred by the Company in the twelve months ended at the Effective Time with respect to such insurance, which amount has been disclosed to Acquisition.

         (c) In the event the Surviving Corporation or its successor (i) is consolidated with or merges into another person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other person in a single transaction or a series of related transactions, then in each such case Acquisition shall make or cause the successor or transferee of the Surviving Corporation agree to comply in all material respects with the terms of this Section 4.8.

         SECTION 4.9. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Acquisition and Acquisition shall give prompt notice to the Company concerning, (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect as if made at the Effective Time and (b) any material failure of the notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.9 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 4.10. SEC FILINGS. Each of Acquisition and the Company shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

         SECTION 4.11. NOTICE OF CERTAIN EVENTS. The Company shall promptly notify Acquisition, and Acquisition shall promptly notify the Company, of:

         (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

         (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

         (c) with respect only to the Company, any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.9 or which relate to the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 5

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         SECTION 5.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company;

         (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

         (c) any waiting period applicable to the Merger and the other transactions described in the recitals to this Agreement under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

         SECTION 5.2. CONDITIONS TO OBLIGATIONS OF ACQUISITION. The obligation of Acquisition to effect the Merger are also subject to the satisfaction or waiver by Acquisition prior to the Effective Time of the following conditions:

         (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date it being understood that representations and warranties shall be deemed to be true and correct unless the respects in which the representations and warranties (without giving effect to any "materiality" limitations or references to "material adverse effect" set forth therein) are untrue or incorrect in the aggregate is likely to have a Company Material Adverse Effect.

         (b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

         SECTION 5.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company prior to the Effective Time of the following conditions:

         (a) The representations and warranties of Acquisition set forth in this Agreement shall be true and correct in all materials respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date it being understood that representations and warranties shall be deemed to be true and correct unless the respects in which the representations and warranties (without giving effect to any "materiality" limitations or references to "material adverse effect" set forth therein) are untrue or incorrect in the aggregate is likely to have an Material Adverse Effect on Acquisition

         (b) Acquisition shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                                    ARTICLE 6

                         TERMINATION; AMENDMENT; WAIVER

         SECTION 6.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

         (a) by mutual written consent of Acquisition and the Company;

         (b) by Acquisition or the Company if (i) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or
(ii) the Merger has not been consummated by October 31, 1998 (unless otherwise extended by the parties); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

         (c) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Acquisition set forth in this Agreement, or any representation or warranty of Acquisition shall have become untrue, in either case if the respects in which the representations and warranties made by Acquisition are inaccurate would in the aggregate have an Acquisition Material Adverse Effect or materially adversely affect (or delay) the consummation of the Merger, (ii) there shall have been a breach on the part of Acquisition of any of their respective covenants or agreements hereunder having an Acquisition Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Merger, and Acquisition has not cured such breach prior to ten (10) days following notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder in a manner that proximately contributed to such breach by Acquisition, (iii) the Company Board by a majority vote shall have determined in its good faith judgment that it must do so in the exercise of its fiduciary duties under the DGCL, provided that such termination under this clause (iii) shall not be effective until payment of the fee required by Section 6.3(a) or
(iv) the Company shall have convened a meeting of its stockholders to vote upon the merger and shall have failed to obtain the requisite vote of the stockholders;

         (d) by Acquisition if (i) the Company Board withdraws or modifies in a manner materially adverse to Acquisition the approval or recommendation of the Merger or shall have recommended a Third Party Acquisition (as defined below),
(ii) a Third Party Acquisition occurs, (iii) there shall have been a breach of any representation or warranty on the part of Company set forth in this Agreement, or any representation or warranty of the Company shall have become untrue, in either case if the respects in which the representations and warranties made by the Company are inaccurate would in the aggregate have a Company Material Adverse Effect or materially adversely affect (or delay) the consummation of the Merger, (iv) there shall have been a breach on the part of the Company of its covenants or agreements hereunder having, individually or in the aggregate, a Company Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Merger, and, with respect to clauses

(iii) and (iv) above, the Company has not cured such breach prior to ten (10) days following notice by Acquisition thereof, provided that, with respect to clauses (iii) and (iv) above, Acquisition has not breached any of its respective obligations hereunder in a manner that proximately contributed to such breach by the Company or (v) Acquisition shall have discovered that any information supplied to it by the Company (excluding, for such purposes, any projections or forecasts or other forward looking information supplied by the Company), at the time provided to Acquisition, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and such misstatement or omission would have a Company Material Adverse Effect.

         SECTION 6.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement by either Acquisition or the Company as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party or its affiliates, directors, officers or stockholders except (a) with respect to Sections 4.3(b), 6.2, 6.3 and 6.4 and
(b) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         SECTION 6.3. FEES AND EXPENSES.

         (a) In the event that this Agreement shall be terminated pursuant to Sections 6.1(c)(iii) or 6.1(d) and, within twelve (12) months thereafter, or
Section 6.1(c)(iv) and, within six (6) months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, then Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Acquisition for such damages, the Company shall pay to Acquisition the amount of $6,000,000 as liquidated damages. It is specifically agreed that the amount to be paid pursuant to this Section 6.3(a) represents liquidated damages and not a penalty.

         "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than Acquisition or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 50% or more of the total assets of the Company and its Subsidiaries, taken as a whole; or (iii) the acquisition by a Third Party of shares of Company Common Stock resulting in such person holding at least 50% or more of the outstanding shares of Company Common Stock.

         (b) Upon the termination of this Agreement pursuant to Sections 6.1(d) or 6.1(c)(iv) (unless such termination is also covered by Section 6.3(a)), the Company shall reimburse Acquisition and its affiliates (not later than ten (10) Business Days after submission of statements therefor) for all documented out-of-pocket fees and expenses, not to exceed $750,000, reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, filing fees, printing and mailing costs, fees payable to investment bankers, counsel to any of the foregoing, and accountants). Acquisition has provided the Company with an estimate of the amount of such fees and expenses and, if Acquisition shall have submitted a request for reimbursement hereunder, will provide the Company in due course with invoices or other reasonable evidence of such expenses upon request. The Company shall in any event pay the amount requested (not to exceed $200,000), within ten (10) Business Days of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course. Nothing in this Section 6.3(b) shall relieve any party from any liability for breach of this Agreement.

         (c) Upon the termination of this Agreement pursuant to Sections 6.1(c)(i) or (ii) Acquisition shall reimburse the Company and its affiliates (not later than ten (10) Business Days after submission of statements therefor) for all documented out-of-pocket fees and expenses, not to exceed $750,000, reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, filing fees, printing and mailing costs, fees payable to investment bankers, counsel to any of the foregoing, and accountants). The Company has provided Acquisition with an estimate of the amount of such fees and expenses and, if the Company shall have submitted a request for reimbursement hereunder, will provide Acquisition in due course with invoices or other reasonable evidence of such expenses upon request. Acquisition shall in any event pay the amount requested (not to exceed $200,000) within ten
(10) Business Days of such request, subject to Acquisition's right to demand a return of any portion as to which invoices are not received in due course. Nothing in this Section 6.3(c) shall relieve any party from any liability for breach of this Agreement.

         (d) Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

         SECTION 6.4. LIMITATION ON DAMAGES In the event of a breach of this Agreement by any party hereto, the breaching party shall be liable, in accordance with the provisions of this Agreement, for the consequences of such breach (in addition to all documented out-of-pocket fees and expenses reimbursable under Sections 6.3(b) or (c)); provided that, no breaching party shall be liable for more than $15,000,000.

         SECTION 6.5. AMENDMENT. This Agreement may be amended by action taken by the Company and Acquisition at any time before or after approval of the Merger by the stockholders of the Company (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

         SECTION 6.6. EXTENSION; WAIVER. At any time prior to the Effective Time, each party may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                    ARTICLE 7

                                  MISCELLANEOUS

         SECTION 7.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement.

         SECTION 7.2. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any wholly owned subsidiary of Acquisition, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

         SECTION 7.3. VALIDITY. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

         SECTION 7.4. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

                 if to Acquisition:    SDI Acquisition Corp.
                                       c/o J.F. Lehman & Company
                                       450 Park Avenue
                                       New York, NY 10022
                                       Attention: Keith Oster

                 with a copy to:       Paul, Weiss, Rifkind, Wharton & Garrison
                                       1285 Avenue of the Americas
                                       New York, NY  10019
                                       Attention:  Neale M. Albert, Esq.



                 if to the Company to: Special Devices, Incorporated
                                       16830 West Placerita Canyon Road
                                       Newhall, CA  91321
                                       Attention:  The President
                 with a copy to:       Gibson, Dunn & Crutcher LLP
                                       333 S. Grand Avenue
                                       Los Angeles, CA  90071
                                       Attention:  Richard A. Strong, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

         SECTION 7.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

         SECTION 7.6. CONSTRUCTION; INTERPRETATION. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, Section, annex, party, preamble and recital references are to this Agreement unless otherwise stated. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning, and not strictly for or against any party.

         SECTION 7.7. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns, and except as provided in Section 7.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 7.8. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

         SECTION 7.9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                              SPECIAL DEVICES, INCORPORATED,
                              a Delaware corporation


                              By:_______________________________________
                              Name:_____________________________________
                              Title:____________________________________


                              SDI ACQUISITION CORP.,
                              a Delaware corporation


                              By:_______________________________________
                              Name:_____________________________________
                              Title:____________________________________

                                    EXHIBIT A



         Walter Neubauer            728,875 shares

         Thomas F. Treinen          66,250 shares

                    [DONALDSON, LUFKIN & JENRETTE LETTERHEAD]

                                                                      APPENDIX B




                                  June 19, 1998



Board of Directors
Special Devices, Incorporated
16830 West Placerita Canyon Road
Newhall, CA  91321

Dear Sirs:

       You have requested our opinion as to the fairness from a financial point of view to the stockholders other than the stockholders set forth in Exhibit A to the Agreement described herein (the "Public Stockholders") of Special Devices, Incorporated (the "Company") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of June 19, 1998 (the "Agreement"), between the Company and SDI Acquisition Corp. ("Acquisition Sub"), an affiliate of J.F. Lehman & Company ("J.F. Lehman"), pursuant to which Acquisition Sub will be merged (the "Merger") with and into the Company.

       Pursuant to the Agreement, each share of common stock of the Company, other than certain shares specified in the Agreement, will be converted into the right to receive a cash payment per share equal to $37.00.

       In arriving at our opinion, we have reviewed the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company, including information provided during discussions with the Company's management. Included in the information provided during discussions with the Company's management were certain financial projections of the Company for the period beginning November 1, 1997 and ending October 1, 2002 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

       In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that management's adjusted case projections have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

Board of Directors
Special Devices, Incorporated
Page 2                                                             June 19, 1998



       Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

       Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

       Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the Public Stockholders of the Company pursuant to the Agreement is fair to such stockholders from a financial point of view.

                              Very truly yours,

                              DONALDSON, LUFKIN & JENRETTE
                                    SECURITIES CORPORATION



                              By:  /s/ JEFFREY A. RAICH
                                   ----------------------------------
                                   Jeffrey A. Raich
                                   Senior Vice President

                                   APPENDIX C

                               GUARANTY AGREEMENT



         THIS GUARANTY AGREEMENT (this "Agreement") is made as of this 19th day of June, 1998 by and between J.F. Lehman Equity Investors I, L.P., a Delaware limited partnership (the "Guarantor"), and Special Devices, Incorporated, a Delaware corporation (the "Seller").

                              W I T N E S S E T H:

         WHEREAS, to induce the Seller to enter into an Agreement and Plan of Merger, dated as of June 19, 1998 (the "Merger Agreement") with SDI Acquisition Corp., a Delaware corporation ("Acquisition"); and

         WHEREAS, the Guarantor or affiliates of the Guarantor (i) have negotiated the Merger Agreement with the Seller and (ii) own an equity interest in Acquisition.

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Seller and the Guarantor hereby agree as follows:

         1. Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees for the benefit of the Seller the full payment by Acquisition of any final judgment or settlement obtained against Acquisition, or any waiver or other agreement admitting liability signed by Acquisition, in either case relating to the failure of Acquisition to fully and faithfully perform each and all of its respective obligations (direct or contingent) to be performed pursuant to the Merger Agreement or the breach of any of its representations and warranties contained in the Merger Agreement, subject to all of the conditions and limitations set forth therein. It is expressly understood and agreed by the Seller that: (i) the damages recoverable against the Guarantor under this Guaranty Agreement shall be limited by, and shall not exceed, the sum of $15,000,000 in the aggregate, (ii) this is guaranty of collection and not a guaranty of payment and performance, and (iii) this Guaranty Agreement shall terminate upon the closing of the Merger pursuant to the Merger Agreement. It is expressly understood and agreed by the Guarantor that the obligations of the Guarantor hereunder shall not be discharged or otherwise affected by any bankruptcy, reorganization, dissolution or similar proceeding commenced by or against Acquisition.

         2. Organization and Good Standing of the Guarantor. The Guarantor represents and warrants that (i) it is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) it is qualified to do business and is in good standing in all jurisdictions where it is required to be qualified except for such failures to be so qualified as have not had, and would not be reasonably expected to have, a material adverse effect on (a) the financial condition of the Guarantor or (b) the Guarantor's ability to perform its obligations hereunder.

         3. Authority, Approvals and Consents. The Guarantor represents and warrants that (i) it has the power and authority to enter into, execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement have been duly authorized and approved and no other actions or proceedings on the part of the Guarantor are necessary to authorize and approve this Agreement, (iii) this Agreement has been duly executed and delivered by the Guarantor and constitutes a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, and (iv) the execution, delivery and performance of this Agreement by the Guarantor do not and will not:

         (a) contravene or otherwise violate any provisions of the certificate of formation or agreement of limited partnership of the Guarantor;

         (b) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination in respect of, any contract, agreement, commitment, understanding or arrangement of any kind to which the Guarantor is a party except for such conflicts, breaches, defaults, modifications, cancellations or terminations as have not had, and would not be reasonably expected to have, a material adverse effect on (y) the financial condition of the Guarantor or (z) the Guarantor's ability to perform its obligations hereunder;

         (c) violate or conflict with any statutes, laws, ordinances, codes, rules, regulations, standards, judgments, decrees, writs, rulings, injunctions, orders, decisions and other legal requirements of any governmental authority applicable to the Guarantor, except for such violations or conflicts as have not had, or would not be reasonably expected to have, a material adverse effect on
(y) the financial condition of the Guarantor or (z) the Guarantor's ability to perform its obligations hereunder; or

         (d) require the approval of any governmental authority the absence of which would be reasonably expected to have a material adverse effect on (y) the financial condition of the Guarantor or (z) the Guarantor's ability to perform its obligations hereunder.

         4. Definitions. Any capitalized term in this Agreement that is not herein defined shall have the meaning given to such term in the Merger Agreement.

         5. Notices. All notices to be given pursuant to this Agreement to any party must be in writing and will be deemed to have been validly given:

         (a) if delivered by hand to an officer or agent of such party at its address given below;

         (b) if delivered by overnight commercial courier (such as Federal Express); or

         (c) if delivered by telecopier transmission, to such party at its address given below.

         The address of each party for the purposes of this Agreement is as follows:

         If to the Guarantor:

                  J.F. Lehman Equity Investors I, L.P.
                  450 Park Avenue
                  New York, NY 10022
                  Attention:  Keith Oster
                  Facsimile:  (212) 634-1155

         With a copy to (which shall constitute notice and is the address to be used for purpose of service of process):

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, NY 10019-6064
                  Attention:  Neale M. Albert, Esq.
                  Facsimile:  (212) 757-3990

         If to the Seller:

                  Special Devices, Incorporated
                  16830 West Placerita Canyon Road
                  Newhall, CA 91321
                  Attention:  The President
                  Facsimile:  (805) 254-4721

         With a copy to (which shall constitute notice and is the address to be used for purpose of service of process):

                  Gibson, Dunn & Crutcher LLP
                  333 South Grand Avenue
                  Los Angeles, CA 90071
                  Attention:  Richard A. Strong, Esq.
                  Facsimile:  (213) 229-7520

Each party shall by notice to the other change its address for notice whenever its existing address or facsimile number for notice changes.

         6. Assignment. This Agreement and all provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any right, interest, or obligation hereunder may be assigned by Guarantor without the prior written consent of the Seller.

         7. Integration; Amendment; Waiver.

         (a) This Guaranty represents the agreement of the Guarantor and the Seller with respect to the subject matter hereof and there are no promises or representations by the Guarantor or the Seller relative to the subject matter hereof not reflected herein.

         (b) None of the terms or provisions of this Guaranty may be waived, amended supplemented or otherwise modified except by a written instrument executed by the Guarantor and Seller, provided that any provision of this Guaranty may be waived by Seller in a letter or agreement executed by Seller or by telex or facsimile transmission from Seller.

         8. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and each of which will be deemed an original.

         9. Governing Law; Enforcement of Rights. This Agreement will be governed by the laws of the State of California (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

         10. Severability. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and the Guarantor and the Seller will use their commercially reasonable efforts to substitute one or more valid, legal and enforceable provisions which insofar as practicable implement the purposes and intent hereof. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect

         11. Third Party Beneficiaries. This Agreement is not intended to confer upon any other Person any rights or remedies hereunder.



         [The remainder of this page is intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Guaranty Agreement to be duly executed as of the day and year first above written.


                                   J.F. LEHMAN EQUITY INVESTORS I, L.P.



                                   By:
                                      ----------------------------------------
                                      Name:
                                      Title:



                                   SPECIAL DEVICES, INCORPORATED


                                   By:
                                      ----------------------------------------
                                      Name:
                                      Title:

                                   APPENDIX D
                             DELAWARE CODE ANNOTATED
                          SECTION 262. APPRAISAL RIGHTS
                              TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION
                                     8 DEL.

         SECTION 262.  APPRAISAL RIGHTS

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to section 251 (other than a merger effected pursuant to section 251(g) of this title), section 252, section 254, section 257, section 258, section 263 or section 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and
                  c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date or the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation

PROXY

                         SPECIAL DEVICES, INCORPORATED

              Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all previous proxies, hereby appoints THOMAS F. TREINEN, JOHN M. CUTHBERT and JOHN T. VINKE (the "Proxies"), or any of them acting individually, as the proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Special Meeting of Special Devices, Incorporated ("SDI") to be held at The Valencia Hilton Garden Inn, 27710 The Old Road, Valencia, California 91355, on Wednesday, September 23, 1998 at 10:00 a.m., local time and at any postponement or adjournment thereof.

Please date and sign your Proxy on the reverse side and return it promptly.


                 (Continued and to be signed on reverse side.)


-------------------------------------------------------------------------------

                           -- FOLD AND DETACH HERE --

                                                                                                                     Please mark
                                                                                                                      your votes [X]
                                                                                                                    as indicated
                                                                                                                  in this sample.

                                          FOR  AGAINST  ABSTAIN                                                FOR  AGAINST  ABSTAIN
1. To approve and adopt an Agreement                            2. In accordance with their best judgment, the
   and Plan of Merger, dated as of        [ ]    [ ]      [ ]      Proxies are authorized to transact and vote [ ]    [ ]      [ ]
   June 19, 1998 (the "Merger Agreement"),                         upon such other business as may properly
   by and between SDI and SDI Acquisition                          come before the Special Meeting and any
   Corp. ("Acquisition"), and the merger                           postponement or adjournment thereof.
   of Acquisition into SDI as provided
   for therein.                                                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
                                                                   UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR"
                                                                   THE APPROVAL OF THE MERGER AND THE MERGER AGREEMENT
                                                                   DESCRIBED HEREIN. THIS PROXY ALSO DELEGATES DISCRETIONARY
                                                                   AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY
                                                                   PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR
                                                                   POSTPONEMENT THEREOF.

                                                                   THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE
                                                                   OF SPECIAL MEETING AND PROXY STATEMENT.


Signature(s)_______________________________________________________________________________________________ Date_______________
NOTE: Please sign this proxy exactly as name(s) appear on your stock certificate. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by a duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two (2) or more persons, all such persons should sign.


------------------------------------------------------------------------------------------------------------------------------

                                                   -- FOLD AND DETACH HERE --

                                                                      APPENDIX C



                          SPECIAL DEVICES, INCORPORATED
                        16830 West Placerita Canyon Road
                            Newhall, California 91321
                                 (805) 259-0753

                                                              September 11, 1998



Dear Special Devices Stockholder:

         We previously sent you a Proxy Statement dated August 18, 1998 relating to a Special Meeting of Stockholders of Special Devices, Incorporated ("SDI") to be held at The Valencia Hilton Garden Inn, 27710 The Old Road, Valencia, California 91355, on Wednesday, September 23, 1998 at 10:00 a.m., local time. As described in the Proxy Statement, the Special Meeting was called to allow SDI stockholders to consider and vote upon the adoption of a Merger Agreement (the "Merger Agreement"), dated as of June 19, 1998, providing for the acquisition of SDI by SDI Acquisition Corp. ("Acquisition"), a newly-formed company organized by J.F. Lehman & Company, Inc. ("J.F. Lehman").

         As a result of developments since the time of the mailing of the Proxy Statement, we are providing you with the attached supplement to the Proxy Statement (the "Supplement"), which includes additional information for your consideration of the Merger Agreement.

         As discussed in greater detail in the Supplement, SDI'S BOARD OF DIRECTORS REAFFIRMS ITS VIEW THAT THE MERGER AGREEMENT IS FAIR TO AND IN THE BEST INTERESTS OF SDI AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT DATED AS OF JUNE 19, 1998.

         Your vote is important, and we urge you to give the Proxy Statement and this Supplement your immediate attention. You have already received a proxy card on which you can vote, and you may have already returned the card. HOWEVER, WE HAVE ENCLOSED A SECOND PROXY CARD (AND A RETURN ENVELOPE) FOR YOUR USE, IN CASE YOU HAVE MISPLACED THE PROXY PREVIOUSLY SENT OR YOU WISH TO CHANGE YOUR VOTE. IF YOU HAVE ALREADY VOTED YOUR PROXY AND YOU DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO RETURN THIS SECOND PROXY CARD.

         On behalf of the Board of Directors, we thank you for your support and urge you to vote FOR adoption of the Merger Agreement.

                                         Sincerely,

                                         Thomas F. Treinen
                                         Chairman of the Board of Directors

                                  SUPPLEMENT TO
                      PROXY STATEMENT DATED AUGUST 18, 1998

         This is a Supplement to the Proxy Statement dated August 18, 1998 (the "Proxy Statement"). This Supplement contains additional information for your consideration of the Merger Agreement. The capitalized terms used in this Supplement and not defined herein shall have the meanings ascribed them in the Proxy Statement.

Opinion of Financial Advisor to the Company

         As part of this decision to provide further information with respect to the Merger, the Board of Directors of SDI requested Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to provide an updated opinion as to the fairness from a financial point of view to stockholders other than the Continuing Stockholders of the consideration to be received by such stockholders pursuant to the terms of the Merger Agreement. On September 9, 1998, DLJ delivered its written opinion (the "DLJ Updated Opinion") to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the merger consideration to be received by stockholders other than Continuing Stockholders pursuant to the Merger Agreement is fair to such stockholders from a financial point of view.

         A COPY OF THE DLJ UPDATED OPINION IS ATTACHED HERETO AS APPENDIX A. STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION CAREFULLY IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, THE PROCEDURES FOLLOWED, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW MADE BY DLJ IN CONNECTION WITH SUCH UPDATED OPINION.

         The assumptions, limitations and qualifications contained in the DLJ Updated Opinion are substantially the same as those contained in the opinion dated June 19, 1998 (the "Original DLJ Opinion").

         In connection with the DLJ Updated Opinion, DLJ performed certain procedures to update certain analyses made in connection with the delivery of the Original DLJ Opinion and reviewed with the management of SDI the assumptions on which such analyses were based. The following is a summary of the results of such analyses made by DLJ in connection with the DLJ Updated Opinion.

         Historical Stock Price Performance. To provide comparative market data, DLJ examined SDI's historical common stock performance. DLJ's analysis consisted of a historical analysis of closing prices and trading volumes from SDI's initial public offering on August 9, 1991 through August 28, 1998. DLJ also examined trading volumes at specified prices of SDI's common stock for the twelve months ended September 1, 1998. Since SDI's initial public offering on August 9, 1991, SDI's common stock reached a high of $38.00 per share and a low of $5.25 per share. On September 1, 1998, the closing price of the Company's common stock was $34.25 per share. During the twelve months ended September 1, 1998, over 99% of the trading volume in SDI's common stock was at $37.00 or below.

         Premium Analysis. DLJ reviewed publicly available information to determine the premiums paid in (i) 64 selected transactions in the automotive industry completed between January 1, 1995 and August 31, 1998 (the "Selected Automotive Transactions") and (ii) 518 mergers and acquisitions transactions ranging in size from $200 million to $400 million completed between January 1, 1996 and August 31, 1998 (the "Selected M&A Transactions"). For the Selected Automotive Transactions, DLJ reviewed the percentage premium in each transaction represented by the offer prices over the trading prices one week and one month prior to the announcement date of each respective transaction. The mean percentage amount by which the offer prices exceeded the closing stock prices one week and one month prior to the announcement date for the Selected Automotive Transactions was approximately 38.0% and 48.4%, respectively. For the Selected M&A Transactions, DLJ reviewed the percentage premium in each transaction represented by the offer prices over the trading prices one day, one week and one month prior to the announcement date of each respective transaction. The mean percentage amount by which the offer prices exceeded the closing stock prices one day, one week and one month prior to the announcement date for the Selected M&A Transactions was approximately 27.0%, 32.9% and 40.5%, respectively. The percentage amount by which the Merger Consideration exceeded the closing stock price of SDI's common stock one day, one week and one month prior to January 21, 1998, the date of the press release announcing that the Company had engaged DLJ to explore strategic alternatives, was approximately 36.4%, 46.2% and 31.0%, respectively. The percentage amount by which the Merger Consideration exceeded the closing stock price of SDI's common stock one day, one week and one month prior to June 22, 1998, the date of the announcement of the Merger, was approximately 6.1%, 10.9% and 8.8%, respectively. The percentage by which the Merger Consideration exceeded the closing stock price of SDI's common stock one day, one week and one month prior to September 1, 1998 was 7.6%, 3.9% and 8.2%, respectively.

         Comparison of Selected Publicly Traded Comparable Companies. DLJ analyzed SDI's operating performance relative to the Airbag Comparable Companies. DLJ compared certain market trading statistics for SDI with the Airbag Comparable Companies, including total enterprise value (defined as market value of common equity plus book value of total debt less cash and cash equivalents) (based on reported closing prices for the Airbag Comparable Companies on September 1, 1998) as a multiple of latest twelve months ("LTM") revenues, LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and LTM earnings before interest and taxes ("EBIT"), and price to earnings ratios ("P/E") based on LTM earnings per share ("EPS") and book value of common equity per share. As of September 1, 1998, this analysis resulted in
(i) a range of 0.7x to 1.3x, and a median and mean (excluding high and low) of 1.0x total enterprise value to LTM revenues compared to 1.8x for SDI's common stock based on the Merger Consideration, (ii) a range of 5.5x to 9.4x, a median of 5.5x and a mean (excluding high and low) of 6.0 x total enterprise value to LTM EBITDA compared to 9.2x for SDI based on the Merger Consideration, (iii) a range of 7.5x to 94.9x, a median of 10.4x and a mean (excluding high and low) of 15.2x total enterprise value to LTM EBIT compared to 12.0x for SDI based on the Merger Consideration, (iv) a range of 8.6x to 19.6x and a median and mean (excluding high and low) of 14.1x P/E based on LTM EPS compared to 19.5x for SDI based on the Merger Consideration, and (v) a range of 1.0x to 17.8x, a median of 2.1x and a mean (excluding high and low) of 2.2x price to book value of common equity per share compared to 3.2x for SDI based on the Merger Consideration.

         Analysis of Selected Transactions in the Airbag OEM Supplier Sector. DLJ reviewed publicly available information for the Selected Automotive Transactions. DLJ reviewed the consideration paid in such transactions in terms of the total enterprise value as a multiple of LTM revenues, EBITDA and EBIT of the acquired entity prior to its acquisition as well as the equity value (defined as market value of common equity) as a multiple of LTM net income and book value of common equity of the acquired entity prior to its acquisition. The analysis resulted in (i) a range of 0.3x to 2.1x, a median of 0.8x and a mean (excluding high and low) of 0.9x total enterprise value to LTM revenue compared to 1.8x for SDI based on the Merger Consideration, (ii) a range of 4.6x to 14.4x, a median of 7.5x and a mean (excluding high and low) of 7.7x total enterprise value to LTM EBITDA compared to 9.2x for SDI based on the Merger Consideration, (iii) a range of 5.3x to 37.1x, a median of 11.5x and a mean (excluding high and low) of 11.4x total enterprise value to LTM EBIT compared to 12.0x for SDI based on the Merger Consideration, (iv) a range of 6.7x to 106.1x, a median of 17.6x and a mean (excluding high and low) of 20.6x equity value to LTM net income compared to 19.5x for SDI based on the Merger Consideration, and
(v) a range of (1.6)x to 11.8x, a median of 3.4x and a mean (excluding high and low) of 4.1x equity value to book value of common equity compared to 3.2x for SDI based on the Merger Consideration.

         Discounted Cash Flow Analysis. For purposes of this analysis, DLJ performed a discounted cash flow analysis for SDI on a stand-alone basis based on projections provided by management (the "Management Case"). In addition, DLJ performed a discounted cash flow analysis for SDI based on projections provided by management which were adjusted by management from the Management Case (the "Management Adjusted Case") to reflect the following assumptions: (A) overall unit prices decline 10% below the unit price forecast for each forecasted year in the Management Case; (B) lower overall gross margins by two percentage points in each forecasted year in the Management Case; and (C) higher overall selling, general and administrative expense by one percentage point in each forecasted year in the Management Case. In performing its analysis, DLJ calculated the estimated "Free Cash Flow" based on stand-alone projected unleveraged operating income adjusted for: (i) taxes; (ii) certain projected non-cash items (i.e., depreciation and amortization); (iii) projected changes in non-cash working capital; and (iv) projected capital expenditures. DLJ analyzed the Management Case and Management Adjusted Case projections and discounted the stream of Free Cash Flows from fiscal 1999 to fiscal 2002, provided in such projections, back to October 31, 1998 using discount rates ranging from 10.0% to 20.0%. DLJ based the discount rate assumptions on the Company's weighted average cost of capital, as adjusted to reflect potential adverse factors, including customer concentration, the single product nature of the Company's business and uncertainty concerning the future market for automotive airbags and airbag initiators. To estimate the residual values of SDI on a stand-alone basis at the end of the forecast period, DLJ applied terminal multiples of 6.0x to 8.0x projected fiscal 2002 EBITDA and discounted such value estimates back to October 31, 1998 using discount rates ranging from 10.0% to 20.0%. DLJ then aggregated the present values of the Free Cash Flows and the present values of the residual values to derive a range of implied enterprise values for SDI on a stand-alone basis. The range of implied enterprise values stand-alone were then adjusted for SDI's net debt to yield implied equity values of SDI on a stand-alone basis. The range of equity values were then divided by the number of fully diluted shares to determine a range of equity values per share for SDI on a stand-alone basis. The Management Case indicated a range of implied equity values of $31.42 to $54.27 per share. The Management Adjusted Case indicated a range of implied equity values of $25.24 to $43.68 per share.

         The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes, in summary form, the principal elements of the analysis made by DLJ in connection with the DLJ Updated Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

         The DLJ Updated Opinion was provided pursuant to the DLJ Engagement Letter described in the Proxy Statement.

Projections

         In connection with the solicitation of bids for the Company, SDI made available to interested parties access to certain financial projections prepared by SDI's management. These projections were prepared by SDI's management to assist in financial planning and analysis and not with a view to publication. Such projections were prepared based on historical information available at such time and estimates as to the future financial performance of SDI. The projections encompassed estimates of future revenues, expenses, taxes and income. The projections were not prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, nor have they been audited, compiled or otherwise examined by independent accountants or auditors.

         These projections were also delivered to DLJ as part of the information reviewed by DLJ in rendering its opinion as to the fairness from a financial point of view to stockholders other than the Continuing Stockholders of the consideration to be received by such stockholders pursuant to the Merger Agreement.

         Projections are based upon forecasts of future financial performance, and the projections as well as the assumptions on which they are based are inherently subject to substantial uncertainties. Consequently, projections are not indicative of actual future results, which may be significantly more or less favorable than suggested by the projections. The projections provided to potential bidders and to DLJ were based upon the assumed realization in full of all SDI's management's goals. SDI updated its projections following the end of its third fiscal quarter. This set of management projections projected fiscal year 1998 revenues of $173.5 million and fiscal year 1999 revenues of $195.8 million. In addition, this set of management projections projected fiscal year 1998 EBITDA of $35.7 million and fiscal year 1999 EBITDA of $43.3 million.

         In connection with its analysis of the terms of the Merger, SDI's management also prepared and provided to DLJ a management adjusted case set of projections based upon the assumed failure by SDI to achieve some of SDI's management's goals in full. This set of management adjusted projections projected fiscal year 1998 revenues of $173.5 million and fiscal year 1999 revenues of $180.0 million. In addition, this set of management adjusted projections projected fiscal year 1998 EBITDA of $33.9 million and fiscal year 1999 EBITDA of $35.3 million.

         Neither the original projections nor the management adjusted case projections were intended by management to be indicative of actual future results. They were prepared to assist in financial planning and analysis, and the management adjusted case projections show the impact of changing certain assumptions upon the original projections. The Board of Directors did not assume that either set of projections was indicative of actual future results but understood that the management adjusted case projections represented a more conservative set of assumptions that assumed that SDI's management was not able to achieve 100% of its goals in the future and reflected the best currently available estimates and judgments of management as to the future operating and financial performance of SDI.

Continuing Ownership in SDI by Certain Stockholders and Optionholders

         As disclosed in the Proxy Statement certain stockholders of SDI will continue to own an equity interest in the Surviving Corporation. On a fully diluted basis, after giving effect to the exercise of all stock options, Walter Neubauer will own approximately 24.0% and Thomas F. Treinen will own approximately 2.2%. In addition, John M. Cuthbert will have the right to acquire through options approximately 1.6% of the common stock of the Surviving Corporation on a fully diluted basis, and Jack B. Watson, Robert S. Ritchie, Thomas J. Treinen, John Vinke, Mary Lou Graham and Samuel Levin will each, through options, have the right to acquire less than 1% of the common stock of the Surviving Corporation on a fully diluted basis.

Third Quarter Financial Results

         Since the mailing of the Proxy Statement, the unaudited financial results of SDI for the third quarter of 1998 (three months ended August 2, 1998) have become available. A copy of SDI's Quarterly Report on Form 10-Q as filed with the SEC for the third quarter is attached hereto as Appendix B.

Transaction Structure

         Affiliates of JFLC have committed to contribute an aggregate of $79,000,000 in equity financing (the "Equity Contribution") towards the Merger financing referred to under "The Merger -- The Merger Agreement --Financing -- Acquisition Financing" in the Proxy Statement. JFLEI and JFLCP, Affiliates of JFLC, will provide $68,000,011 of the Equity Contribution. The remaining $10,999,989 of the Equity Contribution will be provided by Paribas Principal Inc. ("Paribas"), an Affiliate of JFLC that will be one of the limited partners of JFLCP, through a subscription by Paribas (the "Paribas Subscription") for 297,297 shares of Common Stock of SDI at the price of $37.00 per share. The closing of the Paribas Subscription will take place immediately after the Effective Time. Thereafter, the entire equity interest in SDI will be owned by Acquisition, the Continuing Stockholders and Paribas. The ultimate investments by each of the above-referenced Affiliates of JFLC may vary but is not expected to be less than $79,000,000 in the aggregate.

Financing

         SDI now expects that the debt portion of the acquisition financing, in the amount of approximately $210,000,000, will come from a combination of the sale of debt securities in a private placement, borrowings under a bank term loan and borrowings under the Revolving Credit Facility. The ultimate amount of debt financing may vary.

Stockholder Litigation

         As reported in the Proxy Statement, three purported stockholder class action lawsuits were filed in the Delaware Court of Chancery challenging the Merger. These lawsuits alleged, among other things, that the directors of SDI violated their fiduciary duties to the company by failing to obtain sufficient consideration for the Merger. On August 21, 1998, David Finkelstein, the plaintiff in one of these class action lawsuits, filed an amended complaint against the same defendants as the original complaint in which he charges the individual defendants with failing to disclose material information in the original Proxy Statement. These alleged omissions include, among other things, the failure to disclose third quarter financial statements, information concerning the projections made available to bidders and DLJ, and the interest of certain persons in the equity of the continuing entity. As with the initial lawsuits, the amended complaint also charges the defendants with breaching their fiduciary duties to the public stockholders of SDI by allegedly failing to obtain adequate consideration for the Merger.

         The plaintiffs and defendants have agreed to enter into a memorandum of understanding ("MOU") evidencing the parties' agreement on the material terms of a settlement of the litigation.

The MOU provides that SDI will (1) promptly supplement its Proxy Statement to include SDI's 1998 third quarter financials; (2) provide additional disclosures concerning the financial projections disclosed to J.F. Lehman and DLJ; (3) supplement its Proxy Statement to include additional disclosures concerning options and other compensation to be received by the members of SDI's Board of Directors as a result of the merger by specifying the percentage of equity interest that each director will have in the surviving entity; and (4) obtain an updated fairness opinion of the merger from DLJ. SDI has agreed to bear the cost of notice to the class members in connection with the settlement of the Action and the settlement hearing. This settlement is subject to approval by the Delaware Court of Chancery. SDI believes that this settlement is fair and reasonable and in the best interests of SDI and its stockholders.

                                                                      APPENDIX A


                   [DONALDSON, LUFKIN & JENRETTE LETTERHEAD]


                               September 9, 1998


Board of Directors
Special Devices, Incorporated
16830 West Placerita Canyon Road
Newhall, CA 91321

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to the stockholders other than the stockholders set forth in Exhibit A to the Agreement described herein (the "Public Stockholders") of Special Devices, Incorporated (the "Company") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of June 19, 1998 (the "Agreement"), between the Company and SDI Acquisition Corp. ("Acquisition Sub"), an affiliate of J.F. Lehman & Company ("J.F. Lehman"), pursuant to which Acquisition Sub will be merged (the "Merger") with and into the Company.

     Pursuant to the Agreement, each share of common stock of the Company, other than certain shares specified in the Agreement, will be converted into the right to receive a cash payment per share equal to $37.00.

     In arriving at our opinion, we have reviewed the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company, including information provided during discussions with the Company's management. Included in the information provided during discussions with the Company's management were certain financial projections of the Company for the period beginning November 1, 1997 and ending October 1, 2002 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that management's adjusted case projections have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

Board of Directors
Special Devices, Incorporated
Page 2                                                         September 9, 1998

      Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do no have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

      Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisition, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the Public Stockholders of the Company pursuant to the Agreement is fair to such stockholders from a financial point of view.

                                       Very truly yours,

                                       DONALDSON, LUFKIN & JENRETTE
                                         SECURITIES CORPORATION


                                       By: /s/ JEFFREY A. RAICH
                                          -------------------------------------
                                           Jeffrey A. Raich
                                           Senior Vice President

                                                                   APPENDIX B



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

            For the quarterly period ended:             AUGUST 2, 1998

                                       OR

[ ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
        SECURITIES EXCHANGE ACT OF 1934

            For the transition period from ___________ to ___________

Commission file number:    0-19330


                          SPECIAL DEVICES, INCORPORATED
             (Exact name of Registrant as specified in its charter)


          DELAWARE                                               95-3008754
------------------------------                               -------------------
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)


            16830 W. PLACERITA CANYON ROAD, NEWHALL, CALIFORNIA 91321
                    (Address of principal executive offices)


                                 (805) 259-0753
              (Registrant's telephone number, including area code)


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.  [X] YES   [ ] NO

At August 31, 1998, the total number of outstanding shares of registrant's common stock was 7,809,801.

PART I -  FINANCIAL INFORMATION

ITEM 1.  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                          SPECIAL DEVICES, INCORPORATED
                                 AND SUBSIDIARY

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                                                     October 31,        August 2,
                                                                                        1997              1998
                                                                                    -------------    --------------
                                                                                                       (Unaudited)
Current assets:
    Cash                                                                            $   2,415,335    $      150,548
    Marketable securities                                                               6,750,000              -
    Accounts receivable, net of allowance of
       $44,126 at October 31, 1997 and  $210,028 at
       August 2, 1998 for doubtful accounts                                            18,192,877        20,934,689
    Inventories                                                                        14,554,614        20,050,993
    Prepaid expenses                                                                      503,430         1,023,277
    Deferred income taxes                                                                 991,000         1,366,000
                                                                                    -------------    --------------

       Total current assets                                                            43,407,256        43,525,507
                                                                                    -------------    --------------



Property, plant and equipment, at cost:
    Land                                                                                1,611,331         1,611,331
    Buildings                                                                           7,963,637         7,981,594
    Machinery and equipment                                                            44,080,413        52,450,128
    Furniture and fixtures                                                              2,844,116         3,263,209
    Transportation equipment                                                            2,486,034         2,538,580
    Leasehold improvements                                                              3,314,332         3,830,482
    Construction in progress (includes land and facility costs of
       $9,440,000 at October 31, 1997 and $20,910,000 at August 2, 1998)               17,942,985        33,949,946
                                                                                    -------------    --------------
                                                                                       80,242,848       105,625,270
    Less accumulated depreciation                                                      23,974,540        30,014,109
                                                                                    -------------    --------------

                                                                                       56,268,308        75,611,161

Other assets                                                                              148,716           108,716
                                                                                    -------------    --------------

                                                                                    $  99,824,280    $  119,245,384
                                                                                    =============    ==============


     See accompanying notes to condensed consolidated financial statements.

                          SPECIAL DEVICES, INCORPORATED
                                 AND SUBSIDIARY

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                    October 31,       August 2,
                                                                       1997             1998
                                                                  -------------    --------------
                                                                                     (Unaudited)
Current liabilities:
    Current portion of long-term debt                             $     194,793    $      190,747
    Bank revolver                                                       750,000         1,531,000
    Trade accounts payable                                            6,175,501         8,983,324
    Accounts payable to related parties                               1,471,748           280,920
    Accrued payroll and benefits                                      1,929,420         1,904,086
    Accrued expenses                                                  1,491,360         3,883,978
    Income taxes                                                      1,257,872         3,476,871
                                                                  -------------    --------------

       Total current liabilities                                     13,270,694        20,250,926

Long-term debt, less current portion                                  2,056,766         1,918,646
Deferred income taxes                                                 3,140,000         3,415,000
                                                                  -------------    --------------

       Total liabilities                                             18,467,460        25,584,572
                                                                  -------------    --------------


Commitments and contingencies                                               -                -

Stockholders' equity:
    Preferred stock, $.01 par value.  Authorized
       2,000,000 shares; no shares issued or outstanding                    -                -
    Common stock, $.01 par value.  Authorized
       20,000,000 shares; issued and outstanding
        7,771,167 shares at October 31, 1997, and
        7,809,801 shares at August 2, 1998
                                                                         77,712            78,098
    Additional paid-in capital                                       50,887,737        51,362,516
    Retained earnings                                                30,391,371        42,220,198
                                                                  -------------    --------------

    Total stockholders' equity                                       81,356,820        93,660,812
                                                                  -------------    --------------


                                                                  $  99,824,280    $  119,245,384
                                                                  =============    ==============



     See accompanying notes to condensed consolidated financial statements.

                          SPECIAL DEVICES, INCORPORATED
                                 AND SUBSIDIARY

            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED



                                               Three months ended                  Nine months ended
                                        -------------------------------     -------------------------------
                                           August 3,         August 2,        August 3,         August 2,
                                            1997    *         1998              1997   *           1998
                                        -------------     -------------     -------------     -------------

Net sales                               $  36,970,324     $  43,399,898     $  97,299,664     $ 129,246,332
Cost of sales                              29,876,026        32,896,662        78,517,404       100,388,645
                                        -------------     -------------     -------------     -------------

    Gross profit                            7,094,298        10,503,236        18,782,260        28,857,687
                                        -------------     -------------     -------------     -------------

Operating expenses                          2,547,354         3,197,772         7,234,820         9,062,410
                                        -------------     -------------     -------------     -------------


       Earnings from operations             4,546,944         7,305,464        11,547,440        19,795,277
                                        -------------     -------------     -------------     -------------

Net interest income (expense):
    Interest (expense)                        (67,229)          (46,439)         (201,157)         (146,389)
    Interest income                            75,717             9,950           275,464           104,939
                                        -------------     -------------     -------------     -------------

       Net interest income (expense)            8,488           (36,489)           74,307           (41,450)
                                        -------------     -------------     -------------     -------------

Earnings before income taxes                4,555,432         7,268,975        11,621,747        19,753,827
Income taxes                                1,760,000         2,875,000         4,450,000         7,925,000
                                        -------------     -------------     -------------     -------------

       Net earnings                     $   2,795,432     $   4,393,975     $   7,171,747     $  11,828,827
                                        =============     =============     =============     =============



Basic net earnings per share            $         .36     $         .56     $         .94     $        1.52
                                        =============     =============     =============     =============

Weighted average shares outstanding         7,685,087         7,792,730         7,664,627         7,786,755
                                        =============     =============     =============     =============

Diluted net earnings per share          $         .36     $         .54     $         .93     $        1.46
                                        =============     =============     =============     =============

Weighted average shares outstanding         7,760,565         8,156,109         7,741,942         8,091,403
                                        =============     =============     =============     =============



* Certain amounts have been re-classified to conform with 1998 classifications.


     See accompanying notes to condensed consolidated financial statements.

                          SPECIAL DEVICES, INCORPORATED
                                 AND SUBSIDIARY

      CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY - UNAUDITED

                    FOR THE NINE MONTHS ENDED AUGUST 2, 1998



                                                               Additional                      Total
                                        Common Stock            paid-in        Retained      Stockholders'
                                    Shares         Amount       Capital        Earnings        Equity
                                 -----------    -----------    -----------    -----------    -----------
Balance at October 31, 1997        7,771,167    $    77,712    $50,887,737    $30,391,371    $81,356,820

Issuance of common stock on
    exercise of stock options         38,634            386        474,779             --        475,165

Net earnings (unaudited)                                 --             --     11,828,827     11,828,827
                                 -----------    -----------    -----------    -----------    -----------

Balance at August 2, 1998          7,809,801    $    78,098    $51,362,516    $42,220,198    $93,660,812
                                 ===========    ===========    ===========    ===========    ===========



     See accompanying notes to condensed consolidated financial statements.

                          SPECIAL DEVICES, INCORPORATED
                                 AND SUBSIDIARY

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

                                                                           Nine months ended
                                                                 -----------------------------------
                                                                   August 3,              August 2,
                                                                    1997                    1998
                                                                 ------------           ------------
Cash flows from operating activities:
    Net earnings                                                 $  7,171,747           $ 11,828,827
    Adjustments to reconcile net earnings to net
       cash provided by (used in) operating activities:
       Depreciation                                                 4,657,994              6,039,569
    Changes in assets and liabilities:
       (Increase) in accounts receivable                           (1,962,585)            (2,741,812)
       Decrease (increase) in inventories                             603,740             (5,496,379)
       (Increase) in prepaid expenses                                (305,606)              (519,847)
       (Increase) in deferred income taxes                           (100,000)              (100,000)
       Decrease in other assets                                        40,000                 40,000

       Increase in accounts payable,
          accounts payable to related parties and
          other accrued expenses                                      760,857              3,984,279
       (Decrease) increase in income taxes payable                   (100,000)             2,218,999
                                                                 ------------           ------------

    Net cash provided by operating activities                      10,766,147             15,253,636
                                                                 ------------           ------------

Cash flows from investing activities:
       (Purchases) of property, plant and equipment               (13,816,986)           (25,382,422)
       Sales of marketable securities                               4,500,000              6,750,000
                                                                 ------------           ------------

    Net cash (used in) investing activities                        (9,316,986)           (18,632,422)
                                                                 ------------           ------------

Cash flows from financing activities:
       Proceeds from issuance of common stock                         224,145                475,165
       Payments of long-term debt                                    (146,735)              (101,158)
       Net borrowings under revolving line of credit                       --                781,000
       Net (repayment) of notes payable to bank                    (2,164,886)               (41,008)
                                                                 ------------           ------------

    Net cash (used in) provided by financing activities            (2,087,476)             1,113,999
                                                                 ------------           ------------

    Net (decrease) in cash                                           (638,315)            (2,264,787)
    Cash at beginning of period                                     2,592,578              2,415,335
                                                                 ------------           ------------

    Cash at end of period                                        $  1,954,263           $    150,548
                                                                 ============           ============

Supplemental disclosure of cash flow information:
    Cash paid during the period for:
          Interest                                               $    211,572           $    146,760
          Income taxes                                              4,907,000              5,806,000
                                                                 ============           ============


     See accompanying notes to condensed consolidated financial statements.

                          SPECIAL DEVICES, INCORPORATED
                                 AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 AUGUST 2, 1998
                                   (UNAUDITED)



(1)   INTERIM FINANCIAL STATEMENTS

      The accompanying unaudited condensed consolidated financial statements of Special Devices, Incorporated, a Delaware corporation, include all adjustments (consisting of normal recurring entries) which management believes are necessary for a fair presentation of the financial position and results of operations for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is recommended that the accompanying financial statements be read in conjunction with the Company's audited financial statements and footnotes as of and for the year ended October 31, 1997. Operating results for the nine month period ended August 2, 1998 are not necessarily indicative of the operating results for the full fiscal year.


(2)   ACCOUNTS RECEIVABLE

      Accounts receivable from long-term contracts are as follows:

                                                                             October 31,           August 2,
                                                                                1997                 1998
                                                                           -------------         -------------

         U.S. Government                                                   $   1,295,349         $   1,838,604
         U.S. Government contractors                                           5,044,326             5,247,639
         Commercial customers                                                 11,897,328            14,058,474
                                                                           -------------         -------------

                                                                              18,237,003            21,144,717
         Less allowance for doubtful accounts                                     44,126               210,028
                                                                           -------------         -------------

             Total                                                         $  18,192,877         $  20,934,689
                                                                           =============         =============

                          SPECIAL DEVICES, INCORPORATED
                                 AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 AUGUST 2, 1998
                                   (UNAUDITED)



(3)   INVENTORIES

      Inventories and inventoried costs relating to long-term contracts are classified as follows:

                                                                             October 31,            August 2,
                                                                                1997                  1998
                                                                           -------------         -------------
         Raw materials and components                                      $   4,840,722         $   6,339,742
         Work in process                                                       6,234,248            11,513,154
         Finished goods                                                          920,809               329,211
         Inventoried costs relating to
             long term contracts, net of
             amounts attributed to revenues
             recognized to date                                                2,558,835             3,813,401
                                                                           -------------         -------------
                                                                              14,554,614            21,995,508
         Less progress payments related
             to long-term contracts                                                   --             1,944,515
                                                                           -------------         -------------

                                                                           $  14,554,614         $  20,050,993
                                                                           =============         =============

Inventoried costs relate to costs of goods currently in progress. There are no significant inventoried costs relating to the production costs of delivered units over the estimated average cost of all units expected to be produced.


(4)   LONG-TERM DEBT

      Long-term debt consists of the following:

                                           October 31,          August 2,
                                              1997                1998
                                           ----------          ----------
         Bank borrowings                   $  530,530          $  489,522
         Finance company note               1,713,641           1,619,871
         Other notes                            7,388                  --
                                           ----------          ----------

                                            2,251,559           2,109,393
             Less current portion             194,793             190,747
                                           ----------          ----------

                                           $2,056,766          $1,918,646
                                           ==========          ==========


      The Company has a Credit Agreement with a bank, which was renewed in April 1998, which expires May 1, 2000. Borrowings under the Credit Agreement bear interest at the bank's Reference Rate less 0.25%, or at the Company's option, at LIBOR plus 0.75%. The Credit Agreement contains two revolving credit facilities. The Company may borrow up to $10,000,000 under Facility No. 1, and may borrow up to $12,000,000 under Facility No. 2. Facility No. 1 may be used for commercial letters of credit not to exceed a total of $500,000 and for standby letters of credit not to exceed $6,000,000 in the aggregate, which reduce the amount available under the

                          SPECIAL DEVICES, INCORPORATED
                                 AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 AUGUST 2, 1998
                                   (Unaudited)


Facility when incurred. In addition, the Company has the option of converting outstanding borrowings, in increments of not less than $1,000,000, under Facility No. 2 to a 5-year term loan. Any amounts converted to term debt under Facility No. 2 will bear interest at a fixed rate equal to the bank's long-term interest rate in effect at the time of such conversion. At October 31, 1997, and August 2, 1998, $750,000 and $1,531,000, respectively, were outstanding under Facility No. 2, and no amounts were outstanding under Facility No. 1. In addition, at August 2, 1998, the Company had outstanding approximately $5,500,000 of performance bonds secured by standby letters of credit related to development of new facilities (see Footnote 8).

      The Company's wholly-owned subsidiary, Scot, Inc. has a term loan with a bank, secured by certain real property of Scot. The principal amount outstanding at October 31, 1997, was $530,500, and at August 2, 1998 was $489,500. The loan is being amortized with monthly payments of approximately $7,800, including interest at 1.9% over LIBOR (5.72% at August 2, 1998), adjusted monthly through August 2001, at which time the remaining balance is due.

      The finance company note is secured by related equipment. The note is being amortized over 12 years with interest at prime plus one-half percent through November 2006, when the note will be fully amortized. Monthly payments are approximately $23,100. The unpaid balance at October 31, 1997 was $1,713,600, and at August 2, 1998 was $1,619,900.

(5)   STOCK INCENTIVE PLAN

      The Company's amended and restated 1991 Stock Incentive Plan (the "Plan") is administered by a committee of the Board of Directors which determines the amount, type, terms and conditions of the awards made pursuant to the Plan. The Plan provides for issuance of restricted stock, grants of incentive and non-qualified stock options, stock appreciation rights and performance share awards. There are 560,000 shares of Common Stock reserved for issuance under the Plan.

      Pursuant to the Plan, no option may be granted that is exercisable in less than six months or more than ten years from the grant date. Certain events, including a change in control of the Company, may accelerate exercise dates, cause forfeiture of all shares of any restricted stock and terminate all conditions relating to the realization of any performance awards.

      No options were granted during the quarter ended August 2, 1998 and 10,000 options were exercised at prices ranging from $9.50 to $18.00 per share. At August 2, 1998, there were options outstanding to purchase 232,072 shares, which options were exercisable with respect to 117,605 shares.

      In December 1996, the Company's Stock Option Committee authorized stock option grants to certain employees via a special grant which is not part of the 1991 Stock Option Plan. Under terms of this authorization, options to purchase 130,000 shares were granted which vest ratably over 5 years from the grant date, and options to purchase 312,000 shares vest ratably over a period ranging from 5 to 8 years from the grant date. The grants for the latter options contain vesting acceleration clauses during the first 36 months of the option; the acceleration clauses are contingent upon the price of the Company's Common Stock attaining a certain level, and upon the Company attaining certain earnings levels. As of August 2, 1998, options to purchase 312,000 shares have vested under the acceleration clauses, and options to purchase 26,000 shares have vested due to the passage of time. The options were granted at the fair market value of the stock on the grant date, which was $17.00 per share.

                          SPECIAL DEVICES, INCORPORATED
                                 AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 AUGUST 2, 1998
                                   (Unaudited)



(6)   NET INCOME PER SHARE

      In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to fully diluted earnings per share. Earnings per share amounts for the prior period have been restated to conform to the Statement 128 requirements.

      Basic net earnings per share is computed by dividing net earnings by the weighted average number of common stock outstanding during the period. Diluted net earnings per share is computed by dividing net earnings by the weighted average number of common stock and dilutive stock equivalents outstanding during the period.


(7)   INCOME TAXES

      The provisions for income taxes consist of the following for each respective nine months ended:

                                           August 3,             August 2,
                                             1997                  1998
                                         -------------         -------------
         Current:
             Federal                     $   3,868,000         $   6,476,000
             State                             941,000             1,562,000
                                         -------------         -------------
                                         $   4,809,000         $   8,038,000
                                         =============         =============

         Deferred:
             Federal                     $    (309,000)        $    (126,000)
             State                             (50,000)               13,000
                                         -------------         -------------
                                         $    (359,000)        $    (113,000)
                                         =============         =============

         Total:
             Federal                     $   3,559,000         $   6,350,000
             State                             891,000             1,575,000
                                         -------------         -------------
                                         $   4,450,000         $   7,925,000
                                         =============         =============


                          SPECIAL DEVICES, INCORPORATED
                                 AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 AUGUST 2, 1998
                                   (Unaudited)

Temporary differences which give rise to deferred tax assets and liabilities are as follows:

                                                                             October 31,            August 2,
      Deferred tax liabilities:                                                 1997                  1998
      -------------------------                                            -------------         --------------
         Depreciation                                                      $  (3,140,000)        $  (3,415,000)
                                                                           =============         ==============

      Deferred tax assets:
      --------------------
         Allowance for doubtful accounts                                          22,000                80,000
         Inventory                                                               506,000               751,000
         Vacation accrual                                                        445,000               364,000
         State taxes                                                              18,000               171,000
                                                                           -------------         -------------

                                                                                 991,000             1,366,000
                                                                           -------------         -------------

         Net deferred tax liability                                        $  (2,149,000)        $  (2,049,000)
                                                                           =============         =============

      Management believes it is more likely than not that future operations will generate sufficient taxable income to realize deferred tax assets.

      The provisions for income taxes for the nine months ended 1997 and 1998 differ from the provisions that would have resulted by applying the Federal statutory rates during such periods to the income before income taxes. The reasons for these differences are as follows:

                                                                              August 3,             August 2,
                                                                                1997                  1998
                                                                           -------------         -------------
         Income taxes at Federal rate                                      $   3,837,000         $   6,162,000
         State income taxes                                                      959,000             1,629,000
         Other                                                                  (346,000)              134,000
                                                                           -------------         -------------

                                                                           $   4,450,000         $   7,925,000
                                                                           =============         =============

(8)   COMMITMENTS AND CONTINGENCIES

      The Company is a defendant in various pending claims and lawsuits. In the opinion of the Company's management, after consultation with counsel, disposition of such matters are not expected to have a material adverse effect upon the results of operations or the financial position of the Company.

      The Company had commitments at August 2, 1998 to acquire capital equipment, at cost aggregating approximately $3,800,000, primarily for production and other support equipment required for the increased operations of the Automotive Products Division. In addition, in order to improve manufacturing efficiencies and to provide facilities for growth, the Company purchased in October 1996, approximately 280 acres of land in the City of Moorpark, located in Ventura County, north of Los Angeles, where the Company is currently building new facilities. Total net cost of the project is estimated at approximately $27,000,000 of which $20,910,000 had been spent at August 2, 1998 and is included in construction in progress in the accompanying condensed consolidated balance sheet. The Company anticipates spending approximately an additional $7,000,000 in fiscal

                          SPECIAL DEVICES, INCORPORATED
                                 AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 AUGUST 2, 1998
                                   (Unaudited)



year 1998 and approximately $4,500,000 in fiscal year 1999 to complete this project. The Company plans to sell two commercial lots being developed as part of this project, the proceeds of which are expected to reduce the net project cost to approximately $27,000,000. The Company has committed to complete the building construction, the total cost of which is estimated to be approximately $18,000,000.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

COMPARISON OF THE THREE MONTHS ENDED AUGUST 2, 1998 TO THE THREE MONTHS ENDED AUGUST 3, 1997

Net Sales

      Net sales for the Automotive Products Division were $33,153,000 for the quarter ended August 2, 1998, compared to net sales of $30,640,000 for the same period last year. The increase of $2,513,000, or 8.2%, was due to a 31% increase in units shipped during the current year quarter compared to the number of units shipped for the same period last year. The increase in units shipped resulted primarily from increased shipments to Autoliv ASP, Incorporated ("Autoliv") (formerly Morton International) under terms of a supplier agreement signed in November 1995. The initiators sold to Autoliv are generally sold at lower average unit selling prices than those sold to other customers, due to simplicity of design, resulting in net sales increasing at a slower rate than the increase in units sold. Net sales to TRW, Inc. ("TRW") as a percent of Automotive Products Division net sales were 46.4% for the current year third quarter compared to 60.9% for the same period last year, and were 35.4% of total Company net sales in the third quarter compared to 50.4% of total Company net sales for the same period last year. Net sales to Autoliv were 36.3% of Automotive Products Division net sales and were 27.7% of total Company net sales for the current year third quarter, compared to 27.8% and 23.0%, respectively, for the comparable periods last year.

      Net sales for the Aerospace Division were $10,247,000 for the current year third quarter, compared to net sales of $6,330,000 for the same period last year. The increase of $3,917,000, or 61.9%, was due primarily to a contract for production of a proprietary bomb ejector, which began in the current year, and also due to increased demand for products used in commercial satellite launch vehicles.

Cost of Sales

      Cost of sales was $27,068,000 for the Automotive Products Division for the quarter ended August 2, 1998, compared to cost of sales of $25,388,000 for the same period last year. The increase of $1,680,000, or 6.6%, was due to costs associated with increased net sales noted above. Gross profit as a percent of sales was 18.4% in the current period, compared to 17.1% for the same period last year. The improvement in gross profit as a percent of sales was due to reductions in scrap, improvements in automated machine yields, and other manufacturing efficiencies achieved in the current period.

      Cost of sales was $5,828,000 for the Aerospace Division for the quarter ended August 2, 1998, compared to cost of sales of $4,488,000 for the same period last year. The increase of $1,340,000, or 29.9%, was due to costs associated with increased net sales noted above. Gross profit as a percent of sales was 43.1% in the current year period compared to a gross profit as a percent of sales of 29.1% for the same period last year. The increase in gross profit as a percent of sales in the current period was due to the mix of products shipped (certain products such as spare parts realize higher gross margins than some production products) compared to last year, and due to the absorption of relatively stable overhead expenses over greater net sales in the current period.

Operating Expenses

      Operating expenses for each division (Automotive Products and Aerospace) are comprised of two components. First, each division is charged those operating expenses incurred directly by that division. Second, each division is allocated administrative operating expenses incurred by the Company (which are not directly attributable to a particular division) on an equitable basis to fairly reflect the benefit received by each division.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

      Operating expenses for the Automotive Products Division were $1,550,000 for the quarter ended August 2, 1998, compared to operating expenses of $1,458,000 for the same period last year. Operating expenses were comparable as net sales did not exceed the threshold that would necessitate significant additional operating expenses be incurred.

      Operating expenses were $1,648,000 for the Aerospace Division for the quarter ended August 2, 1998, compared to operating expenses of $1,089,000 for the same period last year. The increase of $559,000, or 51.3%, was the result of an increase in operating expenses incurred by the Corporate Division which were allocated to the Aerospace Division in the current year period, and due to increases in incentive bonus accruals in the current period. The increase in Corporate Division expenses was primarily other professional services costs.

Net Interest Income (Expense)

      Net interest income (expense) consists of interest expense on borrowings and interest income on short-term investments. Interest expense was $46,400 for the quarter ended August 2, 1998, compared to interest expense of $67,200 for the same period last year. The decrease of $20,800 occurred due to reduction of long-term debt through scheduled monthly principal payments. Interest income was $10,000 for the quarter ended August 2, 1998, compared to interest income of $75,700 for the same period last year. The reduction in interest income was due to lower average amounts invested in interest bearing securities during the current year third quarter.

COMPARISON OF THE NINE MONTHS ENDED AUGUST 2, 1998 TO THE NINE MONTHS ENDED AUGUST 3, 1997

Net Sales

      Net sales for the Automotive Products Division were $104,995,000 for the nine months ended August 2, 1998, compared to net sales of $79,079,000 for the same period last year. The increase of $25,916,000, or 32.8%, was due to a 58% increase in units shipped during the first nine months of 1998 compared to the number of units shipped for the same period last year. The increase in units shipped resulted primarily from increased shipments to Autoliv under terms of a supplier agreement signed in November 1995. The initiators sold to Autoliv are generally sold at lower average unit selling prices than those sold to other customers, due to simplicity of design, resulting in net sales increasing at a slower rate than the increase in units sold. Net sales to TRW as a percent of Automotive Products Division net sales were 48.9% for the nine months ended August 2, 1998, compared to 64.0% for the same period last year, and were 39.7% of total Company net sales in the current year compared to 52.0% of total Company net sales for the same period last year. Net sales to Autoliv as a percent of Automotive Products Division net sales were 32.2% for the nine months ended August 2, 1998, compared to 23.9% for the same period last year, and were 26.1% of total Company net sales in the current period compared to 19.4% for the same period last year.

      Net sales for the Aerospace Division were $24,251,000 for the nine months ended August 2, 1998, compared to net sales of $18,220,000 for the same period last year. The increase of $6,031,000, or 33.1%, was due primarily to a contract for production of a proprietary bomb ejector, which began in the current year, and also due to increased demand for products used in commercial satellite launch vehicles.

Cost of Sales

     Cost of sales was $85,189,000 for the Automotive Products Division for the nine months ended August 2, 1998, compared to cost of sales of $65,787,000 for the same period last year, an increase of $19,402,000, or 29.5%. The increase was due to costs associated with increased net sales noted above. Gross profit as a percent of net sales was 18.9% for the current year period, compared to gross profit as a percent of net sales of 16.8% for the same period last year. The improvement in gross profit as a percent of sales was due to reductions in scrap, improvements in automated machine yields, and other manufacturing efficiencies achieved in the current period.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

      Cost of sales for the Aerospace Division was $15,200,000 for the nine months ended August 2, 1998, compared to cost of sales of $12,730,000 for the same period last year. The increase of $2,470,000, or 19.4%, was due to costs associated with increased net sales during the first nine months of 1998. Gross profit as a percent of net sales was 37.3% for the nine months ended August 2, 1998, compared to gross profit as a percent of sales of 30.1% for the same period last year. The increase in gross profit as a percent of net sales in the current period was due to the mix of products shipped compared to last year, and due to the absorption of relatively stable overhead expenses over greater net sales in the current period.

Operating Expenses

      Operating expenses for each division (Automotive Products and Aerospace) are comprised of two components. First, each division is charged those operating expenses incurred directly by that division. Second, each division is allocated administrative operating expenses incurred by the Company (which are not attributable to a particular division) on an equitable basis to fairly reflect the benefit received by each division.

      Operating expenses for the Automotive Products Division were $5,012,000 for the nine months ended August 2, 1998, compared to operating expenses of $3,778,000 for the same period last year. The increase of $1,234,000, or 32.7%, was due primarily to labor related cost increases incurred by the Automotive Products Division, and, to a lesser extent, to increases in Corporate expenses which were allocated to the Automotive Products Division. The increase in Corporate expenses was primarily other professional services costs.

      Operating expenses for the Aerospace Division were $4,051,000 for the nine months ended August 2, 1998, compared to operating expenses of $3,456,000 for the same period last year. The increase of $595,000, or 17.2%, was the result primarily of an increase in incentive bonus accruals in the current period.

Net Interest Income (Expense)

      Net interest income (expense) consists of interest expense on borrowings and interest income earned on short-term investments. Interest income was $104,900 for the nine months ended August 2, 1998, compared to interest income of $275,000 for the same period last year. The decrease in interest income during the first nine months of the current year was due to lower average amounts invested in interest bearing securities during the year compared to the same period last year. Interest expense was $146,400 for the nine months ended August 2, 1998, compared to interest expense of $201,000 for the same period last year. The decrease in the current year was due to lower average debt balances resulting from scheduled monthly principal payments.

Liquidity and Capital Resources

      The Company's primary sources of capital since its initial public offering in 1991 have been cash from operations and bank borrowings and, in fiscal year 1995, an additional public offering of its Common Stock. In December 1996, the Company signed a credit agreement (the "Credit Agreement") with a bank which was renewed in April 1998. The Credit Agreement expires May 1, 2000. Any borrowings under the Credit Agreement bear interest at the bank's Reference Rate (8.5% at August 2, 1998) less 0.25%, or at the Company's option, at LIBOR (6.42% at August 2, 1998) plus 0.75%. The Credit Agreement contains two revolving credit facilities. The Company may borrow up to $10,000,000 under Facility No. 1, and may borrow up to $12,000,000 under Facility No. 2. Borrowings under both facilities may be used for general and other corporate purposes. Facility No. 1 may be used for commercial letters of credit not to exceed a total of $500,000 and for stand by letters of credit not to exceed $6,000,000 in the aggregate, which reduce the amount available under the Facility when incurred. In addition, the Company has the option of converting outstanding borrowings in increments of

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

not less than $1,000,000, under Facility No. 2, to a 5-year term loan. Any amounts converted to term debt under Facility No. 2 will bear interest at a fixed rate equal to the bank's long-term interest rate in effect at the time of such conversion.

      Substantially all of the Company's assets are pledged as collateral under the Credit Agreement. In addition, the Credit Agreement contains covenants that include requirements to meet certain financial tests and ratios (including minimum current ratio, debt service ratio, minimum tangible net worth, maximum debt ratio and maintenance of profitable annual operations) and restrictions and limitations on the sale of assets, new borrowings, mergers and purchases of the Company's stock. The Company was in compliance with these provisions as of August 2, 1998. As of August 2, 1998, $1,531,000 was outstanding under Facility No. 2, and no amounts were outstanding under Facility No. 1.

      The Company's wholly owned subsidiary, Scot, Inc. has a term loan with a bank, which was renewed in August 1996, secured by certain real property of Scot. The principal balance outstanding under the renewed loan at August 2, 1998, was $489,500. The loan is being amortized with monthly payments of approximately $7,800, including interest, adjusted monthly, at 1.9% over LIBOR (5.72% at August 2, 1998). Any unpaid principal is due on August 1, 2001.

      In November 1994, the Company purchased a new airplane from United Beechcraft, Inc. for $2,210,000. The Company made an initial payment of $110,500 for the plane and delivered a promissory note with Beech Acceptance Corporation, Inc. to finance the remaining balance of $2,099,500 over a 12-year period with interest at prime plus one-half percent. The unpaid balance of this note at August 2, 1998 was $1,619,900. The plane is being used primarily to transport Company officials between its Newhall, California and Mesa, Arizona facilities. In addition, the Company leases the airplane for use by third parties when not in use by the Company in order to defray a portion of the costs.

      During the nine months ended August 2, 1998, the Company generated cash from operations of $15,254,000. Capital expenditures, primarily for payments related to automated manufacturing equipment and production facilities, amounted to $25,382,000. Payments of contractual debt aggregated $142,000. These net cash outflows were funded by cash flow from operations and the use of existing cash on hand. At August 2, 1998, the Company had cash on hand of $150,500 and additional borrowing capacity under its Credit Agreement of $14,969,000.

      At August 2, 1998, the Company had working capital of $23,275,000 compared to working capital of $30,137,000 at October 31, 1997. The decrease of $6,862,000 was due to a decrease in cash and marketable securities of $9,015,000, an increase of $781,000 in borrowing under the Credit Agreement, an increase in accounts payable of $1,617,000, an increase in accrued expenses of $2,367,000, and an increase in income taxes payable of $2,219,000, partially offset by an increase in accounts receivable of $2,742,000, an increase in inventories of $5,496,000, an increase in prepaid expenses of $520,000, and an increase in deferred income taxes of $100,000. The decrease in cash and marketable securities, and the increase in bank borrowing, occurred primarily to make progress payments on new production equipment for lines currently being built for the Company and to pay for construction costs for the Company's new facility at Moorpark, California (the "Moorpark facility") (see below). The increase in accounts receivable was the result of increased net sales during the nine months ended August 2, 1998. The increase in inventories occurred to support higher net sales levels this year, especially in the Aerospace Division. The increase in accounts payable was the result of increased inventory levels. The increase in accrued expenses was due to increased levels of operations this year and the increase in income taxes payable was the result of increases in earnings before income taxes.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

      In order to improve manufacturing efficiencies and to provide facilities for growth, the Company purchased in October 1996, approximately 280 acres of land in the City of Moorpark, located in Ventura County, north of Los Angeles, where the Company is currently building the Moorpark facility. Total net cost of the project is estimated at approximately $27,000,000, of which $20,910,000 had been spent at August 2, 1998 and is included in construction in progress in the accompanying condensed consolidated balance sheet. The Company anticipates spending approximately an additional $7,000,000 in fiscal year 1998 and approximately $4,500,000 in fiscal year 1999 to complete this project. The Company plans to sell two commercial lots being developed as part of this project, and the expected proceeds of approximately $5,400,000 from these sales will be used to reduce the net project cost to approximately $27,000,000. The Company has committed to complete the building construction, the total cost of which is estimated to be approximately $18,000,000. The Company believes it has available adequate cash flow from operations and borrowing capacity to adequately finance this project. The Company believes additional term financing is available for this project to the extent required, however there can be no assurance that such financing will be available when required.

      The Company anticipates that working capital requirements will increase in fiscal 1998 as compared to fiscal 1997 to support the investment in inventories and accounts receivable related to the anticipated increased demand for initiators manufactured by the Company. The Company believes that it can meet its expected working capital requirements for the foreseeable future from cash provided from operations and borrowings under its Credit Agreement. The Company had commitments to acquire capital equipment at August 2, 1998 aggregating approximately $3,800,000 related primarily to additional production and other support equipment required for the increased operations of the Automotive Products Division.

      The statements above regarding the land purchase by the Company in Moorpark, completion of the construction of the Moorpark facility, the amounts and timing of expenditures, and the proposed sale of two commercial lots, are forward-looking statements as defined in Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). Actual results and the timing of those results may vary depending on various factors including, for example, the ability of the Company to obtain permits and approvals that do not contain conditions or restrictions that are unduly restrictive or otherwise unacceptable to the Company; the Company's not encountering any unforeseen conditions relating to the property that make completion of the construction more expensive, difficult or time intensive than is currently expected; the ability of the contractors and subcontractors retained by the Company to complete the work on the schedule and for the costs described above; the ability to sell two commercial lots at the expected sales price; and other factors which may develop during the course of this project. In addition, the Company's relocation of its operations to the Moorpark facility may also cause unforeseen and foreseen production disruptions.

      The statements above regarding the anticipated increased demand for initiators, the anticipated increase in working capital requirements and the Company's expectations regarding its ability to meet such requirements are forward-looking statements as defined in Section 27A of the Securities Act and
Section 21E of the Exchange Act. Actual results may vary depending on various factors including, for example, the development and acceptance of technologies different from those employed by the Company for the initiation of airbag systems; competition from new or existing companies for the Company's existing or future customers; a slow-down in the world-wide rate of airbag implementation; the inability of the Company to negotiate an extension of its existing Credit Agreement or a replacement facility; the competitive environment in the automotive and aerospace industries in general; reliance on major customers, such as TRW and Autoliv; the number of new automobiles sold (particularly in North America); continued acceptance of airbags as the principal secondary restraint system incorporated in automobiles; voluntary incorporation of side and rear airbags and other safety devices by automobile manufacturers; market acceptance of new products developed by the Company; the Company's ability to continue increasing the automation of its manufacturing process in a timely and efficient manner; changes in prevailing interest rates and the availability of favorable terms of financing to fund the anticipated growth of the Company's business; inflation; labor disturbances; anticipated expenditures exceeding amounts currently budgeted by the Company; and the occurrence of unanticipated expenses.

PART II - OTHER INFORMATION

Items 1 through 4 are omitted as they are not applicable.

Item 5.    Other Information
           As described in Item 6. (b) below, the Company entered into an Agreement and Plan of Merger with SDI Acquisition Corp., an affiliate of J.F. Lehman & Company on June 19, 1998. A shareholders meeting is scheduled on September 23, 1998 to vote regarding the proposed merger.

Item 6.    Exhibits and Reports on Form 8-K

      (a)  Exhibits

           11.1     Statement RE:  Computation of Per Share Earnings

      (b)  Reports on Form 8-K
           Form 8-K was filed on July 10, 1998. Disclosure was made that the Registrant entered into an Agreement and Plan of Merger with SDI Acquisition Corp. ("Acquisition"), an affiliate of J.F. Lehman & Company (the "Merger Agreement") and a Guaranty Agreement with J.F. Lehman Equity Investors I, L.P. ("JFLEI") whereby Acquisition will acquire all of the Registrant's outstanding common stock at $37.00 per share, excluding certain shares held by certain members of management and affiliates of the Registrant, and JFLEI will guarantee certain aspects of the transaction.


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         SPECIAL DEVICES, INCORPORATED


DATED:  September 9, 1998                /s/   THOMAS F. TREINEN
       --------------------              ---------------------------------------
                                         Chairman of the Board and
                                         President


DATED:  September 9, 1998                /s/   JOHN T. VINKE
       --------------------              ---------------------------------------
                                         Vice President Finance and
                                         Chief Financial Officer

PROXY

                         SPECIAL DEVICES, INCORPORATED

              Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all previous proxies, hereby appoints THOMAS F. TREINEN, JOHN M. CUTHBERT and JOHN T. VINKE (the "Proxies"), or any of them acting individually, as the proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Special Meeting of Special Devices, Incorporated ("SDI") to be held at The Valencia Hilton Garden Inn, 27710 The Old Road, Valencia, California 91355, on Wednesday, September 23, 1998 at 10:00 a.m., local time and at any postponement or adjournment thereof.

Please date and sign your Proxy on the reverse side and return it promptly.


                 (Continued and to be signed on reverse side.)


-------------------------------------------------------------------------------

                           -- FOLD AND DETACH HERE --

                                                                                                                     Please mark
                                                                                                                      your votes [X]
                                                                                                                    as indicated
                                                                                                                  in this sample.

                                          FOR  AGAINST  ABSTAIN                                                FOR  AGAINST  ABSTAIN
1. To approve and adopt an Agreement                            2. In accordance with their best judgment, the
   and Plan of Merger, dated as of        [ ]    [ ]      [ ]      Proxies are authorized to transact and vote [ ]    [ ]      [ ]
   June 19, 1998 (the "Merger Agreement"),                         upon such other business as may properly
   by and between SDI and SDI Acquisition                          come before the Special Meeting and any
   Corp. ("Acquisition"), and the merger                           postponement or adjournment thereof.
   of Acquisition into SDI as provided
   for therein.                                                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
                                                                   UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR"
                                                                   THE APPROVAL OF THE MERGER AND THE MERGER AGREEMENT
                                                                   DESCRIBED HEREIN. THIS PROXY ALSO DELEGATES DISCRETIONARY
                                                                   AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY
                                                                   PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR
                                                                   POSTPONEMENT THEREOF.

                                                                   THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE
                                                                   OF SPECIAL MEETING AND PROXY STATEMENT.


Signature(s)_______________________________________________________________________________________________ Date_______________
NOTE: Please sign this proxy exactly as name(s) appear on your stock certificate. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by a duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two (2) or more persons, all such persons should sign.


------------------------------------------------------------------------------------------------------------------------------

                                                   -- FOLD AND DETACH HERE --

                                                                     APPENDIX D


                   [DONALDSON, LUFKIN & JENRETTE LETTERHEAD]



                                October 27, 1998



Board of Directors
Special Devices, Incorporated
16830 West Placerita Canyon Road
Newhall, CA  91321

Dear Sirs:

       You have requested our opinion as to the fairness from a financial point of view to the stockholders other than the stockholders set forth in Exhibit A to the Agreement described herein (the "Public Stockholders") of Special Devices, Incorporated (the "Company") of the consideration to be received by such stockholders pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of June 19, 1998 and amended by Amendment No. 1 thereto dated as of October 27, 1998 (the "Agreement"), between the Company and SDI Acquisition Corp. ("Acquisition Sub"), an affiliate of J.F. Lehman & Company ("J.F. Lehman"), pursuant to which Acquisition Sub will be merged (the "Merger") with and into the Company.

       Pursuant to the Agreement, each share of common stock of the Company, other than certain shares specified in the Agreement, will be converted into the right to receive a cash payment per share equal to $34.00.

       In arriving at our opinion, we have reviewed the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company, including information provided during discussions with the Company's management. Included in the information provided during discussions with the Company's management were certain revised financial projections of the Company for the period beginning November 1, 1997 and ending October 1, 2002 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

       In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the revised financial projections supplied to us, we have assumed that management's revised adjusted case projections have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of any

Board of Directors
Special Devices, Incorporated
Page 2                                                         October 27, 1998



assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

       Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

       Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

       Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the Public Stockholders of the Company pursuant to the Agreement is fair to such stockholders from a financial point of view.

                                               Very truly yours,

                                               DONALDSON, LUFKIN & JENRETTE
                                                  SECURITIES CORPORATION



                                               By:  /s/ JEFFREY A. RAICH
                                                  -----------------------------
                                                    Jeffrey A. Raich
                                                    Senior Vice President

                                                                      APPENDIX E


                                                                  EXECUTION COPY


   SPECIAL DEVICES, INCORPORATED                       J.F. LEHMAN & CO.
 16830 West Placerita Canyon Road                       450 Park Avenue
     Newhall, California 91321                     New York, New York 10022

                              SDI ACQUISITION CORP.
                                 450 Park Avenue
                            New York, New York 10022


                                                                October 19, 1998

To:                                        To:
Mr. Walter Neubauer                        Mr. Thomas F. Treinen
c/o Ordnance Products, Inc.                c/o Special Devices, Incorporated
21200 S. Figueroa Street                   16830 West Placerita Canyon Road
Carson, California 90745                   Newhall, California 91321


                       Rollover of shares of common stock,
                 par value $0.01 per share (the "Common Stock"),
                    of Special Devices, Incorporated ("SDI")

Dear Messrs. Neubauer and Treinen:

               As you know, SDI has proposed to consummate a recapitalization (the "Recapitalization") through a merger with SDI Acquisition Corp., as contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of August 17, 1998 (the "Merger Agreement"). After the consummation of the Recapitalization and the transactions contemplated by this letter, affiliates of J.F. Lehman & Co. ("Lehman") will hold an aggregate of 2,176,470 shares of common stock of the Surviving Corporation (as defined in the Merger Agreement), par value $0.01 per share ("Survivor Common Stock"), Mr. Neubauer will hold an aggregate of 1,096,522 shares of Survivor Common Stock, and Mr. Treinen will hold an aggregate of 433,897 shares of Survivor Common Stock.

               Upon consummation of the Recapitalization:

               1. Each of you agrees that 367,647 shares of Common Stock held by Mr. Neubauer and 367,647 shares of Common Stock held by Mr. Treinen shall be "rolled over" and shall become 367,647 shares and 367,647 shares, respectively (collectively, the

"Additional Rollover Shares"), of Survivor Common Stock in the same manner as the shares of Common Stock described in Section 1.8(d) of the Merger Agreement are rolled over.

               2. Each of you shall execute a proxy (each, a "JFL Proxy") with respect to all Additional Rollover Shares held by each in favor of J.F. Lehman & Co. ("Lehman") or another party designated by Lehman. Each JFL Proxy shall be irrevocable except as provided in Annex 1 hereto, and you shall together cause reputable counsel to provide to Lehman an opinion in form and substance acceptable to Lehman and its counsel as to the validity and enforceability of the JFL Proxies.

               3. Each of you shall into an agreement or agreements relating to the Additional Rollover Shares having terms substantially as set forth in Annex 1 hereto under the captions "Voting Rights," "Restrictions on Transfer," "Call Right of Lehman," "Put Right" and "Other Provisions."

               Should the Recapitalization not be consummated, all of the shares of Common Stock held by each of you shall remain outstanding according to their original terms, and this letter shall have no effect.

               Each of you agrees to use your respective commercially reasonable efforts to cause the Merger Agreement to be amended to take account of the transactions contemplated by this letter. Each of you also agrees to take all further actions as may be reasonably required or desirable to carry out the provisions hereof, the transactions described in Annex 1 hereto and the transactions and other actions contemplated hereby, including, without limitation, voting each of your respective shares of Common Stock in favor of such transactions.

               Each of your obligations under this letter shall be conditioned upon your reasonable satisfaction that you are indemnified (by SDI, by insurance or otherwise) against any claims, actions, proceedings, expenses, damages or losses arising prior to the closing of the Recapitalization resulting from the acquisition by you of the Additional Rollover Shares.

               This letter shall be governed by and construed in accordance with, the laws of the State of New York applicable to agreements made in and to be performed entirely within, such State.

               This letter may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.


                                            Sincerely,

                                            SPECIAL DEVICES, INCORPORATED


                                            By: /s/ Thomas F. Treinen
                                                --------------------------------
                                                Name:  Thomas F. Treinen
                                                Title: President and CEO

                                            J.F. LEHMAN & CO.


                                            By: /s/ Donald Glickman
                                                --------------------------------
                                                Name:  Donald Glickman
                                                Title: Partner


                                            SDI ACQUISITION CORP.


                                            By: /s/ Donald Glickman
                                                --------------------------------
                                                Name:  Donald Glickman
                                                Title: Vice President


Agreed to and accepted
as of the date first written
above:


/s/ Walter Neubauer
--------------------------------
Mr. Walter Neubauer


/s/ Thomas F. Treinen
--------------------------------
Mr. Thomas F. Treinen

PROXY

                          SPECIAL DEVICES, INCORPORATED

               Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all previous proxies, hereby appoints Thomas F. Treinen, John M. Cuthbert and John T. Vinke (the "Proxies"), or any of them acting individually, as the proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Special Meeting of Special Devices, Incorporated ("SDI") to be held at SDI's offices located at 16830 West Placerita Canyon Road, Newhall, California 91321, on December 10, 1998 at 10:00 a.m., local time and at any postponement or adjournment thereof.


Please date and sign your Proxy on the reverse side and return it promptly.


                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)


--------------------------------------------------------------------------------

                           -- FOLD AND DETACH HERE --

1. To approve and adopt an amendment to the Agreement and Plan of Merger, dated as of June 19, 1998 and amended and restated as of August 17, 1998 (the "August Merger Agreement"), by and between SDI and SDI Acquisition Corp. ("Acquisition"), pursuant to Amendment No. 1 ("Amendment No. 1), dated as of October 27, 1998 (the August Merger Agreement, as amended by Amendment No. 1, the "Amended Merger Agreement"), and the merger of Acquisition into SDI as provided for in the Amended Merger Agreement.

[ ] For                      [ ] Against                         [ ] Abstain

2. In accordance with their best judgment, the Proxies are authorized to transact and vote upon such other business as may properly come before the Special Meeting and any postponement or adjournment thereof.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE APPROVAL OF AMENDMENT NO. 1 AND THE MERGER DESCRIBED ON THE REVERSE SIDE HEREOF. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT.



Signature(s)                                               Date:
            ----------------------------------------------      ----------------

NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK IS ISSUED IN THE NAME OF TWO (2) OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN.


--------------------------------------------------------------------------------
                           -- FOLD AND DETACH HERE --